As filed with the Securities and Exchange Commission on September 14, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORITANI FINANCIAL CORP.

(Exact Name of Registrant as Specified in Its Charter)

United States	6712	22-3617996
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

370 Pascack Road

The Township of Washington, New Jersey 07676

(201) 664-5400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kevin J. Lynch

370 Pascack Road

The Township of Washington, New Jersey 07676

(201) 664-5400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John J. Gorman, Esq.

Marc P. Levy, Esq.

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W., Suite 400

Washington, D.C. 20015

(202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $0.01 par value per share	12,971,861 shares	(1)	$10.00	$129,718,610	(2)	$13,880
Participation Interests	462,582 interests					(3)

(1)	Includes shares to be issued to the Oritani Charitable Foundation, a private foundation.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	The securities of Oritani Financial Corp. to be purchased by the Oritani Savings Bank 401(k) Plan are included in the amount shown for common stock. However, pursuant to Rule 457(h) of the Securities Act of 1933, as amended, no separate fee is required for the participation interests. Pursuant to such rule, the amount being registered has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Oritani Financial Corp.

Holding Company for Oritani Savings Bank

Up to 10,574,906 Shares of Common Stock

Oritani Financial Corp., a federally chartered corporation, is offering for sale 10,574,906 shares of its common stock on a best efforts basis. The shares being offered represent 30.0% of the shares of common stock of Oritani Financial Corp. that will be outstanding following the stock offering. We also intend to contribute up to 704,973 shares of common stock, or 2.0% of the shares of Oritani Financial Corp. that will be outstanding following the offering, and $1.0 million in cash, to a charitable foundation established by Oritani Savings Bank, a New Jersey-chartered savings bank. After the stock offering, 68.0% of Oritani Financial Corp.’s outstanding common stock will be owned by Oritani Financial Corp., MHC, our federally chartered mutual holding company parent. Oritani Financial Corp. is the holding company for Oritani Savings Bank. We have applied to have our common stock listed for trading on the Nasdaq Global Market under the symbol “ORIT.” There is currently no public market for the shares of our common stock.

We must sell a minimum of 7,816,235 shares in order to complete the stock offering, and we will terminate the stock offering if we do not sell the minimum number of shares. We may sell up to 12,161,142 shares because of regulatory considerations or changes in market or economic conditions without resoliciting subscribers. The stock offering is scheduled to expire at 12:00 noon, New Jersey time, on [offering date]. We may extend the termination date without notice to you, until [extension date], unless the Office of Thrift Supervision approves a later date, which may not be beyond [final date].

Depositors of Oritani Savings Bank with aggregate account balances of $50 or more as of the close of business on April 30, 2005 will have priority rights to subscribe for our shares of common stock. The minimum purchase is 25 shares of common stock. Generally, the maximum purchase that an individual may make through a single deposit account is 30,000 shares, and no person by himself, or with an associate or group of persons acting in concert, may purchase more than 50,000 shares. For further information concerning the limitations on purchases of shares of common stock, see “The Stock Offering—Limitations on Purchase of Shares.” Once submitted, orders are irrevocable unless the stock offering is terminated or extended beyond [extension date]. If the stock offering is extended beyond [extension date], subscribers will have the right to modify or rescind their purchase orders. Funds received prior to completion of the stock offering will be held by Oritani Saving Bank. All subscriptions received will bear interest at Oritani Savings Bank’s passbook savings rate, which is currently 0.995% per annum. If the stock offering is terminated, subscribers will have their funds returned promptly, with interest.

Sandler O’Neill & Partners, L.P. will use its best efforts to assist us in selling our shares of common stock, but is not obligated to purchase any of the shares of common stock that are being offered for sale. Subscribers will not pay any commissions to purchase shares of common stock in the stock offering. Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in the shares of common stock, but is under no obligation to do so.

This investment involves risk, including the possible loss of principal.

Please read the “ Risk Factors” beginning on page 21.

STOCK OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	7,816,235	9,195,570	10,574,906	12,161,142
Estimated stock offering expenses excluding underwriting commissions and expenses	$719,000	$719,000	$719,000	$719,000
Underwriting commissions and expenses (1)	$643,000	$763,000	$883,000	$1,021,000
Net proceeds	$76,800,350	$90,473,700	$104,147,060	$119,871,420
Net proceeds per share	$9.83	$9.84	$9.85	$9.86

_____________

(1)	See “The Stock Offering—Plan of Distribution and Marketing Arrangements” for a discussion of Sandler O’Neill & Partners, L.P.’s compensation for this stock offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

None of the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the New Jersey Department of Banking and Insurance nor any state securities regulator has approved or disapproved these securities or has determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Sandler O’Neill + Partners, L.P.

The date of this prospectus is                     , 2006

[MAP OF ORITANI SAVINGS BANK BRANCH NETWORK APPEARS HERE]

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SUMMARY

The following summary explains selected information regarding the offering of shares of common stock by Oritani Financial Corp. and the business of Oritani Financial Corp. and Oritani Savings Bank. However, no summary can contain all the information that may be important to you. For additional information, you should read this prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements of Oritani Financial Corp.

Our Organization

In March 1998, Oritani Savings Bank reorganized into the two-tier mutual holding company structure. As part of the reorganization, Oritani Savings Bank formed Oritani Financial Corp. and Oritani Financial Corp., MHC, a federally chartered mid-tier stock holding company and a federally chartered mutual holding company, respectively. Oritani Savings Bank became a New Jersey-chartered capital stock savings bank, and a wholly owned subsidiary of Oritani Financial Corp., and Oritani Financial Corp. became the wholly owned subsidiary of Oritani Financial Corp., MHC. The directors of Oritani Savings Bank are also the directors of Oritani Financial Corp. and Oritani Financial Corp., MHC.

This chart shows our current ownership structure, which is commonly referred to as the two-tier mutual holding company structure:

The Companies

Oritani Financial Corp., MHC

Oritani Financial Corp., MHC is a federally chartered mutual holding company and currently owns 100% of the outstanding shares of common stock of Oritani Financial Corp. Oritani Financial Corp., MHC has not engaged in any significant business activity other than owning the common stock of Oritani Financial Corp., and does not intend to expand its business activities after the stock offering. After the completion of the stock offering, Oritani Financial Corp., MHC is expected to own 68.0% of the outstanding shares of common stock of Oritani Financial Corp. So long as Oritani Financial Corp., MHC exists, it is required to own a majority of the voting stock of Oritani Financial Corp. The executive office of Oritani Financial Corp., MHC, is located at 370 Pascack Road, in the Township of Washington, New Jersey 07676, and its telephone number is (201) 664-5400. Oritani Financial Corp., MHC is subject to comprehensive regulation and examination by the Office of Thrift Supervision.

Oritani Financial Corp.

Oritani Financial Corp. is the federally chartered mid-tier stock holding company of Oritani Savings Bank. Oritani Financial Corp. owns 100% of the common stock of Oritani Savings Bank. Since being formed in 1998, Oritani Financial Corp. has engaged primarily in the business of holding the common stock of Oritani Savings Bank as well as two limited liability companies that own a variety of real estate investments. Oritani Financial Corp.’s executive office is located at 370 Pascack Road, in the Township of Washington, New Jersey 07676, and its telephone number is (201) 664-5400. Oritani Financial Corp. is subject to comprehensive regulation and examination by the Office of Thrift Supervision. At June 30, 2006, Oritani Financial Corp. had consolidated assets of $1.03 billion, consolidated deposits of $688.6 million and consolidated stockholder’s equity of $150.1 million. Its net income for the fiscal year ended June 30, 2006 was $8.5 million.

Oritani Savings Bank

Oritani Savings Bank is a New Jersey-chartered savings bank headquartered in the Township of Washington, New Jersey. Oritani Savings Bank was originally founded in 1911, as a New Jersey building and loan association. Over the years, Oritani Savings Bank has expanded through internal growth as well as through a series of business combinations. In 1997, Oritani Savings Bank converted to a mutual savings bank, and in March 1998, reorganized into the two-tier mutual holding company structure. Oritani Savings Bank conducts business from its main office located at 370 Pascack Road, in the Township of Washington, New Jersey 07676, and its 18 branch offices located in the New Jersey Counties of Bergen, Hudson and Passaic. The telephone number at its main office is (201) 664-5400.

Oritani Savings Bank’s principal business activity consists of attracting retail and commercial bank deposits and investing those deposits in the origination of multi-family and commercial real estate loans and mortgage loans secured by one- to four-family residential real estate. Oritani Savings Bank also offers second mortgage and equity loans. To a lesser extent, Oritani Savings Bank also invests in mortgage-backed securities, U.S. Government and federal agency obligations, collateralized debt obligations and other investment securities. Oritani Savings Bank offers a variety of deposit accounts, including NOW accounts, money market deposit accounts, savings accounts and time deposits. Deposits are Oritani Savings Bank’s primary source of funds for its lending and investing activities. Oritani Savings Bank has also used borrowed funds as a source of funds, principally from the Federal Home Loan Bank of New York. Oritani Savings Bank emphasizes exceptional personal service for its customers. Oritani Savings Bank is subject to comprehensive regulation and examination by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation.

Both Oritani Financial Corp. and Oritani Saving Bank have investments in real estate and investments in joint ventures and each has loans outstanding with certain of these joint ventures, which are more fully described in this prospectus.

Business Strategy

Our business strategy is to grow and improve profitability by:

-	continuing to focus on multi-family and commercial real estate lending;

-	increasing the origination of second mortgage loans, thereby improving our interest rate risk profile;

-	supporting the expansion of our branch network through de novo branching; and

-	increasing core deposits.

A full description of our products and services begins on page 70 of this prospectus. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a discussion of our business strategy.

The Stock Offering

Federal regulations require that Oritani Financial Corp., MHC own a majority of our outstanding shares of common stock so long as Oritani Financial Corp., MHC exists. Accordingly, the shares that we are permitted to sell in the stock offering must represent a minority of our outstanding shares of common stock. Based on these restrictions, our Board of Directors has decided to sell 30.0% of our outstanding shares of common stock in the stock offering. In addition, we intend to contribute cash of $1.0 million, and shares of common stock equal to 2.0% of our to-be outstanding shares of common stock following the stock offering, to a charitable foundation that we will establish. The remaining 68.0% of our outstanding shares of common stock will be held by Oritani Financial Corp., MHC.

The following chart shows our structure following the stock offering:

Oritani Financial Corp., MHC has no plans, understandings or agreements, whether written or oral, to sell or otherwise dispose of its 68.0% of the shares of common stock of Oritani Financial Corp. However, Oritani Financial Corp., MHC may convert to stock form in the future by offering its interest in Oritani Financial Corp. for sale to depositors and others in a subscription offering. Oritani Financial Corp., MHC, however, has no plans to convert to stock form.

Reasons for the Stock Offering

The primary reasons for our decision to conduct the stock offering are to:

•	support the development of our multi-family and commercial real estate loan portfolios;

•	support the expansion of our branch network;

•	increase our capital base and our regulatory lending limit and allow us to grow and enhance our profitability; and

•	offer our depositors, employees, management and directors an equity ownership interest in Oritani Financial Corp. and thereby obtain an economic interest in its future success.

The stock offering also will allow us to establish stock benefit plans for management and employees, which will help us to attract and retain qualified personnel.

Terms of the Stock Offering

We are offering between 7,816,235 and 10,574,906 shares of common stock of Oritani Financial Corp. to qualified depositors, tax-qualified employee plans and, to the extent shares remain available, to the public. The maximum number of shares that we sell in the stock offering may increase by up to 15%, to 12,161,142 shares, as a result of regulatory considerations, strong demand for the shares of common stock in the stock offering, or positive changes in financial markets in general and with respect to financial institution stocks in particular. Unless the estimated pro forma market value of Oritani Financial Corp. decreases below $260,533,500 or increases above $405,359,480, you will not have the opportunity to change or cancel your stock order. The offering price of the shares of common stock is $10.00 per share. Sandler O’Neill & Partners, L.P., our marketing advisor in connection with the stock offering, will use its best efforts to assist us in selling our shares of common stock, but Sandler O’Neill & Partners, L.P. is not obligated to purchase any shares in the stock offering.

We also intend to contribute cash in the amount of $1.0 million and issue shares of common stock equal to 2.0% of the shares to be outstanding following the stock offering, to a charitable foundation we will establish.

Persons Who May Order Stock in the Stock Offering

We are offering the shares of common stock of Oritani Financial Corp. in a “subscription offering” in the following descending order of priority:

(1)	Depositors who had accounts at Oritani Savings Bank with aggregate balances of at least $50 as of the close of business on April 30, 2005;

(2)	The tax-qualified employee benefit plans of Oritani Savings Bank (including our employee stock ownership plan);

(3)	Depositors who had accounts at Oritani Savings Bank with aggregate balances of at least $50 as of the close of business on ; and

(4)	Depositors who had accounts at Oritani Savings Bank with aggregate balances of at least $50 as of the close of business on .

If any shares of our common stock remain unsold in the subscription offering, we will offer such shares for sale in a community offering. Natural persons residing in the New Jersey Counties of Bergen, Passaic and Hudson, will have a purchase preference in any community offering. Shares also may be offered to the general public. The community offering, if any, may commence concurrently with, during or promptly after, the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering. The syndicated community offering, if necessary, would be managed by Sandler O’Neill & Partners, L.P. We have the right to accept or reject, in our sole discretion, any orders received in the community offering or the syndicated community offering.

To ensure a proper allocation of stock, each eligible depositor must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at April 30, 2005,              or                     , as applicable. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation. We will strive to identify your ownership in all accounts, but we cannot guarantee that we will identify all accounts in which you have an ownership interest. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

How We Determined the Offering Range

The offering range is based on an independent appraisal of our pro forma market value prepared by FinPro, Inc., a firm experienced in appraisals of financial institutions. FinPro, Inc. is of the opinion that as of August 30, 2006, the estimated pro forma market value of the shares of common stock of Oritani Financial Corp. on a fully-converted basis was between $260.5 million and $352.5 million, with a midpoint of $306.5 million. The term “fully converted” assumes that 100% of our common stock had been sold to the public, as opposed to the 30.0% that will be sold in the stock offering.

In preparing its appraisal, FinPro, Inc. considered the information contained in this prospectus, including Oritani Financial Corp.’s consolidated financial statements. FinPro, Inc. also considered the following factors, among others:

•	our present and projected operating results and financial condition, and the economic and demographic conditions in our existing market areas;

•	historical, financial and other information relating to Oritani Financial Corp. and Oritani Savings Bank;

•	a comparative evaluation of our operating and financial statistics with those of other similarly situated publicly traded thrifts and mutual holding companies;

•	the impact of the stock offering on our consolidated net worth and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

FinPro, Inc. also considered that we intend to contribute cash and issue shares of common stock to a charitable foundation that we will establish. The intended contribution of cash and shares of common stock to the charitable foundation has the effect of reducing our estimated pro forma valuation. See “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.”

In reviewing the appraisal prepared by FinPro, Inc., the Board of Directors considered the methodologies and the appropriateness of the assumptions used by FinPro, Inc. in addition to the factors listed above, and the Board of Directors believes that these assumptions were reasonable.

In determining that 30.0% of the shares of Oritani Financial Corp. common stock should be offered for sale in the stock offering and 68.0% should be held by Oritani Financial Corp., MHC, the Board of Directors considered the existing capital level of Oritani Savings Bank and its ability to effectively deploy the stock offering proceeds. Based on the estimated valuation range and the purchase price, the number of shares of Oritani Financial Corp. common stock that will be outstanding upon completion of the stock offering will range from 26,053,350 shares to 35,248,650 shares (subject to adjustment to 40,535,948 shares) and the number of shares of Oritani Financial Corp. common stock that will be sold in the stock offering will range from 7,816,235 shares to 10,574,906 shares (subject to adjustment to 12,161,142 shares), with a midpoint of 9,195,570 shares. The number of shares that Oritani Financial Corp., MHC will own after the stock offering will range from 17,716,048 shares to 23,968,771 shares (subject to adjustment to 27,564,087 shares). The number of shares of common stock that Oritani Charitable Foundation, a charitable foundation established by Oritani Savings Bank, will own after the stock offering will range from 521,067 shares to 704,973 shares (subject to adjustment to 810,719 shares). The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, or if necessitated by subsequent developments in the financial condition of Oritani Savings Bank or market conditions generally, or to fill the order of the employee stock ownership plan.

The appraisal will be updated before we complete the stock offering. If the estimated pro forma market value of the shares of common stock of Oritani Financial Corp. at that time is either below $260,533,500 or above $405,359,480, then Oritani Financial Corp., after consulting with the Office of Thrift Supervision, may:

•	terminate the stock issuance plan and return all funds promptly;

•	establish a new offering range and commence a resolicitation of subscribers or hold a new stock offering; or

•	take such other actions as may be permitted by the Office of Thrift Supervision.

Under such circumstances, we will notify you, and you will have the opportunity to change or cancel your order. In any event, the stock offering must be completed by no later than [final date].

Two measures investors use to analyze the value of a financial institution’s stock are the ratio of the offering price to the pro forma book value and the ratio of the offering price to the issuer’s pro forma net income. FinPro, Inc. considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity, and represents the difference between the issuer’s assets and liabilities. The following table presents the ratio of the offering price to Oritani Financial Corp.’s pro forma book value and earnings per share (on a non-fully converted basis) for the period indicated. See “Pro Forma Data” for a description of the assumptions used in making these calculations.

	At and For the Fiscal Year Ended June 30, 2006
	7,816,235 Shares Sold at $10.00 Per Share	9,195,570 Shares Sold at $10.00 Per Share	10,574,906 Shares Sold at $10.00 Per Share	12,161,142 Shares Sold at $10.00 Per Share
Pro forma price-to-book value ratio	122.40%	136.80%	149.70%	163.13%
Pro forma price-to-earnings ratio	29.41x	34.48x	40.00x	45.45x

The following table compares our pricing ratios to the pricing ratios of our peer group companies on a non-fully converted basis, each at or for the twelve months ended June 30, 2006. Compared to the median pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range, indicated a discount of 8.43% on a price-to-core earnings basis and a discount of 18.44% on a price-to-tangible book basis.

	Non-Fully Converted Pro Forma Price-to-Core Earnings Multiple	Non-Fully Converted Pro Forma Price-to-Tangible Book Value Ratio
Oritani Financial Corp.
Maximum	37.04x	149.70%
Minimum	27.03x	122.40%

	Non-Fully Converted Actual Price-to-Core Earnings Multiple	Non-Fully Converted Actual Price-to-Tangible Book Value Ratio
Valuation of peer group companies as of August 30, 2006
Averages	54.34x	206.28%
Medians	40.45x	183.55%

The following table presents a summary of selected pricing ratios for the peer group companies and for us, each at or for the twelve months ended June 30, 2006, with the ratios adjusted to the hypothetical case of being fully converted. Compared to the average fully converted pricing ratios of the peer group, our pro forma fully converted pricing ratios at the maximum of the offering range indicated a discount of 15.29% on a price-to-earnings basis and a discount of 20.99% on a price-to-book basis.

	Fully Converted Equivalent Pro Forma Price-to-Core Earnings Multiple	Fully Converted Equivalent Pro Forma Price-to-Tangible Book Value Ratio
Oritani Financial Corp.
Maximum	23.81x	78.13%
Minimum	19.23x	69.98%

Valuation of peer group companies as of August 30, 2006
Averages	32.40x	100.70%
Medians	28.11x	98.88%

As shown in the above tables, our pro forma price-to-earnings multiple is at a discount to that of the peer group companies dependent, in part, on whether our stock offering is assumed to be consummated at the minimum or maximum of the offering range.

The pro forma fully-converted calculations for the peer group companies include the following assumptions:

•	3.92% of our total outstanding shares, including shares issued to the charitable foundation and to Oritani Financial Corp., MHC, would be purchased by an employee stock ownership plan, with the expense to be amortized over twenty years;

•	1.96% of our total outstanding shares, including shares issued to the charitable foundation and to Oritani Financial Corp., MHC, would be purchased by a stock-based incentive plan, with the expense to be amortized over five years; and

•	stock offering expenses would equal 1.6% of the stock offering amount.

With respect to Oritani Financial Corp., the pro forma fully-converted calculations use the same assumptions as applied to the peer group companies, but also assume the impact of the establishment of our charitable foundation, the expense of the employee stock ownership plan will be amortized over twenty years, and expense recognition with respect to stock options granted under a stock-based incentive plan over a five-year period. See “Comparison of Valuation and Pro Form Information With and Without the Charitable Foundation” for a discussion of the impact of our charitable foundation on our appraised value.

The independent appraisal does not indicate after-market trading value. Do not assume or expect that Oritani Financial Corp.’s valuation as indicated above means that the shares of common stock will trade at or above the $10.00 purchase price after the stock offering.

After-Market Performance Information

The following table presents stock price performance information for all mutual holding company initial public offerings completed between January 1, 2006 and August 30, 2006. The offerings are presented in reverse chronological order, which means that the most recent offerings appear first.

		Price Performance from Initial Trading Date
Company Name	IPO Date	One Day Percentage Change	One Month Percentage Change	Three Month Percentage Change	Through August 30, 2006
Roma Financial Corporation	7/12/2006	41.00%	46.60%	N/A%	52.00%
Seneca-Cayuga Bancorp, Inc.	7/11/2006	0.00	(7.00)	N/A	(5.00)
Northeast Community Bancorp, Inc.	7/6/2006	10.00	12.00	N/A	13.60
Mutual Federal Bancorp, Inc.	4/6/2006	11.30	14.00	12.50	10.00
Lake Shore Bancorp, Inc.	4/4/2006	7.00	2.90	0.10	7.00
United Community Bancorp	3/31/2006	8.00	5.50	4.30	5.90
Magyar Bancorp, Inc.	1/24/2006	6.50	6.00	15.00	21.40
Greenville Federal Financial Corporation	1/5/2006	N/A	0.00	1.00	(2.00)

Average		11.97	10.00	6.50	12.86
Median		8.00	5.75	4.30	8.50

The table above presents only short-term historical information on stock price performance, which may not be indicative of the longer-term performance of such stock prices. The data presented in the table are not intended to predict how our shares of common stock may perform following the stock offering. The historical information in the table may not be meaningful to you because the data were calculated using a small sample.

The market price in any particular company’s stock is subject to various factors, including the amount of proceeds a company raises and management’s ability to deploy proceeds (such as through investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market conditions, the interest rate environment, the market for financial institutions, merger or takeover transactions, the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not necessarily in the control of management or the board of directors.

FinPro, Inc. advised the board of directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date. FinPro, Inc. also advised the board of directors that the aftermarket trading experience of recent transactions was considered in the appraisal as a general indicator of current market conditions, but was not relied upon as a primary valuation methodology.

Our board of directors carefully reviewed the information provided to it by FinPro, Inc. through the appraisal process, but did not make any determination regarding whether prior mutual holding company stock offerings have been undervalued, nor did the board draw any conclusions regarding how the historical data reflected above may affect Oritani Financial Corp.’s appraisal. Instead, the board of directors engaged FinPro, Inc. to help it understand the regulatory process as it applies to the appraisal and to advise the board of directors as to how much capital Oritani Financial Corp. would be required to be raised under the regulatory appraisal guidelines.

There can be no assurance that our stock price will not trade below $10.00 per share. As noted in the above table, two of the eight initial public mutual holding company stock offerings that closed in 2006 are trading below their initial offering price. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 23.

Our Officers, Directors and Employees Will Receive Additional Compensation and Benefit Programs After the Stock Offering

The Board of Directors of Oritani Savings Bank has adopted an employee stock ownership plan, which will award shares of our common stock to eligible employees primarily based on their compensation. It is expected that our employee stock ownership plan will purchase a number of shares equal to 3.92% of the total shares outstanding following completion of the offering, including shares issued to Oritani Charitable Foundation and to Oritani Financial Corp., MHC.

Additionally, we may implement a stock-based incentive plan that will provide for grants of stock options and of restricted stock. If the stock-based incentive plan is implemented and approved by stockholders within one year of the completion of the stock offering, the number of options granted or shares awarded under the stock-based incentive plan may not exceed 4.90% and 1.96%, respectively, of our total outstanding shares, including shares issued to Oritani Financial Corp., MHC and to the charitable foundation. The number of options granted or shares awarded under the stock-based incentive plan, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by any employee stock ownership plan), may not exceed 25% of the number of shares of common stock held by persons other than Oritani Financial Corp., MHC.

The stock-based incentive plan will comply with all applicable regulations of the Office of Thrift Supervision. The stock-based incentive plan cannot be established sooner than six months after the stock offering and would require the approval of our stockholders by a majority of the votes cast under Nasdaq rules, and by a majority of the total votes of Oritani Financial

Corp. eligible to be cast (excluding votes eligible to be cast by Oritani Financial Corp., MHC), unless we obtain a waiver from the Office of Thrift Supervision that would allow the approval of the stock-based incentive plan by our stockholders by a majority of votes cast (excluding shares voted by Oritani Financial Corp., MHC). We currently intend to seek such a waiver from the Office of Thrift Supervision, and the Office of Thrift Supervision has generally granted such waivers in the past. Unless a waiver is obtained from the Office of Thrift Supervision, the following additional Office of Thrift Supervision restrictions would apply to our stock-based incentive plan:

•	non-employee directors in the aggregate may not receive more than 30% of the options and stock awards authorized under the plan;

•	any one non-employee director may not receive more than 5% of the options and stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and stock awards authorized under the plan;

•	the options and stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Oritani Savings Bank or Oritani Financial Corp.

The Office of Thrift Supervision has proposed changes to its regulations regarding stock-based incentive plans that would eliminate the above restrictions, including the need to obtain the separate vote of minority stockholders, for stock-based incentive plans that are implemented more than one year after completion of a minority stock offering. Accordingly, in the event that the proposed Office of Thrift Supervision regulations are adopted in final form, Oritani Financial Corp. would not be subject to OTS regulations regarding award allocations, vesting and a separate vote of minority stockholders if it implements a stock-based incentive plan more than one year after the completion of the stock offering.

The employee stock ownership plan and the stock-based incentive plan will increase our future compensation costs, thereby reducing our earnings. Public companies are required to expense the grant-date fair value of stock options granted to officers, directors and employees. In addition, public companies must revalue their estimated compensation costs at each subsequent reporting date and may be required to recognize additional compensation expense at those dates. Recognizing an expense equal to the grant-date fair value of stock options and any additional compensation expense due to variances in actual vesting or stock price experience compared to assumptions will increase our compensation costs over the vesting period of the options. Additionally, stockholders will experience a reduction in their ownership interest if newly issued shares of common stock are used to fund stock options and stock awards. See “Risk Factors—Our Stock-Based Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income,” “-The Implementation of Stock-Based Incentive Plans Will Dilute Your Ownership Interest” and “Management—Stock Benefit Plans.”

The following table summarizes the stock benefits that our officers, directors and employees may receive following the stock offering at the maximum of the offering range, assuming that we initially implement a stock-based incentive plan granting options to purchase 4.90% of the shares outstanding after the stock offering (including shares issued to Oritani Financial Corp., MHC and to the Oritani Charitable Foundation) and awarding shares of common stock equal to 1.96% of the shares outstanding after the stock offering (including shares issued to Oritani Financial Corp., MHC and to the Oritani Charitable Foundation). In the table below, it is assumed that, at the maximum of the offering range, a total of 10,574,906 shares will be sold to the public, and a total of 35,248,650 shares will be issued and outstanding. This table assumes that Oritani Savings Bank’s tangible regulatory capital is 10% or more following the stock offering.

Plan/Awards	Individuals Eligible to Receive Awards	Number of Shares	% of Outstanding Shares	% of Shares Sold	Value of Benefits Based on Maximum of Offering Range (1)
Employee stock ownership plan	All employees	1,381,747	3.92%	13.07%	$13,817,470

Stock awards	Directors, officers and employees	690,873	1.96%	6.53%	$6,908,730

Stock options	Directors, officers and employees	1,727,183	4.90%	16.33%	$7,582,333

		3,799,803			$28,308,533

_____________

(1)	The actual value of the stock awards or employee stock ownership plan allocation will be determined based on their fair value as of the date the grants or allocations, respectively, are made. For purposes of this table, fair value is assumed to be the offering price of $10.00 per share. The fair value of stock options has been estimated at $4.39 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0; expected option life of 10 years; risk-free interest rate of 5.22% (based on the ten-year Treasury Note rate); and a volatility rate of 16.39% based on an index of publicly traded mutual holding company institutions. The actual expense of the stock options will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

The value of the shares of common stock to be awarded under the stock-based incentive plan will be based on the price per share of our common stock at the time those shares are granted, which, subject to stockholder approval, cannot occur until at least six months after the stock offering. The following table presents the total value of all shares of common stock to be available for award and issuance under the stock-based incentive plan, assuming the shares for the plan are granted in a range of market prices from $8.00 per share to $16.00 per share.

Share Price	510,645 Shares Awarded at Minimum of Offering Range	600,759 Shares Awarded at Midpoint of Offering Range	690,873 Shares Awarded at Maximum of Offering Range	794,504 Shares Awarded at Maximum of Offering Range, As Adjusted

$ 8.00	$ 4,085,160	$ 4,806,072	$ 5,526,984	$ 6,356,032
$ 10.00	$ 5,106,450	$ 6,007,590	$ 6,908,730	$ 7,945,040
$ 12.00	$ 6,127,740	$ 7,209,108	$ 8,290,476	$ 9,534,048
$ 14.00	$ 7,149,030	$ 8,410,626	$ 9,672,222	$ 11,123,056
$ 16.00	$ 8,170,320	$ 9,612,144	$ 11,053,968	$ 12,712,064

The grant-date fair value of the options granted under the stock-based incentive plan will be based in part on the price per share of our common stock at the time the options are granted, which, subject to stockholder approval, cannot occur until at least six months after the stock offering. The value will also depend on the various assumptions used in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based incentive plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares are $8.00 per share to $16.00 per share.

Market/Exercise Price	Grant-Date Fair Value Per Option	1,276,614 Options at Minimum of Offering Range	1,501,899 Options at Midpoint of Offering Range	1,727,183 Options at Maximum of Offering Range	1,986,261 Options at Maximum of Offering Range, As Adjusted

$ 8.00	$ 3.51	$ 4,480,915	$ 5,271,665	$ 6,062,412	$ 6,971,776
$ 10.00	$ 4.39	$ 5,604,335	$ 6,593,337	$ 7,582,333	$ 8,719,686
$ 12.00	$ 5.27	$ 6,727,756	$ 7,915,008	$ 9,102,254	$ 10,467,595
$ 14.00	$ 6.14	$ 7,838,410	$ 9,221,660	$ 10,604,904	$ 12,195,643
$ 16.00	$ 7.02	$ 8,961,830	$ 10,543,331	$ 12,124,825	$ 13,943,552

Limits on Your Purchase of Shares of Common Stock

The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals acting through a single account, may purchase more than $300,000 (30,000 shares of common stock). If any of the following persons purchase shares of common stock, their purchases, when combined with your purchases, cannot exceed $500,000 (50,000 shares):

•	your spouse, or relatives of you or your spouse living in your house;

•	companies or other entities in which you have a 10% or greater equity or substantial beneficial interest or in which you serve as a senior officer or partner;

•	a trust or other estate if you have a substantial beneficial interest in the trust or estate or you are a trustee or fiduciary for the trust or estate; or

•	other persons who may be acting together with you (including, but not limited to, persons who file jointly a Schedule 13G or Schedule 13D Beneficial Ownership Report with the Securities and Exchange Commission).

A detailed discussion of the limitations on purchases of common stock by an individual and persons acting together is set forth under the caption “The Stock Offering—Limitations on Purchase of Shares.”

Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase limitations in the stock offering at any time. In addition, in any direct community offering or syndicated community offering, we will first fill orders for our shares of common stock up to a maximum of 1,000 shares. Thereafter, we will allocate any remaining shares of common stock on an equal number of shares per order basis, until we fill all orders. Our tax-qualified benefit plans, including our employee stock ownership plan, are authorized to purchase up to 4.9% of the shares outstanding after the stock offering (including shares issued to Oritani Financial Corp., MHC and to Oritani Charitable Foundation) without regard to these purchase limitations. The employee stock ownership plan may purchase shares of common stock in the stock offering, in the open market following consummation of the stock offering, from authorized but unissued shares of common stock, or from treasury shares following consummation of the stock offering.

Our Issuance of Shares of Common Stock to the Oritani Charitable Foundation

To further our commitment to our local community, we intend to establish a charitable foundation as part of the stock offering. We will contribute cash in the amount of $1.0 million and issue shares of our common stock, ranging from 521,067 shares at the minimum of the valuation range to 704,973 shares at the maximum of the valuation range, which shares will have a value of $5.2 million at the minimum of the valuation range and $7.0 million at the maximum of the valuation range, based on the $10.00 per share offering price. As a result of the issuance of shares to the charitable foundation and the contribution of $1.0 million in cash, we will record an after-tax expense of approximately $4.0 million at the minimum of the valuation range and of approximately $5.2 million at the maximum of the valuation range, during the quarter in which the stock offering is completed.

The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. The charitable foundation is expected to make contributions totaling approximately $357,000 in its first year of operation, assuming we sell our shares of common stock at the midpoint of the offering range.

Issuing shares of common stock to the charitable foundation will:

•	dilute the voting interests of purchasers of shares of our common stock in the stock offering; and

•	result in an expense, and a reduction in earnings, during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit.

The establishment and funding of the charitable foundation has been approved by the Boards of Directors of Oritani Financial Corp., MHC and Oritani Financial Corp.

See “Risk Factors—The Contribution of Shares to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income in Fiscal 2007,” “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation” and “Oritani Charitable Foundation.”

How You May Pay for Your Shares

In the subscription offering and the community offering you may pay for your shares only by:

(1)	personal check, bank check or money order; or

(2)	authorizing us to withdraw money from your deposit account(s) maintained with Oritani Savings Bank.

If you wish to use your Oritani Savings Bank individual retirement account to pay for your shares, please be aware that federal law requires that such funds first be transferred to a self-directed retirement account with a trustee other than Oritani Savings Bank. The transfer of such funds to a new trustee takes time, so please make arrangements as soon as possible or contact the Stock Information Center for further information. Oritani Savings Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the stock offering.

You can subscribe for shares of common stock in the stock offering by delivering to Oritani Savings Bank a signed and completed original stock order form, together with full payment, provided we receive the stock order form and payment in full before the end of the stock offering. Funds received prior to the completion of the stock offering up to the minimum of the offering range will be held by Oritani Savings Bank. We will pay interest at Oritani Savings Bank’s passbook rate, currently 0.995% per annum, from the date funds are received until completion or termination of the stock offering. Withdrawals from certificates of deposit at Oritani Savings Bank for the purpose of purchasing shares of common stock in the stock offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Oritani Savings Bank must be in the deposit accounts at the time the stock order form is received. However, funds will not be withdrawn from the accounts until the stock offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the stock offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive an order, the order cannot be revoked or changed, except with our consent. Payment may not be made by wire transfer or any other electronic transfer of funds. In addition, we are not required to accept copies or facsimiles of order forms.

For a further discussion regarding the stock ordering procedures, see “The Stock Offering—Prospectus Delivery and Procedure for Purchasing Shares.”

You May Not Sell or Transfer Your Subscription Rights

If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or in any way transfers his or her subscription rights. We will not accept your stock order if we have reason to believe that you sold or transferred your subscription rights. In addition, joint stock registration will only be allowed if the qualified account is so registered.

Deadline for Orders of Common Stock

If you wish to purchase shares of common stock, we must receive, not simply have post-marked, your properly completed stock order form, together with payment for the shares, no later than 12:00 noon, New Jersey time, on [offering date], unless we extend this deadline. You may submit your stock order form by mail using the return envelope provided, by overnight courier to the indicated address on the stock order form, or by bringing your stock order form to our main office. Stock order forms will not be accepted at branch offices of Oritani Savings Bank. A postmark prior to [offering date] will not entitle you to purchase shares of common stock unless we receive the envelope by [offering date].

Although we will make reasonable efforts to provide a prospectus and stock offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 12:00 noon, New Jersey time, on [offering date], regardless of whether we have been able to locate each person entitled to subscription rights.

Expiration of the Stock Offering

The subscription offering will expire at 12:00 noon, New Jersey time, on [offering date]. We expect that the community offering would terminate at the same time. We may extend this expiration date without notice to you, until [extension date], unless regulators approve a later date. If the subscription offering and/or community offerings extend beyond [extension date], we will be required to resolicit subscriptions before proceeding with the stock offering. In such event, if you choose not to subscribe for the shares of common stock, your funds will be promptly returned to you with interest. All further extensions, in the aggregate, may not last beyond [final date].

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 7,816,235 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the stock offering range. Specifically, we may:

(i)	increase the maximum number of shares that may be purchased by any subscriber (including our subscribing directors and officers); and/or

(ii)	seek regulatory approval to extend the stock offering beyond the [extension date] expiration date, provided that any such extension will require us to resolicit subscriptions received in the stock offering.

Our Policy Regarding Dividends

Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following:

•	regulatory capital requirements;

•	our financial condition and results of operations;

•	tax considerations;

•	statutory and regulatory limitations; and

•	general economic conditions.

Market for the Shares of Common Stock

We anticipate that the shares of common stock sold in the stock offering will be quoted on the Nasdaq Global Market under the symbol “ORIT.” Sandler O’Neill & Partners, L.P. currently intends to make a market in the shares of common stock, but it is under no obligation to do so.

How We Intend to Use the Proceeds We Raise from the Stock Offering

Assuming we sell 10,574,906 shares of common stock in the stock offering, and we have net proceeds of $104.1 million, we intend to distribute the net proceeds as follows:

•	$52.1 million (50.0% of the net proceeds) will be contributed to Oritani Savings Bank;

•	$13.8 million (13.3% of the net proceeds) will be loaned to our employee stock ownership plan to fund its purchase; and

•	$38.3 million (36.7% of the net proceeds) will be retained by us.

We may use the net proceeds of the stock offering to invest in securities, to deposit funds in Oritani Savings Bank, to finance the possible acquisition of other financial institutions or financial service businesses, to pay dividends or for other general corporate purposes, including repurchasing shares of our common stock. Oritani Savings Bank may use the proceeds it receives to make loans, to purchase securities, to expand its banking franchise internally, through branching or through acquisitions, and for general corporate purposes. See “How We Intend to Use the Proceeds from the Stock Offering.” Neither Oritani Savings Bank nor Oritani Financial Corp. is considering any specific material acquisition transaction at this time.

Tax Consequences of the Stock Offering

The stock offering will result in no taxable gain or loss to Oritani Financial Corp., MHC, Oritani Financial Corp. or Oritani Savings Bank, or to depositors or borrowers who have a priority right to subscribe for shares of common stock in the stock offering, or to our employees, officers or directors, except to the extent that the nontransferable subscription rights to purchase shares of common stock in the stock offering may be determined to have value. Luse Gorman Pomerenk & Schick, P.C. has opined as to federal law that it is more likely than not that the fair market value of such subscription rights is zero. In that case, no taxable gain or loss will need to be recognized by depositors who receive nontransferable subscription rights. See “The Stock Offering—Tax Effects of the Stock Offering.”

Once Submitted, Your Purchase Order May Not Be Revoked Unless the Stock Offering is Terminated or Extended Beyond [extension date].

Funds that you use to purchase shares of our common stock in the stock offering will be held in an interest-bearing account until the termination or completion of the stock offering, including any extension of the expiration date. The Office of Thrift Supervision approved the stock offering on                     , 2006; however, because completion of the stock offering will be subject to an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the stock offering. Any orders that you submit to purchase shares of our common stock in the stock offering are irrevocable, and you will not have access to subscription funds unless the stock offering is terminated, or extended beyond [extension date].

Restrictions on the Acquisition of Oritani Financial Corp. and Oritani Savings Bank

Federal regulations, as well as provisions contained in the charter and bylaws of Oritani Financial Corp. and Oritani Savings Bank, restrict the ability of any person, firm or entity to acquire Oritani Financial Corp., Oritani Savings Bank, or their respective capital stock. These restrictions include the requirement that a potential acquirer obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the stock of Oritani Financial Corp. or Oritani Savings Bank. Because a majority of the outstanding shares of common stock of Oritani Financial Corp. must be owned by Oritani Financial Corp., MHC, any acquisition of Oritani Financial Corp. must be approved by Oritani Financial Corp., MHC, and Oritani Financial Corp., MHC would not be required to pursue or approve a sale of Oritani Financial Corp. even if such a sale were favored by a majority of Oritani Financial Corp.’s public stockholders. Additionally, Oritani Financial Corp.’s charter includes a provision that, for a period of five years from the date of any initial public sale of common stock by Oritani Financial Corp., no person can directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of any equity security of Oritani Financial Corp. unless such offer to acquire or acquisition is approved by a majority of the Board of Directors. This limitation does not apply to the purchase of shares by Oritani Financial Corp., MHC or by a tax-qualified employee stock benefit plan of Oritani Savings Bank.

Possible Conversion of Oritani Financial Corp., MHC to Stock Form

In the future, Oritani Financial Corp., MHC may convert from the mutual to capital stock form in a transaction commonly known as a “second-step conversion.” In a second-step conversion, depositors of Oritani Savings Bank would have subscription rights to purchase shares of common stock of Oritani Financial Corp. or its successor, and the public stockholders of Oritani Financial Corp. would be entitled to exchange their shares of common stock for an equal percentage of shares of the stock holding company resulting from the second-step conversion. This percentage may be adjusted to reflect any assets owned by Oritani Financial Corp., MHC. Oritani Financial Corp.’s public stockholders, therefore, would own approximately the same percentage of the resulting stock holding company as they owned prior to the second-step conversion.

The Board of Directors has no current plan to undertake a second-step conversion transaction. Any second-step conversion transaction would require the approval of holders of a majority of the outstanding shares of Oritani Financial Corp. common stock (excluding shares held by Oritani Financial Corp., MHC) and the approval of the depositors of Oritani Savings Bank.

Proposed Stock Purchases by Management

Oritani Financial Corp.’s directors and executive officers and their associates are expected to purchase approximately 363,800 shares of common stock in the stock offering, which represents                             % of the shares to be sold to the public and                     % of the total shares to be outstanding after the stock offering at the midpoint of the offering range. Directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the stock offering. These shares will be counted in determining whether the minimum of the range of the stock offering is reached.

How You May Obtain Additional Information Regarding the Stock Offering

If you have any questions regarding the stock offering, please call the Stock Information Center at (                    )                 -                , Monday through Friday between 8:30 a.m. and 4:00 p.m., New Jersey time. The Stock Information Center is located [at our main office] at                     , in the Township of Washington, New Jersey 07676.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

Risks Related to Our Business

Future Changes in Interest Rates Could Reduce Our Profits

Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

Although interest rates have recently been at historically low levels, since June 30, 2004, the U.S. Federal Reserve has increased its target for the federal funds rate 17 times, from 1.0% to 5.25%. While these short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer-term loans) have not increased to the same degree. This “flattening” of the market yield curve has had a negative impact on our interest rate spread and net interest margin, and if short-term interest rates continue to rise, and if rates on our deposits and borrowings continue to reprice upwards faster than the rates on our long-term loans and investments, we would continue to experience compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability. Our average interest rate spread decreased 12 basis points to 2.42% at June 30, 2006 from 2.54% at June 30, 2005.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable rate loans.

Changes in interest rates also affect the current market value of our interest-earning securities portfolio. Generally, the value of securities moves inversely with changes in interest rates. At June 30, 2006, the fair value of our available for sale agency securities, mortgage-backed securities and corporate debt obligations totaled $27.9 million. Unrealized net gains on these available for sale securities totaled approximately $23,000 at June 30, 2006 and are reported as a separate component of stockholder’s equity. Decreases in the fair value of securities available for sale in future periods would have an adverse effect on stockholder’s equity.

In addition, many of our Federal Home Loan Bank of New York advances are callable, often five years from the date of issuance. To the extent the Federal Home Loan Bank of New York calls all or a portion of these advances, we would need to find another funding source, which might be more expensive to us than these advances.

We evaluate interest rate sensitivity by estimating the change in Oritani Savings Bank’s net portfolio value over a range of interest rate scenarios. Net portfolio value is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. At June 30, 2006, in the event of an immediate 200 basis point increase in interest rates, the model projects that we would experience a $48.1 million, or 32%, decrease in net portfolio value. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Our Continued Emphasis On Multi-Family and Commercial Real Estate Lending Could Expose Us To Increased Lending Risks.

Our business strategy centers on continuing our emphasis on multi-family and commercial real estate lending. We have grown our loan portfolio in recent years with respect to these types of loans and intend to continue to emphasize these types of lending. At June 30, 2006, $379.2 million, or 58.1%, of our total loan portfolio consisted of multi-family loans and commercial real estate loans. As a result, our credit risk profile will be higher than traditional thrift institutions that have higher concentrations of one- to four-family residential loans. Loans secured by multi-family and commercial real estate generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the underlying property. Additionally, such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Accordingly, an adverse development with respect to one loan or one credit relationship can expose us to greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. We seek to minimize these risks through our underwriting policies, which require such loans to be qualified on the basis of the property’s collateral value, net income and debt service ratio; however, there is no assurance that our underwriting policies will protect us from credit-related losses.

At June 30, 2006, our largest multi-family and commercial real estate lending relationship was a $14.4 million loan located in Bergen County, New Jersey and secured by three multi-family apartment complexes. See “Business of Oritani Savings Bank – Lending Activities – Multi-Family and Commercial Real Estate Loans.”

Our Direct Investments in Real Estate May Be Riskier than More Traditional Real Estate Loans.

Oritani Financial Corp. and Oritani Savings Bank each have formed companies that have invested directly in real estate. While these investments have provided us net income during the course of these investments, they are direct investments and represent a greater risk than loans. With loans, the borrower has an investment interest in the property that partially insulates the loan from the negative consequences of decreases in the property’s value. There is no such protection with a direct real estate investment. Any decline in performance of these investments may have an adverse effect on our net income.

A Downturn in the New Jersey Economy or a Decline in Real Estate Values Could Reduce Our Profits.

Nearly all of our real estate loans are secured by real estate in New Jersey. As a result of this concentration, a downturn in this market area could cause significant increases in nonperforming loans, which would reduce our profits. Additionally, a decrease in asset quality could require additions to our allowance for loan losses through increased provisions for loan losses, which would hurt our profits. In recent years, there have been significant increases in real estate values in our market area. As a result of rising home prices, our loans have been well collateralized. A decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss. Similarly a decline in the local economy may have an adverse effect on the investment properties owned by Orianti Financial Corp. and Oritani Savings Bank. For a discussion of our market area, see “Business of Oritani Savings Bank—Market Area.”

Strong Competition Within Our Market Areas May Limit Our Growth and Profitability.

Competition in the banking and financial services industry is intense. In our market areas, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our continued ability to successfully compete in our market areas. For additional information see “Business of Oritani Savings Bank—Competition.”

The FDIC has Proposed Changes to its Rules on How it Imposes Deposit Insurance Assessments that Would Increase Our Deposit Insurance Assessments and Will Reduce Our Income.

Under current rules, the FDIC does not impose a deposit insurance assessment on financial institutions, such as Oritani Savings Bank, that are, among other criteria, well-capitalized. On July 11, 2006, the FDIC proposed rules that would change how it imposes deposit insurance assessments. Under the proposed rule, a depository institution would be subject to a minimum annual assessment rate of between of 2 and 4 basis points based on the total deposit held by the institution. Accordingly, if the FDIC rule were in effect as proposed, at June 30, 2006, Oritani Savings Bank would pay an annual deposit insurance assessment to the FDIC of approximately $240,000. This increased assessment will reduce our income.

If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Will Decrease.

We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. While our allowance for loan losses was 1.18% of total loans at June 30, 2006, material additions to our allowance could materially decrease our net income.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities might have a material adverse effect on our financial condition and results of operations.

Risks Related to the Stock Offering

The Future Price of the Shares of Common Stock May Be Less Than the Purchase Price in the Stock Offering.

We cannot assure you that if you purchase shares of common stock in the stock offering you will later be able to sell them at or above the purchase price in the stock offering. The purchase price in the offering is determined by an independent, third-party appraisal, pursuant to federal banking regulations and subject to review and approval by the Office of Thrift Supervision. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The Office of Thrift Supervision attempts to ensure that the aftermarket appreciation of standard conversion and mutual holding company stocks is not excessive. In recent years, the final independent valuation as approved by the Office of Thrift Supervision typically has been at the adjusted maximum of the offering range as long as total subscriptions have exceed the adjusted maximum of the offering range. However, the adjusted maximum of the offering range is approximately 30.0% higher than the fair market value of a company as determined by the independent appraisal. Our aggregate pro forma market value as reflected in the final, approved independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

During 2006, based on market trading data, two of the eight mutual holding company initial public offerings traded below their initial offering price after the first 30 days of trading.

We Will Need to Implement Additional Finance and Accounting Systems, Procedures and Controls in Order to Satisfy Our New Public Company Reporting Requirements.

Upon completion of the stock offering, we will become a public reporting company. The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert our management’s attention from our operations. Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which could require us to upgrade our systems, and/or hire additional staff which will increase our operating costs.

Our Return on Equity Will Be Low Compared to Other Financial Institutions. This Could Negatively Affect the Trading Price of Our Shares of Common Stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. For the fiscal year ended June 30, 2006, our return on average equity was 5.77%, compared to the median return on average equity of 6.30% for all publicly traded savings institutions. Following the stock offering, we expect our consolidated equity to increase from $150.1 million to between $212.8 million at the minimum of the offering range and $248.4 million at the adjusted maximum of the offering range. We expect our return on equity to remain below the industry average until we are able to leverage the additional capital we receive from the stock offering. Our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based incentive plan we intend to adopt. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may reduce the value of our shares of common stock.

The Contribution of Shares to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income in Fiscal 2007.

We intend to establish a charitable foundation in connection with the stock offering. We will make a contribution to the charitable foundation in the form of shares of Oritani Financial Corp. common stock and $1.0 million in cash. At the midpoint of the offering range, we will contribute 613,020 shares of common stock to the charitable foundation, which equals 2% of the shares of common stock to be outstanding following the stock offering. The aggregate contribution will also have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the charitable foundation. The after-tax expense of the contribution will reduce net income in our 2007 fiscal year by approximately $4.6 million at the midpoint of the offering range. Persons purchasing shares in the stock offering will have their ownership and voting interests in Oritani Financial Corp. diluted by 2.0% due to the issuance of shares of common stock to the charitable foundation.

Our Contribution to the Charitable Foundation May Not Be Tax Deductible, Which Could Reduce Our Profits.

We believe that the contribution to Oritani Charitable Foundation will be deductible for federal income tax purposes. However, we cannot assure you that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we are permitted to deduct only up to 10% of our net income for charitable contributions. Accordingly, we may not have sufficient profits to be able to use the deduction fully.

Our Stock-Based Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income.

We anticipate that our employee stock ownership plan will purchase 3.92% of the total shares of common stock outstanding following the stock offering, including shares issued to Oritani Financial Corp., MHC and to Oritani Charitable Foundation, with funds borrowed from Oritani Financial Corp. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $10.2 million at the minimum of the offering range and $15.9 million at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based incentive plan after the stock offering under which plan participants would be awarded shares of our common stock (at no cost to them) or options to purchase shares of our common stock. Under Office of Thrift Supervision regulations, we are authorized to grant awards of stock or options under one or more stock-based incentive plans, in an amount up to 25% of the number of shares of common stock held by persons other than Oritani Financial Corp., MHC. The number of shares of common stock or options granted under any initial stock-based incentive plan may not exceed 1.96% and 4.90%, respectively, of our total outstanding shares, including shares issued to Oritani Charitable Foundation and to Oritani Financial Corp., MHC. Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 0%; the expected option life is 7.5 years; the risk free interest rate is 5.22% (based on the ten-year Treasury rate) and the volatility rate on the shares of common stock is 16.39% (based on an index of publicly traded mutual holding company institutions), the estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis is $4.39 per option granted. Assuming this value is amortized over the five-year vesting period, the corresponding annual expense (pre-tax) associated with the stock options would be approximately $1,744,000 at the adjusted maximum. In addition, assuming that all shares are awarded under the stock-based incentive plan at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual expense (pre-tax) associated with shares awarded under the stock-based incentive plan would be approximately $1,589,000. However, if we grant additional shares of common stock or options in excess of these amounts (which grants currently would require Office of Thrift Supervision non-objection) such grants would increase our costs further.

The shares of common stock granted under the stock-based incentive plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of common stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Oritani Financial Corp.) and cost the same as the purchase price in the stock offering, the reduction to stockholders’ equity due to the plan would be between $5.1 million at the minimum of the offering range and $7.9 million at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

The Implementation of Stock-Based Incentive Plans Will Dilute Your Ownership Interest.

We intend to adopt a stock-based incentive plan following the stock offering. This stock-based incentive plan will be funded through either open market purchases of shares of common stock, if permitted, or from the issuance of authorized but unissued shares of common stock. Stockholders would experience a reduction in ownership interest (including shares held by Oritani Financial Corp., MHC) totaling 6.4% in the event newly issued shares are used to fund stock options or awards of shares of common stock under the plan in an amount equal to 4.90% and 1.96%, respectively, of the shares issued in the stock offering, including shares issued to Oritani Charitable Foundation and to Oritani Financial Corp., MHC.

We Have Broad Discretion in Using the Proceeds of the Stock Offering. Our Failure to Effectively Use Such Proceeds Could Hurt Our Profits.

We will use a portion of the net proceeds to finance the purchase of shares of common stock in the stock offering by the employee stock ownership plan and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, deposit funds in Oritani Savings Bank, acquire other financial services companies or for other general corporate purposes. Oritani Savings Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, or for general corporate purposes. In addition, we intend to expand our presence within and contiguous to our primary market area through acquisitions and de novo branching, which may negatively impact our earnings until these branches achieve profitability. We have not, however, identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds and we cannot predict how long we will require to effectively deploy the proceeds.

Persons Who Purchase Stock in the Stock Offering Will Own a Minority of Our Shares of Common Stock and Will Not Be Able to Exercise Voting Control Over Most Matters Put to a Vote of Stockholders.

Public stockholders will own a minority of the outstanding shares of our common stock. As a result, stockholders other than Oritani Financial Corp., MHC will not be able to exercise voting control over most matters put to a vote of stockholders. Oritani Financial Corp., MHC will own a majority of our outstanding shares of common stock after the stock offering and, through its Board of Directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and certain officers who manage Oritani Financial Corp. and Oritani Savings Bank also manage Oritani Financial Corp., MHC. Further, these same directors and officers are expected to purchase an aggregate of 4.0% of the shares sold at the midpoint of the offering range, thereby further reducing the voting control of public stockholders who own a minority of the outstanding shares. The only matters as to which stockholders other than Oritani Financial Corp., MHC will be able to exercise voting control include any proposal to implement a stock-based incentive plan or for a second-step stock conversion. In addition, Oritani Financial Corp., MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares. See “Summary - Our Officers, Directors and Employees Will Receive Additional Compensation and Benefit Programs After the Stock Offering.”

Our Stock Value May be Negatively Affected by Federal Regulations Restricting Takeovers and Our Mutual Holding Company Structure.

The Mutual Holding Company Structure May Impede Takeovers. Oritani Financial Corp., MHC, as our majority stockholder, will be able to control the outcome of virtually all matters presented to our stockholders for their approval, including a proposal to acquire us. Accordingly, Oritani Financial Corp., MHC may prevent the sale of control or merger of Oritani Financial Corp. or its subsidiaries even if such a transaction were favored by a majority of the public stockholders of Oritani Financial Corp.

Federal Regulations Restricting Takeovers. For three years following the stock offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. Moreover, current Office of Thrift Supervision policy prohibits the acquisition of a mutual holding company subsidiary by any person or entity other than a mutual holding company or a mutual institution. See “Restrictions on the Acquisition of Oritani Financial Corp. and Oritani Savings Bank” for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions.

Oritani Financial Corp.’s Charter Limits Beneficial Ownership in Excess of 10%. Oritani Financial Corp.’s charter includes a provision that, for a period of five years from the date of any initial public sale of common stock by Oritani Financial Corp., no person can directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of any equity security of Oritani Financial Corp. unless such offer to acquire or acquisition is approved by a majority of the Board of Directors. This limitation does not apply to the purchase of shares by Oritani Financial Corp., MHC or by a tax-qualified employee stock benefit plan of Oritani Savings Bank.

The Corporate Governance Provisions in our Charter and Bylaws May Prevent or Impede the Holders of a Minority of Our Common Stock From Obtaining Representation on Our Board of Directors.

Provisions in our charter and bylaws may prevent or impede holders of a minority of our common stock from obtaining representation on our Board of Directors. For example, our Board of Directors is divided into three staggered classes. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Second, our charter provides that there will not be cumulative voting by stockholders for the election of our directors, which means that Oritani Financial Corp., MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all of our directors to be elected at that meeting.

Office of Thrift Supervision Policy on Remutualization Transactions Could Prohibit the Acquisition of Oritani Financial Corp., Which May Lower Our Stock Price.

Current Office of Thrift Supervision regulations permit a mutual holding company subsidiary to be acquired by a mutual institution or a mutual holding company in a so-called “remutualization” transaction. The possibility of a remutualization transaction and the successful completion of a small number of remutualization transactions where significant premiums have been paid to minority stockholders has resulted in some takeover speculation for mutual holding companies, which may be reflected in the per share price of mutual holding companies’ common stock. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and the mutual interests of the mutual holding company and as raising issues concerning the effect on the mutual interests of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and to reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future, our per-share stock price may be adversely affected.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary information presented below at or for each of the fiscal years presented is derived in part from our consolidated financial statements. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus. The information at June 30, 2006 and 2005 and for the fiscal years ended June 30, 2006, 2005 and 2004 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at June 30, 2004 is derived in part from audited consolidated financial statements that do not appear in this prospectus. The financial information at and for the years ended June 30, 2003 and June 30, 2002 is unaudited. However, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. No adjustments were made other than normal recurring entries.

	At June 30,
	2006	2005	2004	2003	2002
				(Unaudited)	(Unaudited)
	(In thousands)
Selected Financial Condition Data:

Total assets	$ 1,031,421	$ 1,051,702	$ 1,037,991	$ 1,003,047	$909,835
Loans, net	643,064	493,554	383,799	340,967	430,489
Securities available for sale, at market value	10,499	60,924	61,347	62,070	73,055
Securities held to maturity	13,415	25,500	31,500	24,498	33,028
Mortgage-backed securities held to maturity	274,695	372,104	477,712	398,024	49,329
Mortgage-backed securities available for sale, at market value	17,426	25,659	44,869	138,750	278,730
Bank Owned Life Insurance	24,381	18,988	—	—	—
Federal Home Loan Bank of New York stock, at cost	9,367	9,088	7,953	6,250	5,458
Accrued interest receivable	3,910	3,405	3,189	3,407	3,574
Investments in real estate joint ventures, net	6,233	5,438	5,922	3,407	4,148
Real estate held for investment	2,223	1,425	1,535	621	680
Deposits	688,646	702,980	728,111	733,196	690,466
Borrowings	169,780	182,129	155,332	125,373	90,333
Stockholder’s equity	150,135	141,796	132,355	124,491	114,835

	Years Ended June 30,
	2006	2005	2004	2003	2002
				(Unaudited)	(Unaudited)
	(In thousands)
Selected Operating Data:

Interest income	$ 51,276	$ 46,439	$ 43,714	$ 49,317	$ 51,920
Interest expense	23,522	18,349	17,266	20,870	25,005

Net interest income	27,754	28,090	26,448	28,447	26,915

Provision for loan losses	1,500	800	737	(1,100)	251

Net interest income after provision for loan losses	26,254	27,290	25,711	29,547	26,664
Other income	4,560	1,663	2,914	2,890	3,768
Other expense	17,525	14,800	12,874	15,461	13,445

Income before income tax expense	13,289	14,153	15,751	16,976	16,987
Income tax expense	4,827	5,193	5,644	6,318	5,866

Net income	$ 8,462	$ 8,960	$ 10,107	$ 10,658	$ 11,121

	At or For the Years Ended June 30,
	2006	2005	2004	2003	2002
				(Unaudited)	(Unaudited)
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.81%	0.86%	1.00%	1.11%	1.30%
Return on equity (ratio of net income to average equity)	5.77%	6.51%	7.87%	8.88%	10.35%
Average interest rate spread (1)	2.42%	2.54%	2.47%	2.75%	2.92%
Net interest margin (2)	2.77%	2.80%	2.70%	3.05%	3.27%
Efficiency ratio (3)	54.23%	49.74%	43.85%	49.34%	43.82%
Non-interest expense to average total assets	1.68%	1.43%	1.27%	1.61%	1.57%
Average interest-earning assets to average interest-bearing liabilities	115.05%	114.42%	113.22%	113.64%	111.74%

Asset Quality Ratios:
Non-performing assets to total assets	0.04%	0.02%	0.08%	0.04%	0.06%
Non-performing loans to total loans	0.07%	0.04%	0.23%	0.13%	0.13%
Allowance for loan losses to total loans	1.18%	1.23%	1.38%	1.34%	1.31%

Capital Ratios:
Total capital (to risk-weighted assets)	26.98%	30.80%	34.84%	35.49%	31.43%
Tier I capital (to risk-weighted assets)	25.73%	29.55%	33.64%	34.29%	30.28%
Tier I capital (to average assets)	14.39%	13.62%	12.83%	11.97%	12.41%

Other Data:
Number of full service offices	19	21	21	20	20
Full time equivalent employees	143	138	133	139	128

_____________

(1)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	adverse changes in the securities markets;

•	legislative or regulatory changes that adversely affect our business;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

•	changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in “Risk Factors” beginning on page 21.

HOW WE INTEND TO USE THE PROCEEDS FROM THE STOCK OFFERING

Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the stock offering is completed, we anticipate that the net proceeds will be between $76.8 million and $104.1 million, or $119.9 million if the stock offering is increased by 15%.

We intend to distribute the net proceeds from the stock offering as follows:

	7,816,235 Shares at Minimum of Offering Range		9,195,570 Shares at Midpoint of Offering Range		10,574,906 Shares at Maximum of Offering Range		12,161,142 Shares at Adjusted Maximum of Offering Range (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in Thousands)
Stock offering proceeds	$78,162		$91,956		$105,749		$121,611
Less:
Stock offering expenses, excluding underwriting commissions and expenses	(719)		(719)		(719)		(719)
Underwriting commissions and expenses	(643)		(763)		(883)		(1,021)

Net stock offering proceeds	76,800	100.0%	90,474	100.0%	104,147	100.0%	119,871	100.0%
Less:
Proceeds contributed to Oritani Savings Bank	(38,400)	50.00%	(45,237)	50.00%	(52,074)	50.00%	(59,936)	50.00%
Proceeds used for loan to employee stock ownership plan	(10,213)	13.30%	(12,015)	13.28%	(13,817)	13.27%	(15,890)	13.26%

Proceeds retained by Oritani Financial Corp.	$28,187	36.70%	$33,222	36.72%	$38,256	36.73%	$44,045	36.74%

The net proceeds may vary because total expenses relating to the stock offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and any community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Oritani Savings Bank’s deposits. In all instances, Oritani Savings Bank will receive at least 50% of the net proceeds of the stock offering.

We are undertaking the stock offering at this time in order to increase our capital and have the capital resources available to expand and diversify our business. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy.” The stock offering proceeds will increase our capital resources and the amount of funds available to us for lending and investment purposes. The proceeds will also give us greater flexibility to diversify operations, expand our branch network and expand the products and services we offer to our customers.

Oritani Financial Corp. may use the proceeds it retains from the stock offering:

•	to finance the purchase of shares of common stock in the stock offering by the employee stock ownership plan;

•	to continue to originate loans in which Oritani Financial Corp. or one of its subsidiaries has an equity interest;

•	to invest in additional real estate projects, as appropriate;

•	to invest in securities;

•	to deposit funds in Oritani Savings Bank;

•	to repurchase its shares of common stock;

•	to pay dividends to our stockholders;

•	to finance acquisitions of financial institutions or branches and other financial services businesses, although no material transactions are being considered at this time; and

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the stock offering, except when extraordinary circumstances exist and with prior regulatory approval. The loans that will be used to fund the purchases by the employee stock ownership plan will accrue interest.

Oritani Savings Bank may use the proceeds it receives from the stock offering:

•	to support the development of our multi-family and commercial real estate loan portfolio;

•	to expand our retail banking franchise by establishing de novo branches, by acquiring existing branches, or by acquiring other financial institutions or other financial services companies, although no material acquisitions are specifically being considered at this time;

•	to support new products and services;

•	to invest in securities; and

•	for general corporate purposes.

The use of the proceeds outlined above may change, based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions. We expect our return on equity to decrease as compared to our performance in recent years until we are able to utilize effectively the additional capital raised in the stock offering. Until we can increase our net interest income and non-

interest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors—We Have Broad Discretion in Using the Proceeds of the Stock Offering. Our Failure to Effectively Use Such Proceeds Could Hurt Our Profits” and “—Our Return on Equity Will Be Low Compared to Other Financial Institutions. This Could Negatively Affect the Trading Price of Our Shares of Common Stock.”

OUR POLICY REGARDING DIVIDENDS

Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether and in what amount to pay a cash dividend, the Board is expected to take into account a number of factors, including capital requirements, our consolidated financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by Office of Thrift Supervision policy and regulations, may be paid in addition to, or in lieu of, regular cash dividends. We will file a consolidated tax return with Oritani Savings Bank. Accordingly, it is anticipated that any cash distributions made by Oritani Financial Corp. to its stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

Pursuant to our charter, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of Oritani Financial Corp.—Common Stock—Distributions.” Dividends we can declare and pay will depend, in part, upon receipt of dividends from Oritani Savings Bank, because initially we will have no source of income other than dividends from Oritani Savings Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments received in connection with the loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on “capital distributions” by savings institutions. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.” See “New Jersey Banking Regulation – Dividends” for a discussion of New Jersey regulations regarding dividends.

Any payment of dividends by Oritani Savings Bank to us that would be deemed to be drawn out of Oritani Savings Bank’s bad debt reserves would require a payment of taxes at the then-current tax rate by Oritani Savings Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Oritani Savings Bank does not intend to make any distribution to us that would create such a federal tax liability. See “Federal and State Taxation.”

Additionally, pursuant to Office of Thrift Supervision regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

If we pay dividends to our stockholders, we also will be required to pay dividends to Oritani Financial Corp., MHC, unless Oritani Financial Corp., MHC elects to waive the receipt of dividends. We anticipate that Oritani Financial Corp., MHC will waive any dividends we pay. Any decision to waive dividends will be subject to regulatory approval. Under Office of Thrift Supervision regulations, public stockholders would not be diluted for any dividends waived by Oritani Financial Corp., MHC in the event Oritani Financial Corp., MHC converts to stock form. See “Supervision and Regulation—Holding Company Regulation.”

MARKET FOR THE COMMON STOCK

We have never issued capital stock (except for the 1,000 shares issued to Oritani Financial Corp., MHC in connection with the mutual holding company reorganization completed in 1998). We anticipate that our shares of common stock will be quoted on the Nasdaq Global Market under the symbol “ORIT.” Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in our shares of common stock following the stock offering, but it is under no obligation to do so.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice and, therefore, you should not view the shares of common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share.

REGULATORY CAPITAL COMPLIANCE

At June 30, 2006, Oritani Savings Bank exceeded all regulatory capital requirements. The following table sets forth our compliance, as of June 30, 2006, with the regulatory capital standards, on a historical and pro forma basis, assuming that the indicated number of shares of common stock were sold as of such date at $10.00 per share, Oritani Savings Bank received 50% of the estimated net proceeds and 50% of the net proceeds are retained by Oritani Financial Corp. Accordingly, proceeds received by Oritani Savings Bank have been assumed to equal $38.4 million, $45.2 million, $52.1 million and $59.9 million at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. For a discussion of the applicable capital requirements, see “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”

			Pro Forma at June 30, 2006, Based Upon the Sale of
	Historical at June 30, 2006		7,816,235 Shares at Minimum of Offering Range		9,195,570 Shares at Midpoint of Offering Range		10,574,906 Shares at Maximum of Offering Range		12,161,142 Shares at Adjusted Maximum of Offering Range (1)
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
	(Dollars in Thousands)
GAAP capital	$122,803	12.20%	$145,234	14.11%	$149,367	14.45%	$153,501	14.80%	$158,254	15.18%

Core capital:
Core capital (3)(4)(7)	$122,721	12.13%	$145,152	14.03%	$149,285	14.37%	$153,419	14.71%	$158,172	15.10%
Requirement (5)	40,479	4.00%	41,376	4.00%	41,542	4.00%	41,707	4.00%	41,897	4.00%

Excess	$82,242	8.13%	$103,776	10.03%	$107,743	10.37%	$111,712	10.71%	$116,275	11.10%

Tier I risk-based (3)(4)(7)	$122,721	22.00%	$145,152	25.81%	$149,285	26.51%	$153,419	27.20%	$158,172	28.00%
Requirement (5)	22,316	4.00%	22,495	4.00%	22,528	4.00%	22,561	4.00%	22,599	4.00%

Excess	$100,405	18.00%	$122,657	21.81%	$126,757	22.51%	$130,858	23.20%	$135,573	24.00%

Total risk-based capital:
Total risk-based capital (4)(6)(7)	$129,703	23.25%	$152,134	27.05%	$156,267	27.75%	$160,401	28.44%	$165,154	29.23%
Requirement	44,632	8.00%	44,991	8.00%	45,057	8.00%	45,123	8.00%	45,199	8.00%

Excess	$85,071	15.25%	$107,143	19.05%	$111,210	19.75%	$115,278	20.44%	$119,955	21.23%

Reconciliation of capital infused into Oritani Savings Bank:
Net proceeds			$38,400		$45,237		$52,074		$59,936
Less:
Common stock acquired by employee stock ownership plan			(10,213)		(12,015)		(13,817)		(15,890)
Common stock acquired by stock-based incentive plan			(5,106)		(6,008)		(6,909)		(7,945)
After tax cash contribution to foundation			(650)		(650)		(650)		(650)

Pro forma increase in GAAP and regulatory capital			$22,431		$26,564		$30,698		$35,451

____________________

(footnotes on following page)

(1)	As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the stock offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general economic conditions following the commencement of the stock offering.
(2)	Based on pre-stock offering adjusted total assets of $1.0 billion for the purposes of the tangible and core capital requirements, and risk-weighted assets of $557.9 million for the purposes of the risk-based capital requirement.
(3)	Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma capital levels assume that we fund the stock-based incentive plan with purchases in the open market of 1.96% of the outstanding shares of common stock following the stock offering (including shares issued to Oritani Charitable Foundation and to Oritani Financial Corp., MHC) at a price equal to the price for which the shares of common stock are sold in the stock offering, and that the employee stock ownership plan purchases 3.92% of the total shares outstanding (including shares issued to Oritani Charitable Foundation and to Oritani Financial Corp., MHC) with funds we lend. Oritani Savings Bank’s pro forma GAAP and regulatory capital have been reduced by the amount required to fund both of these plans and the cash contribution to Oritani Charitable Foundation. See “Management” for a discussion of the stock-based incentive plan and employee stock ownership plan.
(5)	The current core capital requirement for savings banks that receive the highest supervisory rating for safety and soundness is 3% of total adjusted assets and 4% to 5% of total adjusted assets for all other savings banks. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements”.
(6)	Assumes net proceeds are invested in assets that carry a 20% risk weighting.
(7)	Pro forma capital levels assume receipt by Oritani Savings Bank of 50% of the net proceeds from the sale of shares of common stock in the stock offering.

CAPITALIZATION

The following table presents our historical consolidated capitalization at June 30, 2006, and our pro forma consolidated capitalization after giving effect to the stock offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under “Pro Forma Data.”

		Pro Forma Consolidated Capitalization of Oritani Financial Corp. Based Upon the Sale for $10.00 Per Share of
	Oritani Financial Corp. Historical Capitalization	7,816,235 Shares at Minimum of Offering Range	9,195,570 Shares at Midpoint of Offering Range	10,574,906 Shares at Maximum of Offering Range	12,161,142 Shares at Adjusted Maximum of Offering Range (1)
	(Dollars In Thousands)
Deposits (2)	$688,646	$688,646	$688,646	$688,646	$688,646
Borrowings	169,780	169,780	169,780	169,780	169,780

Total deposits and borrowings	$858,426	$858,426	$858,426	$858,426	$858,426

Stockholder’s Equity:
Preferred stock, $0.01 par value per share, 10,000,000 shares authorized; none to be issued	$—	$—	$—	$—	$—
Common stock, $0.01 par value per share, 80,000,000 shares authorized; shares to be issued as reflected `	—	261	307	352	405
Additional paid-in capital (3)	—	76,539	90,167	103,795	119,466
Retained earnings	$150,265	150,265	150,265	150,265	150,265
Accumulated other comprehensive loss, net of tax	(130)	(130)	(130)	(130)	(130)
Plus: Value of shares contributed to charitable foundation	—	$5,211	6,130	7,050	8,107
Less:
Common stock acquired by employee stock ownership plan (4)	—	(10,213)	(12,015)	(13,817)	(15,890)
Common stock acquired by stock-based incentive plan (5)	—	(5,106)	(6,008)	(6,909)	(7,945)
Expense, net of tax, of contribution to charitable foundation (6)	—	(4,037)	(4,635)	(5,233)	(5,920)

Total Stockholder’s equity (7)	$150,135	$212,790	$224,081	$235,373	$248,358

Pro forma shares outstanding:
Total shares outstanding		26,053,350	30,651,000	35,248,650	40,535,948
Shares issued to Oritani Financial Corp., MHC		17,716,048	20,842,410	23,968,771	27,564,087
Shares offered for sale		7,816,235	9,195,570	10,574,906	12,161,142
Shares issued to charitable foundation		521,067	613,020	704,973	810,719

Total Stockholder’s equity as a percentage of pro forma total assets	14.56%	19.45%	20.27%	21.08%	21.99%

       _____________

(1)	As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the stock offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares of common stock, or changes in market conditions or general financial and economic conditions following the commencement of the stock offering.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the stock offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3)	No effect has been given to the issuance of additional shares of common stock pursuant to stock options granted under the stock-based incentive plan that we expect to adopt. The stock issuance plan permits us to adopt one or more stock benefit plans, subject to stockholder approval, that may award stock or stock options in an aggregate amount up to 25% of the number of shares of common stock held by persons other than Oritani Financial Corp., MHC. The stock-based incentive plan will not be implemented for at least six months after the stock offering and until it has been approved by the stockholders.

(4)	Assumes that 3.92% of the outstanding shares of common stock, including shares of common stock issued to Oritani Financial Corp. MHC and to Oritani Charitable Foundation will be purchased by the employee stock ownership plan and that Oritani Financial Corp. will lend the funds used to acquire the employee stock ownership plan shares. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders’ equity. Oritani Savings Bank will provide the funds to repay the employee stock ownership plan loan. See “Management—Benefit Plans.”
(5)	Assumes that subsequent to the stock offering, 1.96% of the outstanding shares of common stock (including shares issued to Oritani Charitable Foundation and to Oritani Financial Corp., MHC) are purchased (with funds we provide) by the stock-based incentive plan in the open market at a price equal to the price for which the shares are sold in the stock offering. The shares of common stock to be purchased by the stock-based incentive plan are reflected as a reduction of stockholders’ equity. See “Pro Forma Data” and “Management.” The stock issuance plan permits us to adopt one or more stock benefit plans that award stock or stock options, in an aggregate amount up to 25% of the number of shares of common stock held by persons other than Oritani Financial Corp., MHC. The stock-based incentive plan will not be implemented for at least six months after the stock offering and until it has been approved by stockholders. See “Pro Forma Data” for a discussion of the potential dilutive impact of the award of shares under these plans.
(6)	Represents the tax effect of the contribution to the charitable foundation based on a 35.00% tax rate. The realization of the deferred tax benefit is limited annually to a maximum deduction for charitable foundations equal to 10% of our annual taxable income, subject to our ability to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.
(7)	Total stockholders’ equity equals GAAP capital.

PRO FORMA DATA

We cannot determine the actual net proceeds from the sale of the shares of common stock until the stock offering is completed. However, based upon the following assumptions, we estimate that net proceeds will be between $76.8 million and $104.1 million, or $119.9 million if the offering range is increased by 15%:

•	We will sell all shares of common stock in the subscription offering;

•	Our employee stock ownership plan will purchase 3.92% of the shares of common stock issued (including shares issued to Oritani Charitable Foundation and Oritani Financial Corp., MHC) with a loan from us. The loan will be repaid in substantially equal principal payments over a period of not more than 20 years;

•	Expenses of the stock offering, other than fees and expenses to be paid to Sandler O’Neill & Partners, L.P., are estimated to be $719,000;

•	363,800 shares of common stock will be purchased by our executive officers and directors, and their immediate families; and

•	Sandler O’Neill & Partners, L.P. will receive a fee equal to 1.0% of the aggregate purchase price of the shares sold in the stock offering, excluding any shares purchased by any employee benefit plans, the charitable foundation and any of our directors, officers or employees or members of their immediate families or entities owned or controlled by them.

We calculated our pro forma consolidated net income and stockholders’ equity for the fiscal year ended June 30, 2006 as if the shares of common stock had been sold at the beginning of the fiscal year and the net proceeds had been invested at 5.27% for the entire fiscal year, which assumes reinvestment of the net proceeds at a rate equal to the one year United States Treasury yield for the period. We believe this rate more accurately reflects a pro forma reinvestment rate than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for these periods. We assumed a tax rate of 35.0% for the fiscal year. This results in an annualized after-tax yield of 3.43% for the fiscal year ended June 30, 2006.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for the fiscal year as if the shares of common stock were outstanding at the beginning of the fiscal year, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of a stock-based incentive plan. Subject to the receipt of stockholder approval, we have assumed that the stock-based incentive plan will acquire an amount of shares of common stock equal to 1.96% of our outstanding shares of common stock, including shares issued to Oritani Charitable Foundation and to Oritani Financial Corp., MHC, at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plan in awards that vest over a five-year period. The stock issuance plan provides that we may grant awards of stock or options under one or more stock benefit plans in an aggregate amount up to 25% of the number of shares of common stock held by persons other than Oritani Financial Corp., MHC. However, any awards of stock in excess of 1.96% of the outstanding shares, including shares issued to Oritani Charitable Foundation and to Oritani Financial Corp., MHC, currently would require prior approval of the Office of Thrift Supervision.

We have also assumed that the stock-based incentive plan will grant options to acquire shares of common stock equal to 4.90% of our outstanding shares of common stock (including shares of common stock issued to Oritani Financial Corp., MHC and to Oritani Charitable Foundation). In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option-pricing model to estimate a grant-date fair value of $4.39 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 16.39% for the shares of common stock based on an index of publicly traded mutual holding companies, a dividend yield of 0%, an expected option life of ten years and a risk free interest rate of 5.22%. The stock issuance plan provides that we may grant awards of stock options under one or more stock benefit plans in an amount up to 25% of the number of shares of common stock held by persons other than Oritani Financial Corp., MHC. However, any awards of options in excess of 4.90% of our outstanding shares, including shares issued to Oritani Charitable Foundation and to Oritani Financial Corp., MHC, would require prior approval of the Office of Thrift Supervision.

As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” we intend to retain 50% of the net proceeds from the stock offering and contribute the remaining net proceeds from the stock offering to Oritani Savings Bank. We will use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan, and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with U.S. generally accepted accounting principles. We did not increase or decrease stockholder’s equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholder’s equity is not intended to represent the fair market value of the shares of common stock, and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholder’s equity does not give effect to the impact of tax bad debt reserves in the event we are liquidated.

At or For the Fiscal Year Ended June 30, 2006 Based Upon the Sale at $10.00 Per Share of
7,816,235 Shares at Minimum of Offering Range	9,195,570 Shares at Midpoint of Offering Range	10,574,906 Shares at Maximum of Offering Range	12,161,142 Shares at Adjusted Maximum of Offering Range (1)
(Dollars in Thousands, Except Per Share Amounts)
Gross proceeds of stock offering	$78,162	$91,956	$105,749	$121,611
Plus: market value of shares issued to charitable foundation	5,211	6,130	7,050	8,107

Market value of stock offering and charitable foundation shares	$83,373	$98,086	$112,799	$129,718

Gross proceeds of stock offering	$78,162	$91,956	$105,749	$121,611
Less: expenses	(1,362)	(1,482)	(1,602)	(1,740)

Estimated net proceeds	$76,800	$90,474	$104,147	$119,871
Less: cash contribution to charitable foundation	(1,000)	(1,000)	(1,000)	(1,000)
Common stock acquired by employee stock ownership plan (2)	(10,213)	(12,015)	(13,817)	(15,890)
Common stock awarded under stock-based incentive plan (3)	(5,106)	(6,008)	(6,909)	(7,945)

Estimated net proceeds after adjustment for stock benefit plans	$60,481	$71,451	$82,421	$95,036

For the Fiscal Year Ended June 30, 2006:
Net income:
Historical	$8,462	$8,462	$8,462	$8,462
Pro forma adjustments (4):
Income on adjusted net proceeds	2,074	2,451	2,827	3,260
Employee stock ownership plan (2)	(332)	(390)	(449)	(516)
Options awarded under stock-based incentive plan (5)	(1,121)	(1,319)	(1,516)	(1,744)
Shares awarded under stock-based incentive plan (3)	(664)	(781)	(898)	(1,033)

Pro forma net income	$8,419	$8,423	$8,426	$8,429

Net income per share:
Historical	$0.34	$0.29	$0.25	$0.22
Pro forma adjustments:
Income on adjusted net proceeds	0.08	0.08	0.08	0.08
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Options awarded under stock-based incentive plan (5)	(0.04)	(0.04)	(0.04)	(0.04)
Shares awarded under stock-based incentive plan (3)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share (2)(3)(4)(5)	$0.34	$0.29	$0.25	$0.22

Offering price to pro forma net income per share	29.41	x	34.48	x	40.00	x	45.45	x
Shares considered outstanding in calculating pro forma net income per share	25,083,124	29,509,557	33,935,990	39,026,389

At June 30, 2006:
Stockholder’s equity:
Historical	$150,135	$150,135	$150,135	$150,135
Estimated net proceeds	76,800	90,474	104,147	119,871
Market value of shares issued to charitable foundation	5,211	6,130	7,050	8,107
Less:
Expense, net of tax, of contribution to charitable foundation	(4,037)	(4,635)	(5,233)	(5,920)
Common stock acquired by employee stock ownership plan (2)	(10,213)	(12,015)	(13,817)	(15,890)
Shares awarded under stock-based incentive plan (3)	(5,106)	(6,008)	(6,909)	(7,945)

Pro forma stockholder’s equity (6)	$212,790	$224,081	$235,373	$248,358

(Footnotes begin on second following page)

	At or For the Fiscal Year Ended June 30, 2006 Based Upon the Sale at $10.00 Per Share of
	7,816,235 Shares at Minimum of Offering Range	9,195,570 Shares at Midpoint of Offering Range	10,574,906 Shares at Maximum of Offering Range	12,161,142 Shares at Adjusted Maximum of Offering Range (1)
	(Dollars in Thousands, Except Per Share Amounts)
Stockholder’s equity per share:
Historical	$5.76	$4.90	$4.26	$3.71
Estimated net proceeds	2.95	2.95	2.96	2.96
Market value of shares issued to charitable foundation	0.20	0.20	0.20	0.20
Less:
Expense, net of tax, of contribution to foundation	(0.15)	(0.15)	(0.15)	(0.15)
Common stock acquired by employee stock ownership plan (2)	(0.39)	(0.39)	(0.39)	(0.39)
Shares awarded under stock-based incentive plan (3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholder’s equity per share (3)(4)(5)(6)	$8.17	$7.31	$6.68	$6.13

Offering price as percentage of pro forma stockholder’s equity per share	122.40%	136.80%	149.70%	163.13%
Shares considered outstanding in calculating offering price as a percentage of pro forma stockholder’s equity per share	26,053,350	30,651,000	35,248,650	40,535,948
Charitable foundation ownership	2.00%	2.00%	2.00%	2.00%
Public ownership	30.00%	30.00%	30.00%	30.00%
Mutual holding company ownership	68.00%	68.00%	68.00%	68.00%

(Footnotes begin on following page)

_____________

(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding after the stock offering, which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the stock offering.
(2)	It is assumed that 3.92% of the total shares outstanding, including shares issued to Oritani Charitable Foundation and to Oritani Financial Corp., MHC, will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed from Oritani Financial Corp. by the employee stock ownership plan. The amount to be borrowed is reflected as a reduction of stockholders’ equity. Oritani Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Oritani Savings Bank’s total annual payment of the employee stock ownership plan debt is based upon 20 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions:
(i)	Oritani Savings Bank’s contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period;
(ii)	51,065, 60,076, 69,087 and 79,450 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively (based upon a 20-year loan term), were committed to be released during the fiscal year ended June 30, 2006, at an average fair value equal to the price for which the shares are sold in the stock offering in accordance with Statement of Position (“SOP”) 93-6; and
(iii)	only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net income per share calculations.
(3)	Gives effect to the stock-based incentive plan expected to be adopted following the stock offering. We have assumed that this plan acquires a number of shares of common stock equal to 1.96% of the outstanding shares, including shares issued to Oritani Charitable Foundation and to Oritani Financial Corp., MHC, through open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the stock offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the fiscal year ended June 30, 2006. We will contribute the funds used by the stock-based incentive plan to purchase the shares. There can be no assurance that the actual purchase price of the shares granted under the stock-based incentive plan will be equal to the $10.00 subscription price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares, our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of approximately 1.92% (at the maximum of the offering range) on the ownership interest of stockholders. The effect on pro forma net income per share and pro forma stockholders’ equity per share is not material. The following table shows pro forma net income per share and pro forma stockholders’ equity per share, assuming all the shares to fund the stock awards are obtained from authorized but unissued shares.

At or For the Fiscal Year Ended June 30, 2006	Minimum	Midpoint	Maximum	Adjusted Maximum
Pro forma net income per share	$0.34	$0.29	$0.25	$0.22
Pro forma stockholders’ equity per share	8.20	7.36	6.74	6.20

(4)	Does not give effect to the non-recurring expense that will be recognized in fiscal 2007 as a result of the contribution to Oritani Charitable Foundation of $1,000,000 in cash and 2% of the total shares to be outstanding upon completion of the offering.

The following table shows the estimated after-tax expense associated with the contribution to the foundation, as well as pro forma net income (loss) and pro forma net income (loss) per share assuming the contribution to the foundation was expensed during the periods presented.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	(Dollars in thousands, except per share amounts)
After-tax expense of contribution to foundation:
Year ended June 30, 2006	$4,037	$4,635	$5,233	$5,920

Pro forma net income (loss):
Year ended June 30, 2006	$4,382	$3,788	$3,193	$2,509

Pro forma net income (loss) per share:
Year ended June 30, 2006	$0.17	$0.13	$0.09	$0.06

The pro forma data assume that we will realize 100.0% of the income tax benefit as a result of the contribution to the foundation based on a 35.0% tax rate. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(5)	Gives effect to the granting of options pursuant to the stock-based incentive plan, which is expected to be adopted by Oritani Financial Corp. following the stock offering and presented to stockholders for approval not earlier than six months after the completion of the stock offering. We have assumed that options will be granted to acquire shares of common stock equal to 4.90% of outstanding shares, including shares issued to Oritani Financial Corp., MHC and to Oritani Charitable Foundation. In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $4.39 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options and the adoption of the stock-based incentive plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. For pro forma purposes, a deferred tax benefit has not been included with respect to stock options based on the assumption that the more-likely-than-not realization criterion of SFAS No. 109, Accounting for Income Taxes, would not be met. If a portion of the shares to satisfy the exercise of options under the stock-based incentive plan are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of up to 4.67% on the ownership interest of persons who purchase shares of common stock in the stock offering.

(6)	The retained earnings of Oritani Savings Bank will continue to be substantially restricted after the stock offering. See “Supervision and Regulation—Federal Banking Regulation.”

COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT THE CHARITABLE
FOUNDATION

As reflected in the table below, if the charitable foundation is not established and funded as part of the stock offering, FinPro, Inc. estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be issued in the stock offering. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, our pro forma valuation is $78.2 million, $92.0 million, $105.7 million and $121.6 million with the charitable foundation, as compared to $80.6 million, $94.8 million, $109.0 million and $125.4 million, respectively, without the charitable foundation. There is no assurance that in the event the charitable foundation were not formed, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the fiscal year ended June 30, 2006 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the stock offering was completed at June 30, 2006, with and without the charitable foundation.

	7,816,235 Shares Sold		9,195,570 Shares Sold		10,574,906 Shares Sold		12,161,142 Shares Sold
	With Foundation	Without Foundation	With Foundation	Without Foundation(1)	With Foundation	Without Foundation	With Foundation	Without Foundation
	(Dollars in thousands, except per share amounts)

Estimated stock offering amount	$78,162	$80,580	$91,956	$94,800	$105,749	$109,020	$121,611	$125,373
Pro forma market capitalization of stock offering and charitable foundation	83,373	80,580	98,086	94,800	112,799	109,020	129,718	125,373
Total assets	1,094,076	1,094,824	1,105,367	1,106,133	1,116,659	1,117,443	1,129,644	1,130,448
Total liabilities	881,285	881,285	881,285	881,285	881,285	881,285	881,285	881,285
Pro forma stockholder’s equity	212,790	213,538	224,081	224,847	235,373	236,157	248,358	249,162
Pro forma net income	8,419	8,452	8,423	8,454	8,426	8,457	8,429	8,459
Pro forma stockholder’s equity per share	8.17	7.95	7.31	7.12	6.68	6.50	6.13	5.96
Pro forma net income per share	0.34	0.33	0.29	0.28	0.25	0.24	0.22	0.21
Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholder’s equity per share	122.40%	125.79%	136.80%	140.45%	149.70%	153.85%	163.13%	167.79%
Offering price to pro forma net income per share	29.41%	30.30%	34.48%	35.71%	40.00%	41.67%	45.45%	47.62%
Offering price to assets	23.81%	24.53%	27.73%	28.57%	31.57%	32.52%	35.88%	36.97%
Pro forma financial ratios:
Return on assets	0.77%	0.77%	0.76%	0.76%	0.75%	0.76%	0.75%	0.75%
Return on equity	3.96%	3.96%	3.76%	3.76%	3.58%	3.58%	3.39%	3.39%
Equity to assets	19.45%	19.50%	20.27%	20.33%	21.08%	21.13%	21.99%	22.04%

____________

(1) The number of shares sold to the public, assuming no charitable foundation would be 8,058,000, 9,480,000, 10,902,000 and 12,537,300 at the minimum, midpoint maximum and maximum as adjusted, respectively of the offering range.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This section is intended to help potential investors understand the financial performance of Oritani Financial Corp. and Oritani Savings Bank through a discussion of the factors affecting our financial condition at June 30, 2006 and 2005 and our consolidated results of operations for the fiscal years ended June 30, 2006, 2005 and 2004. This section should be read in conjunction with the consolidated financial statements and notes to the financial statements that appear elsewhere in this prospectus. In this section, we sometimes refer to Oritani Savings Bank and Oritani Financial Corp. together as “Oritani Savings Bank” since the financial condition and results of operation of Oritani Financial Corp., closely reflects the financial condition and results of operation of its operating subsidiary, Oritani Savings Bank.

Overview

During fiscal 2002, market interest rates, including loan rates, began a steady decline. During this time, many of Oritani Savings Bank’s loan customers sought to refinance their mortgages at then-current market rates. While Oritani Savings Bank offered and originated loans over the period, it concentrated on adjustable rate loans and loans with shorter maturities. Since the primary market demand at that time was for long term fixed rate loans, Oritani Savings Bank’s loan balances began to decrease. The decrease was particularly evident during fiscal year 2003. During the year ended June 30, 2003, net loan balances decreased by approximately $89.5 million. Oritani Savings Bank sought to invest all available excess cash in vehicles that would provide steady cash flow in future periods while providing the highest available return for secure investments with such characteristics. Oritani Savings Bank redeployed these funds into investments, particularly mortgage-backed securities with limited duration. As a result, combined mortgage-backed securities (both available for sale and held to maturity) increased $208.7 million during the year ended June 30, 2003. The ending balance at June 30, 2003 was $536.8 million. In addition to the decrease in the loan portfolio, the increase in mortgage-backed securities was primarily funded through increases in deposits and borrowings, and decreases in securities and fed funds sold.

Oritani Savings Bank planned to utilize cash flows from its mortgage-backed securities portfolios to fund loan growth in future periods. However, the market interest rate environment and available returns on loans remained relatively low as fiscal 2004 began. Although Oritani Savings Bank had previously established a niche in multi-family and commercial real estate lending, it concluded during this time to increase its capacity to originate more multi-family and commercial real estate loans. Loans of this type generally carried a higher interest rate and better interest rate risk profile than one- to four-family residential loans. Multi-family loans and commercial real estate loans also generally have greater credit risk than one- to four-family residential loans. Oritani Savings Bank attempted to mitigate such risk by maintaining prudent underwriting standards. Oritani Savings Bank also hired an experienced lender to establish a larger presence in multi-family and commercial real estate lending. During fiscal 2004, net loans increased $42.8 million. This growth was funded, in part, through a net decrease in the combined mortgage-backed securities portfolios of $14.2 million. During fiscal 2005, net loans increased $109.8 million. This growth, again, was primarily funded through a net decrease in the combined mortgage-backed securities portfolios of $124.8 million. During fiscal 2006, net loans increased $149.5 million to $643.1 million from $493.6 million. Similarly, this growth was primarily funded through a net decrease in the combined mortgage-backed securities portfolios of $105.6 million, and a net decrease in the combined investment portfolios of $62.5 million. The majority of the increase in net loans was due to increases in multi-family and commercial real estate loans. Multi-family and commercial real estate loans increased $107.8 million, $81.3 million and $37.5 million during fiscal years 2006, 2005 and 2004, respectively. At June 30, 2003, multi-family and commercial real estate loans, and construction loans represented 44.4% of our total loan portfolio. At June 30, 2006, such loans had increased to represent 64.0% of our total loan portfolio.

Anticipated Increase in Non-Interest Expense

Following the completion of the stock offering, we anticipate that our non-interest expense will increase as a result of the increased costs associated with managing a public company, increased compensation expenses associated with the purchases of shares of common stock by our employee stock ownership plan, and the adoption of the stock-based incentive plan, if approved by our stockholders.

Assuming that the adjusted maximum number of shares is sold in the stock offering (12,161,142 shares):

•	the employee stock ownership plan will acquire 1,589,009 shares of common stock with a $15,890,090 loan that is expected to be repaid over not more than twenty years, resulting in an annual expense (pre-tax) of approximately $794,500 (assuming that the common stock maintains a value of $10.00 per share; the ultimate expense would be higher if the stock price is higher);

•	the stock-based incentive plan would grant options to purchase shares equal to 4.90% of the total outstanding shares (including shares issued to Oritani Financial Corp., MHC and to Oritani Charitable Foundation), or 1,986,261 shares, to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 0%; the expected option life is 7.5 years; the risk free interest rate is 5.22% (based on the ten-year Treasury rate) and the volatility rate on the shares of common stock is 16.39% (based on an index of publicly traded mutual holding company institutions), the estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis is $4.39 per option granted. Assuming this value is amortized over the five-year vesting period, the corresponding annual expense (pre-tax) associated with the stock options would be approximately $1.7 million; and

•	the stock-based incentive plan would award a number of shares of common stock equal to 1.96% of the outstanding shares (including shares issued to Oritani Financial Corp., MHC and to Oritani Charitable Foundation), or 794,504 shares, to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded under the stock-based incentive plan at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual expense (pre-tax) associated with shares awarded under the stock-based incentive plan would be approximately $1,589,000.

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and any accelerated repayment of the loan will increase the annual employee stock ownership plan expense. Further, the actual expense of the stock-based incentive plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share. The actual expense of the stock-based incentive plan will be determined by the grant-date fair value of the options which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

Critical Accounting Policies

We consider accounting policies that require management to exercise significant judgment or discretion or to make significant assumptions that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies. We consider the following to be our critical accounting policies.

Allowance for Loan Losses. The allowance for loan losses is the estimated amount considered necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses that is charged against income. In determining the allowance for loan losses, we make significant estimates and, therefore, have identified the allowance as a critical accounting policy. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management because of the high degree of judgment involved, the subjectivity of the assumptions used, and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

The allowance for loan losses has been determined in accordance with U.S. generally accepted accounting principles, under which we are required to maintain an allowance for probable losses at the balance sheet date. We are responsible for the timely and periodic determination of the amount of the allowance required. We believe that our allowance for loan losses is adequate to cover specifically identifiable losses, as well as estimated losses inherent in our portfolio for which certain losses are probable but not specifically identifiable.

Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. The analysis of the allowance for loan losses has two components: specific and general allocations. Specific allocations are made for loans that are classified. Management will identify loans that have demonstrated issues that cause concern regarding full collectibility in the required time frame. Delinquency is a key indicator of such issues. Management classifies such loans within the following industry standard categories: Special Mention; Substandard; Doubtful or Loss. In addition, a classified loan may be considered impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions, geographic concentrations, industry and peer comparisons. This analysis establishes factors that are applied to the loan groups to determine the amount of the general allocation. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant revisions based upon changes in economic and real estate market conditions. Actual loan losses may be significantly more than the allowance for loan losses we have established, which could have a material negative effect on our financial results.

On a quarterly basis, the Chief Financial Officer reviews the current status of various loan assets in order to evaluate the adequacy of the allowance for loan losses. In this evaluation process, specific loans are analyzed to determine their potential risk of loss. This process includes all loans, concentrating on non-accrual and classified loans. Each non-accrual or classified loan is evaluated for potential loss exposure. Any shortfall results in a recommendation of a specific allowance if the likelihood of loss is evaluated as probable. To determine the adequacy of collateral on a particular loan, an estimate of the fair market value of the collateral is based on the most current appraised value available. This appraised value is then reduced to reflect estimated liquidation expenses.

The results of this quarterly process are summarized along with recommendations and presented to executive management for their review. Based on these recommendations, loan loss allowances are approved by executive management. All supporting documentation with regard to the evaluation process, loan loss experience, allowance levels and the schedules of classified loans are maintained by the Chief Financial Officer. A summary of loan loss allowances is presented to the Board of Directors on a quarterly basis.

We have a concentration of loans secured by real property located in New Jersey. As a substantial amount of our loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans are critical in determining the amount of the allowance required for specific loans. Assumptions for appraisal valuations are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly impact the valuation of a property securing a loan and the related allowance determined. The assumptions supporting such appraisals are carefully reviewed by management to determine that the resulting values reasonably reflect amounts realizable on the related loans. Based on the composition of our loan portfolio, we believe the primary risks are increases in interest rates, a decline in the economy generally, and a decline in real estate market values in New Jersey. Any one or combination of these events may adversely affect our loan portfolio resulting in increased delinquencies, loan losses and future levels of loan loss provisions. We consider it important to maintain the ratio of our allowance for loan losses to total loans at an adequate level given current economic conditions, interest rates, and the composition of the loan portfolio.

Our allowance for loan losses in recent years reflects probable losses resulting from the actual growth in our loan portfolio. We believe the ratio of the allowance for loan losses to total loans at June 30, 2006 adequately reflects our portfolio credit risk, given our emphasis on multi-family and commercial real estate lending and current market conditions.

Although we believe we have established and maintained the allowance for loan losses at adequate levels, additions may be necessary if future economic and other conditions differ substantially from the current operating environment. Although management uses the best information available, the level of the allowance for loan losses remains an estimate that is subject to significant judgment and short-term change. In addition, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance, as an integral part of their examination process, will periodically review our allowance for loan losses. Such agencies may require us to recognize adjustments to the allowance based on its judgments about information available to them at the time of their examination.

Deferred Income Taxes. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. We consider the determination of this valuation allowance to be a critical accounting policy because of the need to exercise significant judgment in evaluating the amount and timing of recognition of deferred tax liabilities and assets, including projections of future taxable income. These judgments and estimates are reviewed on a continual basis as regulatory and business factors change. A valuation allowance for deferred tax assets may be required if the amounts of taxes recoverable through loss carry backs decline, or if we project lower levels of future taxable income. Such a valuation allowance would be established through a charge to income tax expense that would adversely affect our operating results.

Asset Impairment Judgments. Some of our assets are carried on our consolidated balance sheets at cost, fair value or at the lower of cost or fair value. Valuation allowances or write-downs are established when necessary to recognize impairment of such assets. We periodically perform analyses to test for impairment of such assets. In addition to the impairment analyses related to our loans discussed above, another significant impairment analysis is the determination of whether there has been an other-than-temporary decline in the value of one or more of our securities.

Our available-for-sale securities portfolio is carried at estimated fair value, with any unrealized gains or losses, net of taxes, reported as accumulated other comprehensive income or loss in stockholder’s equity. Our held-to-maturity securities portfolio, consisting of debt securities for which we have a positive intent and ability to hold to maturity, is carried at amortized cost. We conduct a periodic review and evaluation of the securities portfolio to determine if the value of any security has declined below its cost or amortized cost, and whether such decline is other-than-temporary. If such decline is deemed other-than-temporary, we would adjust the cost basis of the security by writing down the security to fair market value through a charge to current period operations. The market values of our securities are affected by changes in interest rates. When significant changes in interest rates occur, we evaluate our intent and ability to hold the security to maturity or for a sufficient time to recover our recorded investment balance.

Business Strategy

Our business strategy is to operate as a well-capitalized and profitable financial institution dedicated to providing exceptional personal service to our individual and business customers. We cannot assure you that we will successfully implement our business strategy.

Highlights of our business strategy are discussed below:

Continuing to focus on multi-family and commercial real estate lending. Our primary business focus over the past three years has been the origination of multi-family and commercial real estate loans. We prefer this type of lending for several reasons. One of the key reasons is that the interest rates for such loans are higher than the prevailing rates for residential loans, resulting in higher interest income potential. We are also able to include prepayment and origination fees on such loans. In addition, the repayment terms usually expose us to less interest rate risk than fixed rate residential loans. We generally incorporate one or more of the following features into our terms for multi-family and commercial real estate loans, thereby decreasing their interest rate risk: interest rate reset after five years at a predetermined spread to treasury rates; minimum stated interest rates; balloon repayment date or maximum fixed rate self-amortizing loan term of 20 years. Fixed rate self-amortizing loans are only offered for loan amounts of $1.5 million or less. Finally, although multi-family and commercial real estate loans are also generally perceived within the industry to carry a greater amount of credit risk than residential loans, management believes that they have mitigated much of this credit through the underwriting process. While we have expanded our involvement in these loans over the past few years, we have been involved in multi-family lending for over thirty years. Over the past three years, we have assembled a department exclusively devoted to the origination and administration of multi-family and commercial real estate loans. There are presently four loan officers in the department as well as support staff. While our actual origination volume will depend upon market conditions, we are poised to continue its emphasis on multi-family and commercial real estate loans.

Increasing the origination of second mortgage loans, thereby improving our interest rate risk profile. Fixed rate second mortgage loans offered by Oritani have amortization terms of 5, 10, 15 or 20 years and the most popular term is 10 years. All of these loans require significant principal amortization each month. Since the principal received can be redeployed by us at then current market rates, the interest rate risk on such loans is minimized. Home equity lines of credit, which are included in second mortgage loan category, also have minimal interest rate risk because they adjust monthly based on the prime rate. We have historically had steady originations of these types of loans, primarily relying on newspaper advertisements and existing customers for their originations. We intend to expand its originations of these types of loans because management feels that the risk reward profile is favorable.

Supporting the expansion of our branch network through de novo branching. We have been seeking desirable branch locations within our existing footprint and contiguous neighborhoods. We have had market studies performed and identified specific areas for targeted expansion. We most recently opened a new branch in February, 2004. Since that time we have closed two branches. In both of these instances, we had superior nearby locations and was able to transfer the vast majority of our deposits at the former locations to the nearby branches. We currently do not intend to close any additional branches. Conversely, it is our intention to expand our branch locations by opening de novo branch offices. We have also made significant capital improvements to its existing branch locations, particularly over the past three years. It is our intention to continue to improve its existing facilities.

Increasing core deposits. Our total deposits have decreased each year since 2003 and the five year deposit total has essentially been unchanged. In an attempt to reverse this trend, we have designed a suite of products that are expected to increase core deposits and appeal to a younger customer base. In addition, we intend to invest in additional training for our branch personnel and to implement a branch incentive compensation program. The desired result of these objectives is to offer more competitive deposit products, better position the branch personnel to sell our products and to increase our core deposit level.

Comparison of Financial Condition at June 30, 2006 and June 30, 2005

Total Assets. Total assets decreased $20.3 million, or 1.9%, to $1.03 billion at June 30, 2006 from $1.05 billion at June 30, 2005. The decrease in assets resulted primarily from a decrease in funding sources, namely deposits and borrowings. Mortgage backed securities and investments decreased significantly, consistent with our strategy to de-emphasize these assets while increasing our origination of multifamily and commercial real estate loans.

Cash and Cash Equivalents. Cash and cash-equivalents decreased $10.9 million, or 60.0%, to $7.3 million at June 30, 2006 from $18.2 million at June 30, 2005. This decrease was due to fluctuations in liquidity. The Company had a $9.9 million investment in fed funds at June 30, 2005 and no corresponding investment at June 30, 2006.

Net Loans. Net loans increased $149.5 million, or 30.3%, to $643.1 million at June 30, 2006 from $493.6 million at June 30, 2005. The significant loan growth in 2006 was fueled by originations totaling $232.9 million, in addition to loan purchases of $5.5 million. Net loans constituted 62.3% of assets at June 30, 2006, up from 46.9% at June 30, 2005.

Securities Held to Maturity. Securities held to maturity decreased $12.1 million, or 47.4%, to $13.4 million at June 30, 2006 from $25.5 million at June 30, 2005. The decrease was due to maturities in the portfolio that were reinvested primarily in loan originations. No securities were purchased in 2006.

Securities Available for Sale. Securities available for sale decreased $50.4 million, or 82.8%, to $10.5 million at June 30, 2006 from $60.9 million at June 30, 2005. Of the $60.9 million of securities available for sale at June 30, 2005, $58.8 million, or 96.5%, was comprised of Oritani Savings Bank’s investment in an adjustable rate mortgage mutual fund. This asset was considered impaired at June 30, 2005 as it was judged to have suffered an other-than-temporary decline in its market value. As a result of the impairment, the Bank took a write-down in the asset, and in fiscal 2006, the Bank sold a majority of its remaining investment in an adjustable rate mortgage mutual fund, resulting in the reduced holdings at June 30, 2006.

Mortgage Backed Securities Held to Maturity. Mortgage backed securities held to maturity decreased $97.4 million, or 26.2%, to $274.7 million at June 30, 2006 from $372.1 million at June 30, 2005. This decrease was due to prepayments and principal amortizations within the portfolio. These cash flows were reinvested into loans. No new mortgage-backed securities were purchased during fiscal 2006.

Mortgage Backed Securities Available for Sale. Mortgage backed securities available for sale decreased $8.2 million, or 32.1%, to $17.4 million at June 30, 2006 from $25.7 million at June 30, 2005. This decrease was due to prepayments and principal amortizations within the portfolio. No new securities were purchased during fiscal 2006. These cash flows were reinvested into loans.

Bank Owned Life Insurance. Bank owned life insurance increased $5.4 million, or 28.4%, to $24.4 million at June 30, 2006 from $19.0 million at June 30, 2005. The increase was due to growth in the cash surrender value of the underlying policies as well as an additional investments of $4.5 million made by Oritani Savings Bank. Oritani Savings Bank does not currently anticipate additional investments in bank owned life insurance contracts.

Deposits. Deposits decreased $14.3 million, or 2.0%, to $688.6 million at June 30, 2006 from $703.0 million at June 30, 2005. The net deposit outflow that occurred during fiscal 2005 continued in fiscal 2006, as we chose not to match certain competitors’ above-market deposit rates. In addition, we experienced a certain amount of deposit outflow irrespective of rate, as customers sought alternative investments outside of insured deposit products. Oritani Savings Bank has, and continues to, offer deposit products at rates that are profitable to Oritani Savings Bank.

Borrowings. Borrowings decreased $12.3 million, or 6.8%, to $169.8 million at June 30, 2006 from $182.1 million June 30, 2005. This decrease was primarily attributable to a $10.0 million borrowing that was called by the FHLBNY, and normal fluctuations in Oritani Savings Bank’s overnight line-of-credit borrowings.

Accrued Taxes Payable. Accrued taxes payable decreased $3.0 million, or 87.2%, to $439,000 at June 30, 2006 from $3.4 million at June 30, 2005. In 2005 and prior years, Oritani Financial Corp. elected to be taxed as a seasonal taxpayer. This election allowed us to defer the payment of our income taxes to one annual payment, as opposed to four quarterly payments. In

2006 Oritani Savings Bank ceased to qualify as a seasonal taxpayer and was required to make its income tax payments in quarterly installments, causing the decrease.

Comparison of Operating Results for the Fiscal Years Ended June 30, 2006 and 2005

Net Income. Net income decreased $498,000, or 5.6%, to $8.5 million for the year ended June 30, 2006 versus $9.0 million for the year ended June 30, 2005. The primary reasons for the decrease were higher operating expenses and provisions for loan losses in 2006, partially offset by increased other income.

Total Interest Income. Total interest income increased $4.8 million, or 10.4%, to $51.3 million for the year ended June 30, 2006 versus $46.4 million for the year ended June 30, 2005. The primary factor contributing to this increase was interest income on mortgage loans. Interest income on loans increased $9.9 million, or 37.4% in fiscal 2006, due to a $167.1 million increase in the average balance of loans as well as a 3 basis point increase in the average yield. The increase in the average balance was due to originations of $232.9 million, partially offset by principal amortizations and prepayments of $88.1 million. The increase in interest on mortgage loans was partially offset by decreases in interest on securities available for sale, mortgage backed securities held to maturity, and mortgage backed securities available for sale, as the average balance of these assets decreased $158.7 million from June 30, 2005 to June 30, 2006.

Interest Expense. Interest expense increased $5.2 million, or 28.2%, to $23.5 million for the year ended June 30, 2006 versus $18.3 million for the prior year period. The majority of the increase, or $4.5 million, was attributable to interest expense on deposits resulting from higher market rates. The average cost of deposits increased 68 basis points from June 30, 2005 to June 30, 2006, offset partially by a decrease in average balance of $15.1 million. Additionally, interest expense on borrowings increased due to a $10.4 million increase in the average balance and an 18 basis point increase in cost.

Provision for Loan Losses. Provision for loan losses increased $700,000, or 87.5%, to $1.5 million for the year ended June 30, 2006 versus $800,000 for the prior year period. The increase in our allowance for loan losses reflected the overall growth of Oritani Savings Bank’s loan portfolio, and especially the increased origination in our commercial real estate and multi-family portfolio.

Other Income. Other income increased $2.9 million, or 174.2%, to $4.6 million for the year ended June 30, 2006 versus $1.7 million for the year ended June 30, 2005. The primary reason for this increase was that in fiscal 2005 Oritani Savings Bank recognized an impairment charge of $1.2 million regarding an investment which was considered as other than temporarily impaired as compared to an impairment charge of $355,000 during fiscal 2006. Additionally, in fiscal 2006, Oritani Savings Bank recognized a one-time gain of $799,000 on the sale of a former branch building. Further, we realized an increase of $608,000 in bank owned life insurance for the year ended June 30, 2006. This increase was primarily due to the increase in average balance of Oritani Savings Bank’s bank owned life insurance contracts during 2006 as compared to 2005, when Oritani Savings Bank had the contracts on its books for only a partial year.

Total Operating Expenses. Total operating expenses increased $2.7 million, or 18.4%, to $17.5 million for the year ended June 30, 2006 from $14.8 million for the year ended June 30, 2005. The increase resulted primarily from an increase of $2.7 million, or 27.8%, to $12.2 million for the year ended June 30, 2006 from $9.6 million for the year ended June 30, 2005, in compensation, payroll taxes and fringe benefits, resulting from increased payroll costs and expenses for retirement and other benefit plans. Most significantly, the expenses associated with Oritani Savings Bank’s Defined Benefit Pension Plan increased to $2.7 million for the year ended June 30, 2006 from $481,000 for the year ended June 30, 2005 due to the increased contribution by Oritani Savings Bank to this pension plan in 2006.

Comparison of Operating Results for the Years Ended June 30, 2005 and 2004

Net Income. Net income decreased $1.1 million, or 11.3%, to $9.0 million for the year ended June 30, 2005 from $10.1 million for the year ended June 30, 2004. The decrease was primarily attributable to increased operating expenses and a $1.2 million impairment charge related to a security determined to be other than temporarily impaired, partially offset by increased net interest income.

Total Interest Income. Total interest income increased $2.7 million, or 6.2%, to $46.4 million for the year ended June 30, 2005 from $43.7 million from the prior year period, as a result of Oritani Savings Bank’s strategy of funding loan growth through investment pay-downs. Loan income increased $3.5 million, to $26.3 million for the year ended June 30, 2005 from $22.9 million for the year ended June 30, 2004. This increase was partially offset by decreased interest income in the mortgage-backed securities available for sale portfolio. The increased income on loans during fiscal 2005 was primarily attributable to an $88.9 million increase in the average balance of the portfolio. The yield on the portfolio decreased 45 basis points to 5.78% from 6.23%, primarily due to the external interest rate environment. The flattening yield curve during fiscal 2005 negatively affected Oritani Savings Bank’s interest income by dictating market rates for new loan originations below the rates of Oritani Savings Bank’s existing loan portfolio and providing an impetus for customers to refinance at lower rates and reprice adjustable rate loans at lower rates. The combined mortgage-backed portfolio (available for sale and held to maturity) had a decrease in the average balance of $70.8 million to $453.6 million at June 30, 2005 from $524.4 million at June 30, 2004. Although the yield on these portfolios increased, their yields were still below those available through new loan originations.

Interest Expense. Interest expense increased $1.1 million, or 6.3%, to $18.3 million for the year ended June 30, 2005 from $17.3 million for the year ended June 30, 2004. The increase resulted from an increase in the average cost of deposits from 1.64% during fiscal 2004 to 1.69% during fiscal 2005, offset partially by a $16.8 million decrease in the average balance of deposits during the year. Interest expense on borrowings increased $1.0 million, or 19.1%, to $6.3 million during the year ended June 30, 2005 from $5.3 million during the year ended June 30, 2004 resulting from a $27.3 million increase in the average balance of borrowings during the reported period. The average cost of funds was relatively stable, decreasing 2 basis points to 3.83% for the year ended June 30, 2005 from 3.85% for the prior year period.

Provision for Loan Losses. Provision for loan losses increased $63,000, or 8.5%, to $800,000 during the year ended June 30, 2005 from $737,000 during the year ended June 30, 2004. The provision recorded for fiscal 2005 reflected the overall growth in the loan portfolio as well as Oritani Savings Bank’s continued emphasis on commercial real estate and multifamily loans.

Other Income. Other income decreased $1.3 million, or 42.9%, to $1.7 million during the year ended June 30, 2005 from $2.9 million for the year ended June 30, 2004. The primary reason for the decrease was an impairment charge of $1.2 million taken on a security determined to be other than temporarily impaired. The value of this asset had deteriorated steadily since December 2002 and Oritani Savings Bank determined the impairment was other than temporary, and wrote down the investment to its estimated market value as of June 30, 2005. In addition, service charges decreased $98,000 during fiscal 2005. Income from real estate operations, net also decreased $136,000 to $965,000 for the year ended June 30, 2005 from $1.1 million for the year ended June 30, 2004, primarily due to additional repairs and maintenance at the various projects as well as normal annual fluctuations.

Total Operating Expenses. Operating expenses increased $1.9 million, or 15.0%, to $14.8 million during the year ended June 30, 2005 from $12.9 million during the year ended June 30, 2004. The largest component of operating expense, compensation, payroll taxes and fringe benefits expense, increased $1.5 million, or 17.9%, to $9.6 million during the year ended June 30, 2005 from $8.1 million during the year ended June 30, 2004. In addition to increased payroll costs, increased costs for medical expenses and retirement plans contributed to the increased compensation expense. In addition, office occupancy and equipment expense increased $325,000, or 18.6% during fiscal 2005. Operating expense was adversely affected by the write-off of furniture acquired with the new corporate headquarters and the expensing of demolition costs of an unwanted structure on land owned by Oritani Savings Bank.

Average Balances and Yields. The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense. The calculation of average outstanding balances was obtained by adding month-end balances for the year and dividing the result by twelve.

	At June 30, 2006		For the Years Ended June 30,
			2006			2005
	Balance	Yield/Rate	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate

Interest-earning assets:
Loans, net	$643,064	6.03%	$623,120	$36,196	5.81%	$455,972	$26,339	5.78%
Securities available for sale at market value	10,499	5.18	24,728	1,087	4.40	61,283	1,834	2.99
Securities held to maturity	13,415	2.83	21,160	1,026	4.85	26,000	946	3.64
Mortgage-backed securities available for sale at market value	17,426	5.19	20,811	959	4.61	33,865	1,418	4.19
Mortgage-backed securities held to maturity	274,695	4.10	310,620	11,926	3.84	419,752	15,783	3.76
Interest on federal funds sold	-	-	1,881	82	4.36	5,291	119	2.25

Total interest-earning assets	959,099	5.41%	1,002,320	51,276	5.12%	1,002,163	46,439	4.63%

Non-interest-earning assets	72,322		37,767			34,544

Total assets	$1,031,421		$1,040,087			$1,036,707

Interest-bearing liabilities:
Savings accounts	181,907	1.18%	$196,386	2,382	1.21%	$227,811	2,536	1.11%
Money market deposit accounts	22,023	3.85	20,771	710	3.42	25,075	542	2.16
NOW accounts	77,266	1.06	82,980	687	0.83	70,486	342	0.49
Time deposits	407,450	3.94	395,673	12,703	3.21	387,562	8,608	2.22

Total deposits	688,646	2.88	695,810	16,482	2.37	710,934	12,028	1.69
Borrowings	169,780	4.06	175,395	7,040	4.01	164,963	6,321	3.83

Total interest-bearing liabilities	858,426	3.12%	871,205	23,522	2.70%	875,897	18,349	2.09%

Non-interest-bearing liabilities	22,860		22,221			23,173

Total liabilities	881,286		893,426			899,070
Stockholder’s Equity	150,135		146,661			137,637

Total liabilities and Stockholder’s Equity	$1,031,421		$1,040,087			$1,036,707

Net interest income				$27,754			$28,090

Net interest rate spread (1)		2.29%			2.42%			2.54%

Net interest-earning assets(2)	$100,673		$131,115			$126,266

Net interest margin (3)					2.77%			2.80%

Ratio of interest-earning assets to interest-bearing liabilities		111.72%			115.05%			114.42%

    ____________

(1)	Average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.
(2)	Net interest-earning assets represents total interest-earning assets less interest-bearing liabilities.
(3)	Net interest margin represents net interest income as a percent of average interest-earning assets for the period.

	For the Year Ended June 30,
	2004
	Average Outstanding Balance	Interest	Yield/Rate
	(Dollars in thousands)

Interest-earning assets:
Loans	$367,107	$22,876	6.23%
Securities available for sale	61,612	1,450	2.35
Securities held to maturity	20,129	629	3.12
Mortgage-backed securities available for sale	69,784	2,987	4.28
Mortgage-backed securities held to maturity	454,631	15,660	3.44
Interest on federal funds sold	6,520	112	1.72

Total interest-earning assets	979,783	$43,714	4.47%

Non-interest-earning assets	31,153

Total assets	$1,010,936

Interest-bearing liabilities:
Savings accounts	$225,033	$2,531	$1.12%
Money market	27,087	356	1.31
NOW accounts	66,253	302	0.46
Time deposits	409,399	8,772	2.14

Total deposits	727,772	11,961	1.64
Borrowings	137,623	5,305	3.85

Total interest-bearing liabilities	865,395	$17,266	2.00%

Non-interest-bearing liabilities	17,153

Total liabilities	882,548
Stockholder’s Equity	128,388

Total liabilities and Stockholder’s Equity	$1,010,936

Net interest income		$26,448

Net interest rate spread (1)			2.47%

Net interest-earning assets (2)	$114,388

Net interest margin (3)			2.70%

Average interest-earning assets to interest-bearing liabilities			113.22%

____________

(1)	Average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.
(2)	Net interest-earning assets represents total interest-earning assets less interest-bearing liabilities.
(3)	Net interest margin represents net interest income as a percent of average interest-earning assets for the period.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the fiscal years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total increase (decrease) column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume which can not be segregated have been allocated to volume.

	Years Ended June 30, 2006 vs. 2005			Years Ended June 30, 2005 vs. 2004
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(In thousands)

Interest-earning assets:
Loans, net	$9,655	$202	$9,857	$5,538	$(2,075)	$3,463
Securities available for sale	(1,094)	347	(747)	(8)	392	384
Securities held to maturity	(176)	256	80	183	134	317
Mortgage-backed securities available for sale	(547)	88	(459)	(1,537)	(32)	(1,569)
Mortgage-backed securities held to maturity	(4,103)	246	(3,857)	(1,201)	1,324	123
Interest on federal funds sold	(77)	40	(37)	(22)	29	7

Total interest-earning assets	3,658	1,179	4,837	2,953	(228)	2,725

Interest-bearing liabilities:
Savings accounts	(350)	196	(154)	31	(26)	5
Money market	(93)	261	168	(26)	212	186
NOW accounts	61	284	345	19	21	40
Time deposits	180	3,915	4,095	(468)	304	(164)

Total deposits	(202)	4,656	4,454	(444)	511	67

Borrowings	400	319	719	1,054	(38)	1,016

Total interest-bearing liabilities	198	4,975	5,173	610	473	1,083

Change in net interest income	$3,460	$(3,796)	$(336)	$2,343	$(701)	$1,642

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, our Board of Directors has the authority and responsibility for managing interest rate risk. Oritani Savings Bank has established an Asset/Liability Management Committee, comprised of its President, Senior Vice President, Chief Financial Officer, Senior Vice President-Commercial Lending, Vice President-Mortgage Lending and Vice President-Branch Administration, which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for recommending to the Board the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors. The Asset/Liability Management Committee reports to the Board on a quarterly basis.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. As part of our ongoing asset-liability management, we currently use the following strategies to manage our interest rate risk:

(i)	originating multi-family and commercial real estate loans that generally tend to have shorter interest duration and generally reset at five years;

(ii)	investing in shorter duration securities and mortgage-backed securities; and

(iii)	obtaining general financing through longer-term Federal Home Loan Bank advances with call options that are considered unlikely.

Shortening the average maturity of our interest-earning assets by increasing our investments in shorter-term loans and securities, as well as loans and securities with variable rates of interest, helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates. By following these strategies, we believe that we are well-positioned to react to increases in market interest rates.

Net Portfolio Value. We compute the amounts by which our net present value of cash flow from assets, liabilities and off balance sheet items (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below.

The table below sets forth, as of June 30, 2006, the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the United States Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates and loan prepayment and deposit decay rates, and should not be relied upon as indicative of actual results.

Change in Interest Rates (basis points) (1)	Estimated NPV (2)			NPV as a Percentage of Present Value of Assets (3)
		Estimated Increase (Decrease) in NPV		NPV Ratio (4)	Increase (Decrease) (basis points)
		Amount	Percent
	(Dollars in thousands)
+300	$75,301	$(73,543)	(49)%	8.43%	(660)
+200	100,779	(48,065)	(32)	10.88	(415)
+100	127,259	(21,585)	(15)	13.26	(177)
0	148,844			15.03
-100	163,906	15,062	10	16.12	109

    ___________________

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The table above indicates that at June 30, 2006, in the event of a 100 basis point increase in interest rates, we would experience a 15% decrease in net portfolio value. In the event of a 200 basis point increase in interest rates, we would experience a 32% decrease in net portfolio value. These changes in net portfolio value are within the limitations established in our asset and liability management policies.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments and maturities and sales of securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Our Asset/Liability Management Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs of our customers as well as unanticipated contingencies. We seek to maintain a liquidity ratio of 2.0% of deposits or greater. For the fiscal year ended June 30, 2006, our liquidity ratio averaged 1.3%.

We regularly adjust our investments in liquid assets based upon our assessment of:

(i)	expected loan demand;

(ii)	expected deposit flows;

(iii)	yields available on interest-earning deposits and securities; and

(iv)	the objectives of our asset/liability management program.

Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At June 30, 2006, cash and cash equivalents totaled $7.3 million. Securities and mortgage-backed securities classified as available for sale, which provide additional sources of liquidity, totaled $27.9 million at June 30, 2006. In addition, at June 30, 2006, we had the ability to borrow a total of $100.0 million through a line of credit with the Federal Home Loan Bank of New York, and also had the ability to borrow additional funds from the Federal Home Loan Bank of New York by pledging securities. The book value of unencumbered securities available to pledge at June 30, 2006 was $80.7 million. These amounts are in addition to the amounts outstanding at June 30, 2006. On that date, we had $168.9 million in advances outstanding.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.

At June 30, 2006, we had $55.5 million in loan commitments outstanding. In addition to commitments to originate loans, we had $17.0 million in unused lines of credit to borrowers. Time deposits due within one year of June 30, 2006 totaled $343.0 million, or 49.8% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other time deposits and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the time deposits. We believe, however, based on past experience, that a significant portion of our time deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary investing activity currently is the origination of loans and the purchase of loans and securities. During the year ended June 30, 2006, we originated $232.9 million of loans and purchased $5.5 million of loans. We did not purchase any securities in fiscal 2006. During the year ended June 30, 2005, we originated $156.8 million of loans, purchased $6.7 million of loans, and purchased $26.0 million of securities.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances. We experienced a net decrease in total deposits of $14.3 million and $25.1 million for the fiscal years ended June 30, 2006 and 2005, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors.

Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of New York, which provide an additional source of funds. Federal Home Loan Bank advances reflected a net decrease of $12.8 million and a net increase of $26.8 million during the fiscal years ended June 30, 2006 and 2005, respectively. Federal Home Loan Bank advances have primarily been used to fund loan demand and provide longer-term sources of funding.

Oritani Savings Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2006, Oritani Savings Bank exceeded all regulatory capital requirements. Oritani Savings Bank is considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note 14 of the Notes to the Consolidated Financial Statements.

The net proceeds from the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of loans. Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, resulting in increased net interest-earning assets and net income. However, due to the increase in equity resulting from the net proceeds raised in the stock offering, return on equity will be adversely impacted following the stock offering.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit, standby letters of credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. We consider commitments to extend credit in determining our allowance for loan losses. For additional information, see Note 3, “Loans,” to our Consolidated Financial Statements.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment.

The following table summarizes our significant fixed and determinable contractual obligations and other funding needs by payment date at June 30, 2006. The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

	Payments Due by Period
Contractual Obligations	Less than One Year	One to Three Years	Three to Five Years	More than Five Years	Total
	(In thousands)

Federal Home Loan Bank advances	$14,875	$10,000	$24,061	$120,000	$168,936
Operating leases	107	176	182	204	669

Total	$14,982	$10,176	$24,243	$120,204	$169,605

Commitments to extend credit	$55,509	$—	$—	$—	$55,509

Unadvanced construction loans	$21,976	$—	$—	$—	$21,976

Unused lines of credit	$17,016	$—	$—	$—	$17,016

Impact of Inflation and Changing Prices

Our consolidated financial statements and related notes have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF ORITANI FINANCIAL CORP.

Since being formed in 1998, we have primarily engaged in the business of holding the common stock of Oritani Savings Bank as well as two limited liability companies that own a variety of real estate investments. Upon completion of the stock offering, we will continue to own all of the issued and outstanding common stock of Oritani Savings Bank. We will retain up to 50% of the net proceeds from the stock offering. A portion of the net proceeds we retain will be used for the purpose of making a loan to fund the purchase of our shares of common stock by the Oritani Savings Bank employee stock ownership plan. We will contribute the remaining net proceeds to Oritani Savings Bank as additional capital. We intend to invest our capital as discussed in “How We Intend to Use the Proceeds from the Stock Offering.”

In the future, Oritani Financial Corp., as the holding company of Oritani Savings Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of Oritani Financial Corp. at the present time. Oritani Financial Corp. expects to continue to invest in joint venture relationships if such opportunities present themselves.

Our cash flow will depend on earnings from the investment of the net proceeds we retain, any dividends received from Oritani Savings Bank and from the cash flow from our real estate investments. Oritani Financial Corp. uses the premises, equipment and furniture of Oritani Savings Bank. At the present time, we employ as officers only certain persons who are also officers of Oritani Savings Bank. However, we use the support staff of Oritani Savings Bank from time to time. These persons are not separately compensated by Oritani Financial Corp.

BUSINESS OF ORITANI SAVINGS BANK

General

Our principal business consists of attracting retail and commercial bank deposits from the general public in the areas surrounding our main office in the Township of Washington, New Jersey and our branch offices located in the New Jersey Counties of Bergen (14 branches, including our main office), Hudson (4 branches) and Passaic (one branch), and investing those deposits, together with funds generated from operations, in multi-family and commercial real estate loans, one- to four-family residential mortgage loans as well as in second mortgage and equity loans, construction loans, business loans, other consumer loans, and investment securities. We originate loans primarily for investment and hold such loans in our portfolio. Occasionally, we will also enter into loan participations. Our revenues are derived principally from interest on loans and securities as well as our investments in real estate and real estate joint ventures. We also generate revenues from fees and service charges and other income. Our primary sources of funds are deposits, borrowings and principal and interest payments on loans and securities.

Our website address is www.oritani.com. Information on our website should not be considered a part of this prospectus.

Market Area

From its headquarters in the Township of Washington, New Jersey, Oritani operates nineteen full service offices, including its main office. We operate offices in three separate counties of New Jersey: Bergen, Hudson and Passaic. The majority of our branches, fourteen, and deposits are located in Bergen County. In addition, we operate four branches in Hudson County and one branch in Passaic County.

In terms of population rank, Bergen County ranks as the largest county in New Jersey while Hudson County ranks fifth and Passaic County ranks ninth out of twenty-one counties. Based upon household income statistics, Bergen County ranks third out of the twenty-one counties in New Jersey while Passaic ranks thirteenth and Hudson County ranks twentieth. The three counties are a part of New Jersey which is referred to as the “Gateway Region.”

Bergen County is bordered by Rockland County, New York to the north, the Hudson River to the east, Hudson County to the south, a small border with Essex County also to the south and Passaic County to the west.

Hudson County has always been a gateway for many immigrants to the United States. It is also recognized as one of the Northeast’s major transportation and industrial hubs as the New York metropolitan area’s three major airports – John F. Kennedy International Airport, LaGuardia Airport, and Newark Liberty International Airport – are within a relatively short distance of Hudson County.

Among the largest employers in Oritani’s market area include Hoffman-La Roche, Credit Suisse First Boston LLC, Liz Claiborne Inc., Lucky Brand Dungarees Stores, Inc., United Parcel Service Inc., NJ Sports & Expo Authority, Quest Diagnostics Incorporated, AT&T Wireless Services, Inc., colleges and universities, and local, state and federal governments and hospitals. Also, many financial service corporations including Goldman Sachs, Chase Manhattan Bank, Lehman Brothers, Merrill Lynch, and the Charles Schwab have relocated some of their staff from New York City to Hudson County or expanded their offices in Hudson County since the September 11, 2001 attacks. The largest employment sectors include health care, manufacturing and retail trade for Bergen and Passaic counties and finance and insurance for Hudson County.

Competition

We face intense competition within our market area both in making loans and attracting deposits. Our market area has a high concentration of financial institutions including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. As of December 31, 2005, we have deposit market share of approximately 1.7% in Bergen County, and less than 1.0% in each of Hudson and Passaic Counties.

Our competition for loans and deposits comes principally from locally owned and out-of-state commercial banks, savings institutions, mortgage banking firms and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies. Our primary focus is to build and develop profitable customer relationships across all lines of business while maintaining our role as a community bank.

Lending Activities

Our principal lending activity is the origination of multi-family loans and commercial real estate loans as well as residential real estate mortgage loans secured by property located primarily in our market area. Our commercial real estate loans consist primarily of mortgage loans secured by small commercial offices, retail space, warehouses and mixed-use buildings. Our multi-family loans consist primarily of mortgage loans secured by small- and medium-sized apartment buildings. Our residential real estate mortgage loans consist of one- to four-family residential real property and consumer loans. Construction loans consist primarily of one-to four-family development, condominiums and commercial development projects. Second mortgage and equity loans consist primarily of home equity loans and home equity lines of credit. Multi-family and commercial real estate loans represented $379.2 million, or 58.1% of our total loan portfolio at June 30, 2006. One to four-family residential real estate mortgage loans represented $165.1 million, or 25.3% of our total loan portfolio at June 30, 2006. We also offer second mortgages and equity loans. At June 30, 2006, such loans totaled $66.2 million, or 10.2%, of our loan portfolio. At June 30, 2006, construction loans totaled $38.7 million, or 5.9%, of our loan portfolio. At June 30, 2006, other loans, which consist of automobile, passbook and business loans, totaled $3.3 million, or less than 1.0%, of our loan portfolio.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio, by type of loan at the dates indicated.

			At June 30,
	2006		2005		2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
First mortgage loans:
Conventional one- to four-family	$165,014	25.3%	$147,165	29.4%	$146,520	37.5%	$132,055	38.1%	$218,284	50.0%
Partially guaranteed by VA or insured by FHA	56	-	119	-	216	-	402	0.1	738	0.2
Multifamily and commercial real estate	379,208	58.1	271,424	54.1	190,081	48.7	152,601	44.1	151,301	34.7
Second mortgage and equity loans	66,198	10.2	55,672	11.1	50,711	13.0	51,887	15.0	55,562	12.7
Construction loans	38,722	5.9	24,629	4.9	2,469	0.6	1,066	0.3	1,138	0.2
Other loans	3,291	0.5	2,321	0.5	621	0.2	8,412	2.4	9,510	2.2

Total loans	652,489	100.0%	501,330	100.0%	$390,618	100.0%	346,423	100.0%	$436,533	100.0%

Other items:
Net deferred loan origination fees	1,753		1,604		1,447		821		318
Allowance for loan losses	7,672		6,172		5,372		4,635		5,726

Total loans, net	$643,064		$493,554		$383,799		$340,967		$430,489

Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at June 30, 2006.

	First Mortgage		Second Mortgage		Construction Loans		Other Loans		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years Ending June 30,
2007	$4,783	8.91%	$181	5.85%	$29,186	8.14%	$1,313	7.40%	$35,463	8.21%
2008	364	7.10	798	5.24	8,729	7.72	307	8.50	10,198	7.53
2009 to 2010	1,708	6.12	3,300	4.94	-	-	1,671	9.49	6,679	6.38
2011 to 2015	27,368	5.14	16,978	5.76	807	6.00	-	-	45,153	5.39
2016 to 2020	82,736	5.38	20,058	5.39	-	-	-	-	102,794	5.38
2021 and beyond	427,319	6.02	24,883	6.32	-	-	-	-	452,202	6.04

Total	$544,278	5.90%	$66,198	5.81%	$38,722	8.00%	$3,291	8.56%	$652,489	6.03%

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at June 30, 2006 that are contractually due after June 30, 2007.

	Due After June 30, 2007
	Fixed	Adjustable	Total
	(In thousands)
First mortgage loan balances:
Conventional one-to four-family	$152,007	$16,818	$168,825
Partially guaranteed by VA or insured by FHA	55	-	55
Multifamily and commercial real estate	172,235	198,380	370,615
Second mortgage and equity loans	57,841	8,176	66,017
Construction loans	9,536	-	9,536
Other loans	1,978	-	1,978

Total loans	$393,652	$223,374	$617,026

First Mortgage Loans:

Conventional One- to Four-Family Residential Loans. We originate one- to four-family residential mortgage loans substantially all of which are secured by properties located in our primary market area. At June 30, 2006, $165.1 million, or 25.3% of our loan portfolio, consisted of one- to four-family residential mortgage loans. We generally retain for our portfolio substantially all loans that we originate. One-to four-family mortgage loan originations are generally obtained from existing or past customers, through advertising, and through referrals from local builders, real estate brokers, and attorneys and are underwritten pursuant to Oritani Savings Bank’s policies and standards. Generally, one- to four-family residential mortgage loans are originated in amounts up to 80% of the lesser of the appraised value or purchase price of the property, with private mortgage insurance required on loans with a loan-to-value ratio in excess of 80%. We generally will not make loans with a loan-to-value ratio in excess of 90%. Fixed rate mortgage loans are originated for terms of up to 40 years. Generally, fixed rate residential mortgage loans are underwritten according to Fannie Mae guidelines, policies and procedures.

We also offer adjustable rate mortgage loans for one- to four-family properties, with an interest rate based on the weekly average yield on U.S. Treasuries adjusted to a constant maturity of one-year, which adjust either annually or every three years from the outset of the loan or which adjusts annually after a five-, seven- or ten-year initial fixed rate period. We originated $4.3 million of adjustable rate one- to four-family residential loans during the fiscal year ended June 30, 2006, as compared to total originations of $47.0 million of one-to four-family residential loans during the same fiscal year. Our adjustable rate mortgage loans generally provide for maximum rate adjustments of 2% per adjustment, with a lifetime maximum adjustment up to 6%, regardless of the initial rate. Our adjustable rate mortgage loans amortize over terms of up to 30 years.

Adjustable rate mortgage loans decrease the risk associated with changes in market interest rates by periodically repricing, but involve other risks because, as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustments permitted by our loan documents and, therefore, the effectiveness of adjustable rate mortgage loans may be limited during periods of rapidly rising interest rates. At June 30, 2006, $16.5 million, or 10.1% of our one- to four-family residential real estate loans, had adjustable rates of interest.

In an effort to provide financing for first-time homebuyers, we offer our own first-time homebuyer loan program. This program offers one-to four-family residential mortgage loans to qualified individuals. These loans are offered with terms and adjustable and fixed rates of interest similar to our other one-to four-family mortgage loan products. With this program, borrowers receive a discounted mortgage interest rate and do not pay certain loan origination fees. Such loans must be secured by an owner-occupied residence. These loans are originated using similar underwriting guidelines as our other one-to four-family mortgage loans. Such loans are originated in amounts of up to 90% of the lower of the property’s appraised value or the sale price. Private mortgage insurance is not required for such loans. The maximum amount of such loan is $300,000.

We also offer our directors, officers and employees who satisfy certain criteria and our general underwriting standards fixed or adjustable rate loan products with reduced interest rates. Employee loans adhere to all other terms and conditions contained in the loan policy.

All residential mortgage loans that we originate include “due-on-sale” clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. Regulations limit the amount that a savings bank may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal of the property at the time the loan is originated. All borrowers are required to obtain title insurance for the benefit of Oritani Savings Bank. We also require homeowner’s insurance and fire and casualty insurance and, where circumstances warrant, flood insurance on properties securing real estate loans.

Multi-Family and Commercial Real Estate Loans. We originate non-residential commercial real estate mortgage loans and loans on multi-family dwellings. Our commercial real estate mortgage loans are primarily permanent loans secured by improved property such as mixed-use properties, office buildings, retail stores and commercial warehouses. Our multi-family mortgage loans are primarily permanent loans secured by apartment buildings. The terms and conditions of each loan are tailored to the needs of the borrower and based on the financial strength of the project and any guarantors. Generally, however, commercial real estate loans originated by us will not exceed 80% of the appraised value or the selling price of the property, whichever is less. The typical loan has a fixed rate of interest for the first five years, after which the loan reprices to a market index plus a spread. The fixed rate period is occasionally extended to as much as ten years. These loans typically amortize over 25 years. For amounts up to $1.5 million, we also offer such loans on a self-amortizing basis with fixed rate terms up to 20 years. References to commercial real estate loans below refer to multi-family and commercial real estate.

In reaching a decision on whether to make a commercial real estate loan, we consider the net operating income of the property, the borrower’s expertise and credit history and the value of the underlying property. In addition, with respect to commercial real estate rental properties, we will also consider the term of the lease and the quality of the tenants. We generally require that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.2 times. Environmental reports are generally required for commercial real estate loans. Commercial real estate loans made to corporations, partnerships and other business entities may require personal guarantees by the principals as warranted. Property inspections are conducted no less than every three years, or more frequently as warranted.

A commercial borrower’s financial information is monitored on an ongoing basis by requiring periodic financial statement updates, payment history reviews and periodic face-to-face meetings with the borrower. We require commercial borrowers to provide annually updated financial statements and federal tax returns. These requirements also apply to the individual principals of our commercial borrowers. We also require borrowers with rental investment property to provide an annual report of income and expenses for the property, including a tenant list and copies of leases, as applicable. The largest commercial real estate loan in our portfolio at June 30, 2006 was a $14.4 million loan located in Bergen County, New Jersey and secured by three multi-family apartment complexes. This loan was performing according to its terms at June 30, 2006. Our largest commercial real estate relationship consisted of properties located mainly in our primary market area with a real estate investor. The aggregate outstanding loan balance for this relationship is $29.5 million, and these loans are all performing in accordance with their terms.

Loans secured by commercial real estate, including multi-family properties, generally involve larger principal amounts and a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate are often dependent on successful operation or management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy.

Second Mortgage and Equity Loans. We also offer second mortgage and equity loans and home equity of lines of credit, each of which are secured by one- to four-family residences, substantially all of which are located in our primary market area. At June 30, 2006, second mortgage and equity loans totaled $66.2 million, or 10.2% of total loans. Additionally, at June 30, 2006, the unadvanced amounts of home equity lines of credit totaled $15.9 million. The underwriting standards utilized for home equity loans and equity lines of credit include a determination of the applicant’s credit history, an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan. The combined (first and second mortgage liens) loan-to-value ratio for home equity loans and equity lines of credit is generally limited to 80%. Home equity loans are offered with fixed and adjustable rates of interest and with terms of up to 20 years. Our home equity lines of credit have adjustable rates of interest which are indexed to the prime rate, as reported in The Wall Street Journal.

Equity loans entail greater risk than do residential mortgage loans, particularly if they are secured by an asset that has a superior security interest. In addition, equity loan collections depend on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Construction Loans. We originate construction loans for the development of one-to four-family residential properties located in our primary market area. Residential construction loans are generally offered to experienced local developers operating in our primary market area and to individuals for the construction of their personal residences. At June 30, 2006, residential construction loans amounted to $33.2 million, or 5.1% of total loans.

Our residential construction loans generally provide for the payment of interest only during the construction phase, but in no event exceeding 24 months. Residential construction loans can be made with a maximum loan-to-value ratio of 75% of the appraised value of the land and 100% of the costs associated with the construction. Residential construction loans are generally made on the same terms as our one-to four-family mortgage loans.

We also make construction loans for commercial development projects. The projects include multi-family, apartment, retail and office buildings. We generally require that a commitment for permanent financing be in place prior to closing the construction loan. The maximum loan-to-value ratio limit applicable to these loans is generally 80%. At June 30, 2006, commercial construction loans totaled $5.5 million, or less than 1.0% of total loans. At June 30, 2006, the largest outstanding commercial construction loan balance was for $2.6 million. It is secured by a medical office building located in our primary market area. This loan was performing according to its terms at June 30, 2006.

Before making a commitment to fund a construction loan, we require an appraisal on the property by an independent licensed appraiser. We require title insurance and, if applicable, an environmental survey prior to making a commitment to fund a construction loan. We generally also review and inspect each property before disbursement of funds during the terms of the construction loan. Loan proceeds are disbursed after inspection based on the percentage of completion method.

Construction and development financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, we may be required to advance funds beyond the amount originally committed in order to protect the value of the property. Additionally, if the estimate of value proves to be inaccurate, we may be confronted with a project, when completed, having a value which is insufficient to assure full repayment.

Other Loans. Other loans consist of passbook, business and automobile loans. We offer a variety of consumer loans, principally to current Oritani Savings Bank customers, and such loans generally consist of secured personal loans. Other loans totaled $3.3 million, or less than 1% of our total loan portfolio at June 30, 2006.

Loan Originations, Purchases, Sales, Participations and Servicing of Loans. Lending activities are conducted primarily by our loan personnel operating at our main office. All loans originated by us are underwritten pursuant to our policies and procedures. We originate both adjustable rate and fixed rate loans. Our ability to originate fixed or adjustable rate loans is dependent upon the relative customer demand for such loans, which is affected by the current and expected future levels of market interest rates.

We retain in our portfolio substantially all loans that we originate, although we have occasionally sold longer-term, fixed rate one- to four-family residential mortgage loans into the secondary market. There were no sales of residential mortgage loans in fiscal 2005 or 2006.

Occasionally, we will also participate in loans, sometimes as the “lead lender.” Whether we are the lead lender or not, we underwrite our participation portion of the loan according to our own underwriting criteria and procedures. At June 30, 2006, we had $30.3 million in loan participation interests.

At June 30, 2006, we were servicing loans sold in the amount of $857,000. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults, making certain insurance and tax payments on behalf of the borrowers and generally administering the loans.

During the fiscal year ended June 30, 2006, we originated $47.0 million of fixed rate and adjustable rate one- to four-family residential mortgage loans, all of which were retained by us. The fixed rate loans retained by us consisted primarily of loans with terms of 30 years or less.

Loan Approval Procedures and Authority. Oritani Savings Bank’s lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by Oritani Savings Bank’s Board of Directors. The loan approval process is intended to assess the borrower’s ability to repay the loan, the viability of the loan, and the adequacy of the value of the property that will secure the loan. To assess the borrower’s ability to repay, we review the employment and credit history and information on the historical and projected income and expenses of borrowers.

Oritani Savings Bank’s policies and loan approval limits are established by the Board of Directors. Currently, multi-family, commercial real estate and construction loans up to $1.0 million must be approved by our Commercial Loan Committee, comprised of two Senior Vice Presidents, including our Chief Commercial Loan Officer, and other senior commercial lenders. Loans in excess of $1.0 million but less than $2.0 million must be approved by our Management Loan Committee, comprised of the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Senior Vice President – Compliance and Privacy Officer, Senior Vice President - Chief Commercial Loan Officer and Vice President – Chief Residential Loan Officer. The approval authority of this committee requires the specific approval of the President and Chief Executive Officer and in his absence, requires unanimous approval by all other members of the committee. Loans in excess of $2.0 million must be approved by the Board.

For residential loans (with no underwriting exceptions), the Assistant Vice President – Residential Lending has authority to approve conforming loans up to $750,000, the Chief Residential Loan Officer has approval authority for conforming loans up to $1.5 million, and loans in excess of $1.5 million must be approved by the Board.

We generally require appraisals of all real property securing loans, except for home equity loans and equity lines of credit up to $100,000, in which case we use an automated valuation and/or a limited appraisal to assess the value of the property securing such loan. Appraisals are performed by independent licensed appraisers. All appraisers are approved by the Board of Directors annually. We require fire and extended coverage insurance in amounts at least equal to the principal amount of the loan.

Non-performing and Problem Assets

We commence collection efforts when a loan becomes ten days past due with system generated reminder notices. Subsequent late charges and delinquent notices are issued and the account is monitored on a regular basis thereafter. Personal, direct contact with the borrower is attempted early in the collection process as a courtesy reminder and later to determine the reason for the delinquency and to safeguard our collateral. When a loan is more than 45 days past due, the credit file is reviewed and, if deemed necessary, information is updated or confirmed and collateral re-evaluated. We make every effort to contact the borrower and develop a plan of repayment to cure the delinquency. A summary report of all loans 30 days or more past due is reported to the Board of Directors. If no repayment plan is in process, the file is referred to counsel for the commencement of foreclosure or other collection efforts.

Loans are placed on non-accrual status when they are more than 90 days delinquent. When loans are placed on a non-accrual status, unpaid accrued interest is fully reversed. Once the outstanding principal balance is brought current, income is recognized to the extent it is deemed collectible. If the deficiencies causing the delinquency are resolved, such loans may be placed on accrual status once all arrearages are resolved.

Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

	At June 30,
	2006	2005	2004	2003	2002
	(Dollars in thousands)

Non-accrual loans:
First mortgage loan balances:
Conventional	$444	$145	$821	$372	$544
Partially guaranteed by VA or insured by FHA	14	2	15	27	20
Multifamily and commercial real estate	-	-	-	-	-
Second mortgage and equity loans	-	44	44	44	-
Construction loans	-	-	-	-	-
Other loans	-	-	-	-	-

Total non-accrual loans	$458	$191	$880	$443	$564

Loans greater than 90 days delinquent and still accruing:
First mortgage loan balances:
Conventional	$-	$-	$-	$-	$-
Partially guaranteed by VA or insured by FHA	-	-	-	-	-
Multifamily and commercial real estate	-	-	-	-	-
Second mortgage and equity loans	-	-	-	-	-
Construction loans	-	-	-	-	-
Other loans	-	-	-	-	-

Total loans 90 days and still accruing	$-	$-	$-	$-	$-

Total non-performing loans	$458	$191	$880	$443	$564

Real estate owned:
First mortgage loan balances:
Conventional	$-	$-	$-	$-	$-
Partially guaranteed by VA or insured by FHA	-	-	-	-	-
Multifamily and commercial real estate	-	-	-	-	-
Second mortgage and equity loans	-	-	-	-	-
Construction loans	-	-	-	-	-
Other loans	-	-	-	-	-

Total real estate owned	-	-	-	-	-

Total non-performing assets	$458	$191	$880	$443	$564

Ratios:
Non-performing loans to total loans	0.07%	0.04%	0.23%	0.13%	0.13%
Non-performing assets to total assets	0.04%	0.02%	0.08%	0.04%	0.06%

As noted in the above table, we had non-accrual loans of $458,000, $191,000 and $880,000 at June 30, 2006, June 30, 2005 and at June 30, 2004, respectively. Additional interest income of $25,191, $11,719 and $33,582 would have been recorded during the years ended June 30, 2006, 2005 and 2004, respectively, if the loans had performed in accordance with their original terms.

Delinquent Loans. The following table sets forth our loan delinquencies by type, by amount and by percentage of type at the dates indicated.

	Loans Delinquent For				Total
	60-89 Days		90 Days and Over
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)

At June 30, 2006
First mortgage loan balances:
Conventional	3	$169	1	$340	4	$509
Partially guaranteed by VA or insured by FHA	2	11	1	8	3	19
Multifamily and commercial real estate	-	-	-	-	-	-
Second mortgage and equity loans	-	-	-	-	-	-
Construction loans	-	-	-	-	-	-
Other loans	-	-	-	-	-	-

Total	5	$180	2	$348	7	$528

At June 30, 2005
First mortgage loan balances:
Conventional	3	$139	2	$138	5	$277
Partially guaranteed by VA or insured by FHA	-	-	1	2	1	2
Multifamily and commercial real estate	-	-	-	-	-	-
Second mortgage and equity loans	1	29	1	44	2	73
Construction loans	-	-	-	-	-	-
Other loans	-	-	-	-	-	-

Total	4	$168	4	$184	8	$352

At June 30, 2004
First mortgage loan balances:
Conventional	3	$358	6	$467	9	$825
Partially guaranteed by VA or insured by FHA	-	-	3	11	3	11
Multifamily and commercial real estate	-	-	-	-	-	-
Second mortgage and equity loans	-	-	1	44	1	44
Construction loans	-	-	-	-	-	-
Other loans	-	-	-	-	-	-

Total	3	$358	10	$552	13	$880

At June 30, 2003
First mortgage loan balances:
Conventional	7	$412	6	$348	13	$760
Partially guaranteed by VA or insured by FHA	-	-	4	22	4	22
Multifamily and commercial real estate	-	-	-	-	-	-
Second mortgage and equity loans	-	-	1	44	1	44
Construction loans	-	-	-	-	-	-
Other loans	-	-	-	-	-	-

Total	7	$412	11	$414	18	$826

At June 30, 2002
First mortgage loan balances:
Conventional	11	$296	5	$535	16	$831
Partially guaranteed by VA or insured by FHA	-	-	7	19	7	19
Multifamily and commercial real estate	-	-	-	-	-	-
Second mortgage and equity loans	-	-	-	-	-	-
Construction loans	-	-	-	-	-	-
Other loans	-	-	-	-	-	-

Total	11	$296	12	$554	23	$850

In addition to the above, Oritani had loans that were delinquent 90 days or more past due as to principal. Such loans had passed their maturity date but continued making monthly payments, keeping their interest current. In addition, all such loans subsequently paid in full or were extended by Oritani, which negated their past due maturity status. These loans totaled $806,000, $719,000 and $167,000 at June 30, 2006, 2005 and 2003, respectively. In each instance, one loan constituted the entire balance. There were no such loans at June 30, 2004 or June 30, 2002.

Real Estate Owned. Real estate acquired by us as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until sold. When property is acquired it is recorded at the lower of cost or fair market value at the date of foreclosure, establishing a new cost basis. Holding costs and declines in fair value result in charges to expense after acquisition are expensed. At June 30, 2006, we had no real estate owned.

Classified Assets. Federal regulations provide that loans and other assets of lesser quality should be classified as “substandard,” “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that we will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. We classify an asset as “special mention” if the asset has a potential weakness that warrants management’s close attention. While such assets are not impaired, management has concluded that if the potential weakness in the asset is not addressed, the value of the asset may deteriorate, adversely affecting the repayment of the asset.

We are required to establish general allowances for loan losses for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When we classify problem assets as “loss,” we are required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. Our determination as to the classification of our assets and the amount of our valuation allowances is subject to review by the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance which can order the establishment of additional general or specific loss allowances.

The following table shows the aggregate amounts of our classified assets at the date indicated for both residential real estate and non-residential real estate loans. The amount of assets classified as “substandard” in the table includes three commercial real estate loans, the largest of which is $341,000. All three loans are secured by real estate.

	At June 30, 2006	At June 30, 2005
	(In thousands)
Residential Real Estate (1):
Special mention assets	$179	$139
Substandard assets	1,155	888
Doubtful assets	—	44

Total residential real estate	1,334	1,071

All Other Loans:
Special mention assets	6,837	567
Substandard assets	583	529

Total all other loans	7,420	1,096

Total classified assets	$8,754	$2,167

Allowance allocated to total classified assets	$384	$185

_____________

(1)	Includes one-to-four family loans and second mortgage and equity .

The loan portfolio is reviewed on a regular basis to determine whether any loans require classification in accordance with applicable regulations. Not all classified assets constitute non-performing assets.

Allowance for Loan Losses

Our allowance for loan losses is maintained at a level necessary to absorb loan losses that are both probable and reasonably estimable. Management, in determining the allowance for loan losses, considers the losses inherent in our loan portfolio and changes in the nature and volume of loan activities, along with the general economic and real estate market conditions. A description of our methodology in establishing our allowance for loan losses is set forth in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Allowance for Loan Losses.” The allowance for loan losses as of June 30, 2006 was maintained at a level that represents management’s best estimate of losses inherent in the loan portfolio, and such losses were both probable and reasonably estimable. However, this analysis process is inherently subjective, as it requires us to make estimates that are susceptible to revisions as more information becomes available. Although we believe that we have established the allowance at levels to absorb probable and estimable losses, future additions may be necessary if economic or other conditions in the future differ from the current environment.

In addition, as an integral part of their examination process, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance has authority to periodically review our allowance for loan losses. Such agencies may require that we recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses for the fiscal years indicated.

	At or For the Years Ended June 30,
	2006	2005	2004	2003	2002
	(Dollars in thousands)

Balance at beginning of period	$6,172	$5,372	$4,635	$5,726	$5,480

Charge-offs:
First mortgage loan balances:
Conventional	-	-	-	1	5
Partially guaranteed by VA or insured by FHA	-	-	-	-	-
Multifamily and commercial real estate	-	-	-	-	-
Second mortgage and equity loans	-	-	-	-	-
Construction loans	-	-	-	-	-
Other loans	-	-	-	-	-

Total charge-offs	-	-	-	1	5

Recoveries:
First mortgage loan balances:
Conventional	-	-	-	-	-
Partially guaranteed by VA or insured by FHA	-	-	-	-	-
Multifamily and commercial real estate	-	-	-	-	-
Second mortgage and equity loans	-	-	-	-	-
Construction loans	-	-	-	-	-
Other loans	-	-	-	10	-

Total recoveries	-	-	-	10	-

Net (charge-offs) recoveries	-	-	-	9	(5)

Provision for loan losses	1,500	800	737	(1,100)	251

Balance at end of year	$7,672	$6,172	$5,372	$4,635	$5,726

Ratios:
Net charge-offs to average loans outstanding (annualized)	0.00%	0.00%	0.00%	0.00%	0.00%
Allowance for loan losses to total loans at end of period	1.18%	1.23%	1.38%	1.34%	1.31%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category (including loans held for sale), and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At June 30,
	2006		2005		2004
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
First mortgage loan balances:
Conventional	$749	25.3%	$684	29.4%	$745	37.5%
Partially guaranteed by VA or insured by FHA	-	-	-	-	1	-
Multifamily and commercial real estate	4,834	58.1	3,557	54.1	3,178	48.7
Second mortgage and equity loans	312	10.2	512	11.1	1,035	13.0
Construction loans	758	5.9	475	4.9	49	0.6
Other loans	57	0.5	37	0.5	12	0.2
Unallocated	962	-	907	-	352	-

Total	$7,672	100.0%	$6,172	100.0%	$5,372	100.0%

	At June 30,
	2003		2002
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

First mortgage loan balances:
Conventional	$742	38.1%	$1,092	50.0%
Partially guaranteed by VA or insured by FHA	1	0.1	1	0.2
Multifamily and commercial real estate	2,411	44.1	3,059	34.7
Second mortgage and equity loans	1,059	15.0	784	12.7
Construction loans	21	0.3	17	0.2
Other loans	42	2.4	6	2.2
Unallocated	359	-	767	-

Total	$4,635	100.0%	$5,726	100.0%

Investments

Oritani Savings Bank’s Board of Directors is responsible for adopting our investment policy. The investment policy is reviewed periodically by management and any changes to the policy are recommended to and subject to the approval of the Board of Directors. Authority to make investments under the approved investment policy guidelines is delegated to appropriate officers. While general investment strategies are developed and authorized by the Board of Directors, the execution of specific actions primarily rests with Oritani Savings Bank’s President, Chief Financial Officer and Asset/Liability Committee, which have responsibility for ensuring that the guidelines and requirements included in the investment policy are followed and that all securities are considered prudent for investment. Each of our Chief Financial Officer, President and Asset/Liability Committee have increasing authority to purchase various types of investments; all investment purchases in excess of $10.0 million must be approved by our Board of Directors. All investment transactions are reviewed and ratified or approved (as the case may be) at regularly scheduled meetings of the Board of Directors. Any investment which, subsequent to its purchase, fails to meet the guidelines of the policy is reported to the Board of Directors at its next meeting where the Board decides whether to hold or sell the investment.

New Jersey-chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various federal agencies, mortgage-backed securities, certain certificates of deposit of insured financial institutions, overnight and short-term loans to other banks, corporate debt instruments, and Fannie Mae and Freddie Mac equity securities. Oritani Financial Corp., as a federally chartered mid-tier stock holding company, may invest in equity securities subject to certain limitations.

The investment policy requires that all securities transactions be conducted in a safe and sound manner. Investment decisions must be based upon a thorough analysis of each security instrument to determine if its quality and inherent risks fit within Oritani Savings Bank’s overall asset/liability management objectives, the effect on its risk-based capital measurement and the prospects for yield and/or appreciation. The investment policy provides that Oritani Savings Bank may invest in U.S. treasury notes, U.S. and state agency securities, mortgage-backed securities, corporate debt securities, commercial paper and other conservative investment opportunities.

Our investment portfolio at June 30, 2006, consisted of $13.4 million in federal agency obligations, an $8.4 million investment in a mutual fund and $2.1 million of corporate debt instruments . We also invest in mortgage-backed securities, most of which are guaranteed by government sponsored enterprises. At June 30, 2006, our mortgage-backed securities portfolio totaled $292.1 million, or 28.3% of total assets, and consisted of $168.3 million in fixed-rate securities and $123.8 million in adjustable-rate securities, primarily guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. Securities can be classified as held to maturity or available for sale at the date of purchase.

U.S. Government and Federal Agency Obligations. At June 30, 2006, our U.S. Government and federal agency securities portfolio totaled $13.4 million, all of which was classified as held to maturity.

Mortgage-Backed Securities. We purchase mortgage-backed securities primarily insured or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. We invest in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense, and to lower our credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae or Ginnie Mae. Our investment policy also authorizes the investment in collateralized mortgage obligations (“CMOs”), also insured or issued by Freddie Mac, Fannie Mae and Ginnie Mae, as well as a limited amount of private label CMOs. We limit CMO investments to those classes of CMOs carrying the most stable cash flows and lowest prepayment risk of any class of CMOs and which pass the Federal Financial Institutions Examination Council’s average life restriction tests at the time of purchase.

Mortgage-backed securities are created by the pooling of mortgages and the issuance of a security with an interest rate which is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although we focus our investments on mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities (generally U.S. government agencies and government sponsored enterprises, including Fannie Mae, Freddie Mac and Ginnie Mae) pool and resell the participation interests in the form of securities to investors such as us, and guarantee the payment of principal and interest to investors. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. However, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize our specific liabilities and obligations.

At June 30, 2006, our mortgage-backed securities totaled $292.1 million, or 28.3%, of total assets and 30.5% of interest earning assets. At June 30, 2006, 42.4% of the mortgage-backed securities were backed by adjustable rate mortgage loans and 57.6% were backed by fixed rate mortgage loans. The mortgage-backed securities portfolio had a weighted average yield of 4.16% at June 30, 2006. The estimated fair value of our mortgage-backed securities at June 30, 2006 was $279.8 million, which is $12.4 million less than the amortized cost of $292.2 million. Investments in mortgage-backed securities involve a risk that actual prepayments may differ from estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or if such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

Corporate Bonds. At June 30, 2006, our corporate bond portfolio totaled $2.1 million, all of which was classified as available for sale. The industry represented by our corporate bond issuer was financial. Although corporate bonds may offer higher yields than U.S. Treasury or agency securities of comparable duration, corporate bonds also have a higher risk of default due to possible adverse changes in the credit-worthiness of the issuer.

Mutual Funds. At June 30, 2006, our mutual fund portfolio totaled $8.4 million, or less than 1.0% of our total assets, all of which were classified as available for sale. The portfolio consisted of an investment in a mutual fund that holds adjustable-rate mortgage loans and similar securities.

Securities Portfolios. The following table sets forth the composition of our investment securities portfolio at the dates indicated.

Securities and Mortgage-backed Securities Held to Maturity

	At June 30,
	2006		2005		2004
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)

United States Government and federal agency obligations	$13,415	$13,186	$25,500	$25,127	$31,500	$31,009
Mortgage-backed securities:
FHLMC	38,549	36,716	49,369	49,119	54,452	53,145
GNMA	13,902	13,697	21,054	21,036	29,739	29,169
FNMA	75,428	72,986	100,677	100,095	131,055	128,795
Collateralized mortgage obligations	146,816	138,925	201,004	197,511	262,466	254,525

Total securities held to maturity	$288,110	$275,510	$397,604	$392,888	$509,212	$496,643

Securities and Mortgage-backed Securities Available for Sale

	At June 30,
	2006		2005		2004
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Corporate bonds	$2,000	$2,070	$2,000	$2,140	$2,000	$2,080
Mutual funds	8,429	8,429	58,784	58,784	60,000	59,267
Mortgage-backed securities:
FHLMC	2,031	2,025	2,950	2,981	6,110	6,176
FNMA	8,450	8,439	12,164	12,402	18,649	18,940
GNMA	6,991	6,962	10,224	10,276	18,750	18,471
Collateralized mortgage obligations	-	-	-	-	1,276	1,282

Total securities available for sale	$27,901	$27,925	$86,122	$86,583	$106,785	$106,216

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at June 30, 2006 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. State and municipal securities yields have not been adjusted to a tax-equivalent basis.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
United States Government and federal agency obligations	$8,000	2.31%	$5,415	3.60%	$-	-	$-	-	$13,415	$13,186	2.83%
Mortgage-backed securities:
FHLMC	7,598	4.13	27,413	4.16	2,872	4.79%	666	5.19%	38,549	36,716	4.20
GNMA	13,868	4.42	16	6.00	10	6.00	8	6.00	13,902	13,697	4.42
FNMA	10,958	4.23	64,357	4.19	87	5.70	26	5.75	75,428	72,986	4.19
Collateralized mortgage obligations	44,969	3.98	81,030	3.99	19,329	4.00	1,488	4.09	146,816	138,925	3.97

Total securities held to maturity	$85,393	3.95%	$178,231	4.07%	$22,298	4.11%	$2,188	4.41%	$288,110	$275,510	4.04%

Corporate bonds	$-	-	$-	-	$2,000	8.09%	$-	-	$2,000	$2,070	8.09%
Mutual funds	8,429	4.49%	-	-	-	-	-	-	8,429	8,429	4.49
Mortgage-backed securities:
FHLMC	1,255	5.23	776	5.41%	-	-	-	-	2,031	2,025	5.30
FNMA	2,402	5.34	5,836	5.40%	124	5.49	88	5.49%	8,450	8,439	5.39
GNMA	6,991	4.91	-	-	-	-	-	-	6,991	6,962	4.91
Collateralized mortgage obligations	-		-		-		-	-	-	-	-

Total securities available for sale	$19,077	4.80%	$6,612	5.40%	$2,124	7.94%	$88	5.49%	$27,901	$27,925	5.18%

Sources of Funds

General. Deposits have traditionally been the primary source of funds for use in lending and investment activities. We also use borrowings, primarily Federal Home Loan Bank advances, to supplement cash flow needs, to lengthen the maturities of liabilities for interest rate risk management purposes and to manage the cost of funds. In addition, funds are derived from scheduled loan payments, mortgaged-backed securities scheduled payments and prepayments, investment maturities, loan prepayments, retained earnings and income on other earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from residents within our primary market area. We offer a selection of deposit accounts, including demand accounts, NOW accounts, money market deposit accounts, savings accounts, retirement accounts and time deposits. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We currently do not accept brokered deposits, although we have the authority to do so.

Interest rates paid, maturity terms, service fees and other account features are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. Personalized customer service, long-standing relationships with customers, convenient locations, competitive rates of interest and an active marketing program are relied upon to attract and retain deposits.

The flow of deposits is influenced significantly by general economic conditions, changes in prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand while managing interest rate risk and minimizing interest expense. At June 30, 2006, $407.5 million, or 59.2% of our deposit accounts were time deposits, of which $343.0 million had maturities of one year or less.

The following table sets forth the distribution of total deposits by account type, at the dates indicated.

	At June 30,			At June 30,
	2006			2005
	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate
	(Dollars in thousands)

Deposit type:
NOW accounts	$77,266	11.22%	1.06%	$80,746	11.49%	0.89%
Money market deposit accounts	22,023	3.20%	3.85%	23,224	3.30%	2.20%
Savings accounts	181,907	26.41%	1.18%	215,952	30.72%	1.10%
Time deposits	407,450	59.17%	3.94%	383,058	54.49%	2.69%

Total deposits	$688,646	100.00%	2.88%	$702,980	100.00%	1.98%

	At June 30,
	2004
	Balance	Percent	Weighted Average Rate
	(Dollars in thousands)

Deposit type:
NOW accounts	$69,686	9.57%	0.46%
Money market deposit accounts	24,779	3.40%	1.19%
Savings accounts	232,327	31.91%	1.10%
Time deposits	401,319	55.12%	2.01%

Total deposits	$728,111	100.00%	1.54%

As of June 30, 2006, the aggregate amount of outstanding time deposits in amounts greater than or equal to $100,000 was approximately $79.2 million. The following table sets forth the maturity of those deposits as of June 30, 2006.

At June 30, 2006
(In thousands)

Three months or less	$18,804
Over three months through six months	21,247
Over six months through one year	24,931
Over one year to three years	13,497
Over three years	764

Total	$79,243

The following table sets forth the time deposits classified by interest rate as of the dates indicated.

	At June 30,

	2006	2005	2004
	(In thousands)

Interest Rate
Less than 2%	$1,908	$7,411	$228,136
2.00% -2.99%	27,508	266,521	126,088
3.00% -3.99%	203,457	102,180	39,637
4.00% -4.99%	173,943	6,946	7,458
5.00% and over	634	-	-

Total	$407,450	$383,058	$401,319

The following table sets forth the amount and maturities of time deposits at June 30, 2006.

	Less than one year	Over one year to two years	Over two years to three years	Over three years to four years	Over four years	Total
	(In thousands)

Interest Rate
Less than 2%	$1,908	$-	$-	$-	$-	$1,908
2.00% -2.99%	26,620	842	46	-	-	27,508
3.00% -3.99%	170,862	23,342	5,908	3,345	-	203,457
4.00% -4.99%	143,414	25,779	2,003	1,279	1,468	173,943
5.00% and over	216	418	-	-	-	634

Total	$343,020	$50,381	$7,957	$4,624	$1,468	$407,450

Borrowings. Our borrowings primarily consist of advances from the Federal Home Loan Bank of New York. As of June 30, 2006, we had total borrowings in the amount of $169.8 million, which represented 19.3% of total liabilities, with a weighted average maturity of 6.3 years and a weighted average rate of 4.06%. At June 30, 2006, advances from the Federal Home Loan Bank constituted 99.5% of borrowings. As a member of the Federal Home Loan Bank of New York, we can currently borrow up to $100.0 million from the Federal Home Loan Bank through a line of credit.

The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at and for the periods shown:

	At or For the Years Ended June 30,
	2006	2005	2004
	(Dollars in thousands)
Balance at end of period	$169,780	$182,129	$155,332
Average balance during period	$175,395	$164,963	$137,624
Maximum outstanding at any month end	$197,685	$182,129	$155,332
Weighted average interest rate at end of period	4.06%	3.82%	3.72%
Average interest rate during period	4.01%	3.83%	3.85%

Properties

The following table provides certain information as of June 30, 2006 with respect to our main office located in the Township of Washington, New Jersey and our eighteen other full service branch offices.

Office Location	Year Facility Opened	Leased/Owned

Corporate Headquarters and
Township of Washington office	2005	Owned
370 Pascack Road
Township of Washington, New Jersey 07676

Cliffside Park Office	1953	Leased
742 Anderson Avenue
Cliffside Park, New Jersey 07010

Teaneck Office	1956	Owned
560 Cedar Lane
Teaneck, New Jersey 07666

Palisades Park Office	1975	Owned
350 Broad Avenue
Palisades Park, New Jersey 07650

Ho-Ho-Kus Office	1961	Owned
30 Sheridan Avenue
Ho-Ho-Kus, New Jersey 07423

Hackensack Office	1950	Owned*
321 Main Street
Hackensack, New Jersey 07621

Office Location	Year Facility Opened	Leased/Owned

Fairmount Office	1975	Owned
1 Spring Valley Avenue
Hackensack, New Jersey 07621

Woodcliff Lake Office	1990	Owned
150 - 160 Broadway
Woodcliff Lake, New Jersey 07675

Paterson Office	1972	Leased
460 Chamberlain Avenue
Paterson, New Jersey 07522

North Bergen Office	1972	Owned
7225 Broadway
North Bergen, New Jersey 07047

Park Ridge Office	1972	Leased
177 Kinderkamack Road
Park Ridge, New Jersey 07656

Grand Avenue Office	2002	Owned
236 Grand Avenue
Park Ridge, New Jersey 07656

Fairview Office	1972	Owned
311 Fairview Avenue
Fairview, New Jersey 07022

Shaler Boulevard Office	1973	Owned
545 Shaler Boulevard
Ridgefield, New Jersey 07657

New Milford Office	1995	Owned
900 River Road
New Milford, New Jersey 07646

Ridgefield Park Office	2004	Leased
233 Main Street
Ridgefield Park, New Jersey 07660

Office Location	Year Facility Opened	Leased/Owned

Bergenline Office	2002	Owned
4200 Bergenline Avenue
Union City, New Jersey 07087

Summit Office	2002	Owned
1020 Summit Avenue
Union City, New Jersey 07087

Monastery Office	2002	Owned
2001 Bergenline Avenue
Union City, New Jersey 07087

The net book value of our premises, land and equipment was $10.2 million at June 30, 2006.

*During fiscal year 2006, Oritani Savings Bank sold its branch location and former corporate headquarters at 321 Main Street in Hackensack, New Jersey to a private investor. Oritani Savings Bank leased back the branch portion of the building and provided financing in conjunction with the purchase by the private investor. Due to Oritani Savings Bank’s continuing involvement with the property, the property remains on Oritani Savings Bank’s books as an asset (within office property and equipment) and depreciation of the asset has continued. The net book value of this property at June 30, 2006 was $1.6 million. The transaction is being accounted for utilizing the financing method in accordance with SFAS No. 66, Accounting for Sales of Real Estate.

Subsidiary Activities and Joint Venture Information

Oritani Financial Corp. is the owner of Oritani Savings Bank, Hampshire Financial LLC and Oritani LLC. Hampshire Financial LLC and Oritani LLC are New Jersey limited liability companies that own real estate and investments in real estate as described below. In addition, at June 30, 2006, Oritani Financial Corp., either directly or through one of its subsidiaries, had loans with an aggregate balance of $33.6 million on 10 of the properties in which it (either directly or through one of its subsidiaries) had an ownership interest. All such loans are performing in accordance with their terms.

Oritani Savings Bank has the following subsidiaries: Oritani Financial Services, Inc. (inactive), Ormon LLC and Oritani Holding Company. Ormon LLC is a New Jersey limited liability company that owns real estate investments in New Jersey as well as investments in joint ventures that own income-producing commercial and residential rental properties in New Jersey as described below.

Oritani Holding Company is a New Jersey corporation that owns Oritani Asset Corporation, a real estate investment trust, formed in 1998 for the sole purpose of acquiring mortgage loans and mortgage-backed securities from Oritani Savings Bank. Oritani Asset

Corporation’s primary objective is to maximize long-term returns on equity. At June 30, 2006, Oritani Asset Corporation had $612.3 million in assets. Oritani Asset Corporation is taxed and operates in a manner that enables it to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

Through these various subsidiaries, the Company maintains investments in real estate and investment in joint ventures. Detailed below is a summary of these various investments by subsidiary and by type.

Ormon LLC is a wholly-owned subsidiary of Oritani Savings Bank. Ormon LLC maintains the following investments in real estate and joint ventures:

Investments in Real Estate

Park Lane Associates – Ormon LLC maintains a 50% undivided ownership interest in Park Lane Associates. Park Lane Associates is a 78-unit apartment complex located in Little Falls, New Jersey. The Company’s initial investment was made in March 1980. For the year ended June 30, 2006, the Company recognized net income of $327,000 on this investment and received cash distributions of $265,000 during this period. At June 30, 2006, the Company had a loan to Park Lane Associates totaling $2.2 million.

Park View Apartments – Ormon LLC maintains a 50% undivided ownership interest in Park View Apartments. Park View Apartments is a 114-unit apartment complex located in White Hall, Pennsylvania. The Company initially invested in Park View in December 1986. For the year ended June 30, 2006, the Company recognized net income of $30,000 on its investment in Park View and received cash distributions of $60,000 during this period. At June 30, 2006, the Company had a loan to Park View Apartments totaling $1.4 million.

Winstead Village – Ormon LLC maintains a 50% undivided ownership interest in Winstead Village. Winstead Village is a 40-unit apartment complex located in Moorestown, New Jersey. The Company initially invested in Winstead in December 1986. For the year ended June 30, 2006 the Company recognized net income of $67,000 on its investment and also received cash distributions of $32,000 during that period. At June 30, 2006, the Company had a loan to Winstead Village totaling $941,000.

Parkway East – Ormon LLC maintains a 50% undivided ownership interest in Parkway East. Parkway East is a 43-unit apartment complex located in Caldwell, New Jersey. The Company initially invested in Parkway East in July 1981. For the year ended June 30, 2006, the Company recognized net income of $71,000 on its investment in Parkway East and received cash distributions of $95,000 during this period. The Company has no loan to this entity.

Marine View Apartments – Ormon LLC maintains a 75% undivided ownership interest in Marine View Apartments. Marine View is an 85-unit apartment complex located in Perth Amboy, New Jersey. The Company initially invested in Marine View in October 1993. For the year ended June 30, 2006 the Company recognized net income of $110,000 on its investment in Marine View and received cash distributions of $188,000 over that period. The Company has no loan to this entity.

Ormon LLC also wholly owns three properties that are held and operated for investment purposes. These three properties are described below:

•	An 18-unit apartment complex located in Englewood, New Jersey. The Company recognized a net loss of $19,000 for the year ended June 30, 2006 from the operation of this property.

•	A 19-unit office building located in Hillsdale, New Jersey. The Company recognized net income of $32,000 for the year ended June 30, 2006 from the operation of this property.

•	A 54-unit mixed-use property (49 residential units and 5 store fronts) located in Palisades Park, New Jersey. The Company recognized net income of $379,000 for the year ended June 30, 2006 from the operation of this property.

Investments in Joint Ventures

Oaklyn Associates - Oaklyn Associates is a 50% owned joint venture on a 100-unit apartment complex located in Oaklyn, New Jersey. The Company initially invested in this joint venture in February 1978. For the year ended June 30, 2006, the Company recognized net income of $16,000 on this investment and received cash distributions of $13,000 over that period. At June 30, 2006, the Company had a loan to Oaklyn Associates totaling $1.0 million.

Madison Associates - Madison Associates is a 50% owned joint venture on 30-unit apartment complex located in Madison, New Jersey. The Company initially invested in this joint venture in January 1989. For the year ended June 30, 2006, the Company recognized net income of $65,000 on this investment and received cash distribution of $54,000 over that period. The Company had no loan to this entity.

Brighton Court Associates - Brighton Court Associate is a 50% owned joint venture on a 47-unit apartment complex located in Bethlehem, Pennsylvania. The Company initially invested in Brighton Court in July 1996. For the year ended June 30, 2006, the Company recognized a net loss of $19,000 on this investment and received cash distributions totaling $12,000 over that period. At June 30, 2006, the Company’s loans to Brighton Court Associates totaled $1.6 million.

Plaza 23 Associates - Plaza 23 Associates is 50% owned joint venture on a shopping center in Pequannock, New Jersey. The Company initially invested in Plaza 23 Associates in October 1983. For the year ended June 30, 2006, the Company recognized net income of $1.0 million related to this investment and received cash distributions of $1.1 million during that period. The Company has no loans to Plaza 23 Associates but has an $8.9 million loan to its partner in this joint venture, Plains Plaza Ltd. Plains Plaza Ltd. has pledged its equity interest in Plaza 23 Associates as collateral for this loan.

Oritani, LLC is a wholly-owned limited liability corporation of Oritani Financial Corp. The primary business of Oritani, LLC is real estate investments.

Investments in Joint Ventures

Ridge Manor Associates - Ridge Manor Associates is a 50% owned joint venture on a 44-unit apartment complex located in Park Ridge, New Jersey. The Company initially invested in Ridge Manor Associates in May 2004. For the year ended June 30, 2006, the Company recognized net loss of $45,000 related to this investment, and also received cash distributions of $50,000 during that period. At June 30, 2006, the Company had a loan to this entity that totaled $4.6 million.

Van Buren Apartments - Van Buren Apartments is a 50% owned joint venture on a 32-unit apartment complex located in River Edge, New Jersey. The Company initially invested in Van Buren in March 2002. For the year ended June 30, 2006, the Company recognized a net loss on this investment of $14,000 and received cash distributions of $14,000 during that period. At June 30, 2006, the Company had a loan to Van Buren Apartments that totaled $2.4 million.

10 Landing Lane - 10 Landing Lane is a 50% owned joint venture on a 108-unit apartment complex located in New Brunswick, New Jersey. The Company initially invested in 10 Landing Lane in August 1998. For the year ended June 30, 2006, the Company recognized net income of $114,000 related to this investment and received cash distributions of $130,000 during that period. The Company has no loan to this entity.

FAO Hasbrouck Heights - FAO Hasbrouck Heights is a 50% owned joint venture on 93 mixed-use units (primarily residential) in Hasbrouck Heights, New Jersey. The Company initially invested in FAO Hasbrouck Heights in November 2005. For the year ended June 30, 2006, the Company recognized net income of $28,000 related to this investment and received no cash distributions over that period. At June 30, 2006, the Company had a loan to FAO Hasbrouck Heights that totaled $7.3 million.

Hampshire Financial is a wholly owned subsidiary of Oritani Financial Corp. The primary business of Hampshire Financial is real estate investments.

Investments in Joint Ventures

Hampshire Realty - Hampshire Realty is a 50% owned joint venture on an 80-unit apartment complex located in Allentown, Pennsylvania. The Company initially invested in Hampshire in June 2002. For the year ended June 30, 2006, the Company recognized a net loss of $111,000 related to this investment and received no cash distributions over that period. At June 30, 2006, the Company had a loan to Hampshire that totaled $3.1 million.

The following table presents a summary of our investments in real estate and investments in joint ventures.

Property Name	Book Value at June 30, 2005	Year Ended June 30, 2006			Book Value at June 30, 2006
		Profit / (Loss)	Distributions Received	Additional Investment

Real Estate Held For Investment
Ormon, LLC - Undivided Interests in Real Estate
Park Lane	$(697,979)	$327,194	$(265,000)	$-	$(635,785)
Park View	(532,005)	29,625	(60,000)	-	(562,380)
Winstead Village	(362,959)	67,489	(32,000)	-	(327,470)
Parkway East	(303,760)	70,962	(95,000)	-	(327,798)
Marine View	888,880	110,182	(187,500)	-	811,562
Ormon, LLC - Wholly Owned Properties
Englewood(1)	62,631	(19,024)			54,330
Palisades Park(1)	305,378	378,752			281,586
Hillsdale(1)	167,738	32,269			159,876
Oritani, LLC - Wholly Owned Properties
Emerson	-	-	-	915,198	915,198
Real Estate Held For Investment Summary
Assets(1)	$1,424,627	$502,179	$(187,500)	$915,198	$2,222,552
Liabilities	$(1,896,703)	$495,270	$(452,000)	$-	$(1,853,433)

Investments in Joint Ventures
Ormon, LLC
Oaklyn Associates	$(315,269)	$15,810	$(12,500)	$-	$(311,959)
Madison Associates	(18,502)	65,383	(53,752)	-	(6,871)
Brighton Court Associates	218,324	(18,926)	(12,375)	-	187,023
Plaza 23 Associates	3,995,791	1,000,625	(1,058,305)	-	3,938,111
Oritani, LLC
Ridge Manor Associates	761,000	(45,302)	(49,790)	-	665,908
Van Buren Apartments	216,641	(13,586)	(13,853)	-	189,202
10 Landing Lane	11,498	114,252	(130,000)	-	(4,250)
FAO Hasbrouck Heights	-	28,355	-	1,025,000	1,053,355
Hampshire Financial
Hampshire Realty	234,992	(110,772)	-	75,000	199,220
Investments in Joint Ventures Summary (2)
Assets	$5,438,246	$840,394	$(1,134,323)	$1,100,000	$6,232,819
Liabilities	$(333,771)	$195,445	$(196,252)	$-	$(323,080)

_______________________

(1)	The book values for wholly owned properties represent the costs of the fixed assets associated with the property, less accumulated depreciation.

Therefore, the book value at the beginning of a period, adjusted by the profit or loss for the period, will not equal the book value at the end of the period since these are not accounted for by the equity method.

(2)	10 Landing Lane property is included in assets as of June 30, 2005 and in liabilities as of June 30, 2006.

Legal Proceedings

At June 30, 2006, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

Tax Allocation

Oritani Savings Bank and Oritani Financial Corp. have entered into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of June 30, 2006, we had 115 full-time employees and 35 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

FEDERAL AND STATE TAXATION

Federal Taxation

General. Oritani Financial Corp. and Oritani Savings Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Neither Oritani Financial Corp.’s nor Oritani Savings Bank’s federal tax returns are currently under audit, and neither entity has been audited during the past five years. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Oritani Financial Corp. or Oritani Savings Bank.

Method of Accounting. For federal income tax purposes, Oritani Financial Corp. currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal and state income tax returns.

Bad Debt Reserves. Historically, Oritani Savings Bank has been subject to special provisions in the tax law regarding allowable tax bad debt deductions and related reserves. Tax law changes were enacted in 1996, pursuant to the Small Business Protection Act of 1996 (the “1996 Act”), that eliminated the use of the percentage of taxable income method for tax years after 1995 and required recapture into taxable income over a six year period all bad debt reserves accumulated after 1988. Oritani Savings Bank recaptured its reserve balance over the six-year period ended December 31, 2003.

Currently, the Oritani Savings Bank consolidated group uses the specific charge off method to account for bad debt deductions for income tax purposes.

Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income should Oritani Savings Bank fail to meet certain thrift asset and definitional tests.

At June 30, 2006, our total federal pre-base year reserve was approximately $15.1 million. However, under current law, pre-base year reserves remain subject to recapture should Oritani Savings Bank make certain non-dividend distributions, repurchase any of its stock, pay dividends in excess of tax earnings and profits, or cease to maintain a bank charter.

Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended (the “Code”) imposes an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences (“alternative minimum taxable income” or “AMTI”). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Oritani Financial Corp. and Oritani Savings Bank have not been subject to the alternative minimum tax and have no such amounts available as credits for carryover.

Net Operating Loss Carryforwards. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At June 30, 2006, Oritani Savings Bank had no net operating loss carryforwards for federal income tax purposes.

State Taxation

New Jersey State Taxation. Oritani Savings Bank files New Jersey Corporation Business income tax returns. Generally, the income of savings institutions in New Jersey, which is calculated based on federal taxable income, subject to certain adjustments, is subject to New Jersey tax. Oritani Savings Bank is not currently under audit with respect to its New Jersey income tax returns and Oritani Savings Bank’s state tax returns have not been audited for the past five years. Oritani Savings Bank had a state tax net operating loss carryforward totaling $35.3 million at June 30, 2006, expiring between December 31, 2010 and December 31, 2013.

New Jersey tax law does not and has not allowed for a taxpayer to file a tax return on a combined or consolidated basis with another member of the affiliated group where there is common ownership. However, under recent tax legislation, if the taxpayer cannot demonstrate by clear and convincing evidence that the tax filing discloses the true earnings of the taxpayer on its business carried on in the State of New Jersey, the New Jersey Director of the Division of Taxation may, at the director’s discretion, require the taxpayer to file a consolidated return for the entire operations of the affiliated group or controlled group, including its own operations and income.

SUPERVISION AND REGULATION

General

Federal law allows a state savings bank, such as Oritani Savings Bank, that qualifies as a “qualified thrift lender” (discussed below), to elect to be treated as a savings association for purposes of the savings and loan holding company provisions of the Home Owners’ Loan Act, as amended (“HOLA”). Such election results in its holding companies being regulated as a savings and loan holding companies by the Office of Thrift Supervision rather than as bank holding companies regulated by the Board of Governors of the Federal Reserve System. At the time of its reorganization into a holding company structure, Oritani Savings Bank elected to be treated as a savings association under the applicable provisions of the HOLA. Accordingly, Oritani Financial Corp. and Oritani Financial Corp., MHC are savings and loan holding companies and are required to file certain reports with, and are subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. Oritani Financial Corp. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Oritani Savings Bank is a New Jersey-chartered savings bank, and its deposit accounts are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). Oritani Savings Bank is subject to extensive regulation, examination and supervision by the Commissioner of the New Jersey Department of Banking and Insurance (the “Commissioner”) as the issuer of its charter, and by the FDIC as the deposit insurer and its primary federal regulator. Oritani Savings Bank must file reports with the Commissioner and the FDIC concerning its activities and financial condition, and it must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions and opening or acquiring branch offices. The Commissioner and the FDIC conduct periodic examinations to assess Oritani Savings Bank’s compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a savings bank may engage and is intended primarily for the protection of the deposit insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

Any change in these laws or regulations, whether by the New Jersey Department of Banking and Insurance, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or the U.S. Congress, could have a material adverse impact on Oritani Financial Corp., Oritani Savings Bank and their operations.

Certain of the regulatory requirements that are or will be applicable to Oritani Savings Bank, Oritani Financial Corp. and Oritani Financial Corp., MHC are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Oritani Savings Bank, Oritani Financial Corp. and Oritani Financial Corp., MHC and is qualified in its entirety by reference to the actual statutes and regulations.

New Jersey Banking Regulation

Activity Powers. Oritani Savings Bank derives its lending, investment and other powers primarily from the applicable provisions of the New Jersey Banking Act and its related regulations. Under these laws and regulations, savings banks, such as Oritani Savings Bank, generally may invest in:

(1)	real estate mortgages;

(2)	consumer and commercial loans;

(3)	specific types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies;

(4)	certain types of corporate equity securities; and

(5)	certain other assets.

A savings bank may also invest pursuant to a “leeway” power that permits investments not otherwise permitted by the New Jersey Banking Act. “Leeway” investments must comply with a number of limitations on the individual and aggregate amounts of “leeway” investments. Under this “leeway” authority, New Jersey savings banks may exercise those powers, rights, benefits or privileges authorized for national banks or out-of-state banks or for federal or out-of-state savings banks or savings associations, provided that before exercising any such power, right, benefit or privilege, prior approval by the Commissioner by regulation or by specific authorization is required. A savings bank may also exercise trust powers upon approval of the Commissioner. The exercise of these lending, investment and activity powers are limited by federal law and the related regulations. See “—Federal Banking Regulation—Activity Restrictions on State-Chartered Banks” below.

Loans-to-One-Borrower Limitations. With certain specified exceptions, a New Jersey-chartered savings bank may not make loans or extend credit to a single borrower or to entities related to the borrower in an aggregate amount that would exceed 15% of the bank’s capital funds. A savings bank may lend an additional 10% of its capital funds if the loan is secured by collateral meeting the requirements of the New Jersey Banking Act. Oritani Savings Bank currently complies with applicable loans-to-one-borrower limitations.

Dividends. Under the New Jersey Banking Act, a stock savings bank may declare and pay a dividend on its capital stock only to the extent that the payment of the dividend would not impair the capital stock of the savings bank. In addition, a stock savings bank may not pay a dividend unless the savings bank would, after the payment of the dividend, have a surplus of not less than 50% of its capital stock, or alternatively, the payment of the dividend would not reduce the surplus. Federal law may also limit the amount of dividends that may be paid by Oritani Savings Bank. See “—Federal Banking Regulation—Prompt Corrective Action” below.

Minimum Capital Requirements. Regulations of the Commissioner impose on New Jersey-chartered depository institutions, such as Oritani Savings Bank, minimum capital requirements similar to those imposed by the FDIC on insured state banks. See “—Federal Banking Regulation—Capital Requirements.”

Examination and Enforcement. The New Jersey Department of Banking and Insurance (the “Department”) may examine Oritani Savings Bank whenever it deems an examination advisable. The Department examines Oritani Savings Bank at least every two years. The Commissioner may order any savings bank to discontinue any violation of law or unsafe or unsound banking practice, and may direct any director, officer, attorney or employee of a savings bank engaged in an objectionable activity, after the Commissioner has ordered the activity to be terminated, to show cause at a hearing before the Commissioner why such person should not be removed.

Federal Banking Regulation

Capital Requirements. FDIC regulations require banks to maintain minimum levels of capital. The FDIC regulations define two tiers, or classes, of capital.

Tier 1 capital is comprised of the sum of:

•	common stockholder’s equity, excluding the unrealized appreciation or depreciation, net of tax, from available for sale securities;

•	non-cumulative perpetual preferred stock, including any related retained earnings; and

•	minority interests in consolidated subsidiaries minus all intangible assets, other than qualifying servicing rights and any net unrealized loss on marketable equity securities.

The components of Tier 2 capital currently include:

•	cumulative perpetual preferred stock;

•	certain perpetual preferred stock for which the dividend rate may be reset periodically;

•	hybrid capital instruments, including mandatory convertible securities;

•	term subordinated debt;

•	intermediate term preferred stock;

•	allowance for loan losses; and

•	up to 45% of pretax net unrealized holding gains on available for sale equity securities with readily determinable fair market values.

The allowance for loan losses includible in Tier 2 capital is limited to a maximum of 1.25% of risk-weighted assets (as discussed below). Overall, the amount of Tier 2 capital that may be included in total capital cannot exceed 100% of Tier 1 capital. The FDIC regulations establish a minimum leverage capital requirement for banks in the strongest financial and managerial condition of not less than a ratio of 3.0% of Tier 1 capital to total assets. For all other banks, the minimum leverage capital requirement is 4.0%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution.

The FDIC regulations also require that banks meet a risk-based capital standard. The risk-based capital standard requires the maintenance of a ratio of total capital, which is defined as the sum of Tier 1 capital and Tier 2 capital, to risk-weighted assets of at least 8% and a ratio of Tier 1 capital to risk-weighted assets of at least 4%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet items, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item.

The federal banking agencies, including the FDIC, have also adopted regulations to require an assessment of an institution’s exposure to declines in the economic value of a bank’s capital due to changes in interest rates when assessing the bank’s capital adequacy. Under such a risk assessment, examiners evaluate a bank’s capital for interest rate risk on a case-by-case basis, with consideration of both quantitative and qualitative factors. Institutions with significant interest rate risk may be required to hold additional capital. According to the agencies, applicable considerations include:

•	the quality of the bank’s interest rate risk management process;

•	the overall financial condition of the bank; and

•	the level of other risks at the bank for which capital is needed.

The following table shows Oritani Savings Bank’s Core capital, Tier 1 risk-based capital, and Total risk-based capital ratios on a historical and pro forma basis at June 30, 2006:

	As of June 30, 2006
	Historical Capital	Percent of Assets(1)	Pro Forma Capital(2)	Percent of Assets(1)	Pro Forma Capital Requirements	Percent of Assets(1)
	(Dollars in thousands)
Core capital	$122,721	12.13%	$153,419	14.71%	$41,707	4.00%
Tier 1 risk-based capital	122,721	22.00%	153,419	27.20%	22,561	4.00%
Total risk-based capital	129,703	23.25%	160,401	28.44%	45,123	8.00%

_________________

(1)	For purposes of calculating core capital, assets are based on adjusted total leverage assets. In calculating Tier 1 risk-based capital and total risk-based capital, assets are based on total risk-weighted assets.
(2)	Assumes the sale of 10,574,906 shares of common stock in the stock offering.

Prompt Corrective Action. Federal law requires, among other things, that the federal bank regulatory authorities take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For these purposes, the law establishes five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. The FDIC’s regulations define the five capital categories as follows:

An institution will be treated as “well capitalized” if:

•	its ratio of total capital to risk-weighted assets is at least 10%;

•	its ratio of Tier 1 capital to risk-weighted assets is at least 6%; and

•	its ratio of Tier 1 capital to total assets is at least 5%, and it is not subject to any order or directive by the FDIC to meet a specific capital level.

An institution will be treated as “adequately capitalized” if:

•	its ratio of total capital to risk-weighted assets is at least 8%; or

•	its ratio of Tier 1 capital to risk-weighted assets is at least 4%; and

•	its ratio of Tier 1 capital to total assets is at least 4% (3% if the bank receives the highest rating under the Uniform Financial Institutions Rating System) and it is not a well-capitalized institution.

An institution will be treated as “undercapitalized” if:

•	its total risk-based capital is less than 8%; or

•	its Tier 1 risk-based-capital is less than 4%; and

•	its leverage ratio is less than 4% (or less than 3% if the institution receives the highest rating under the Uniform Financial Institutions Rating System).

An institution will be treated as “significantly undercapitalized” if:

•	its total risk-based capital is less than 6%;

•	its Tier 1 capital is less than 3%; or

•	its leverage ratio is less than 3%.

An institution that has a tangible capital to total assets ratio equal to or less than 2% would be deemed to be “critically undercapitalized.”

The FDIC is required, with some exceptions, to appoint a receiver or conservator for an insured state bank if that bank is “critically undercapitalized.” For this purpose, “critically undercapitalized” means having a ratio of tangible capital to total assets of less than 2%. The FDIC may also appoint a conservator or receiver for a state bank on the basis of the institution’s financial condition or upon the occurrence of certain events, including:

•	insolvency, or when the assets of the bank are less than its liabilities to depositors and others;

•	substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices;

•	existence of an unsafe or unsound condition to transact business;

•	likelihood that the bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and

•	insufficient capital, or the incurring or likely incurring of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment of capital without federal assistance.

As of June 30, 2006, Oritani Savings Bank was considered “well capitalized” under FDIC guidelines.

Activity Restrictions on State-Chartered Banks. Federal law and FDIC regulations generally limit the activities and investments of state-chartered FDIC insured banks and their subsidiaries to those permissible for national banks and their subsidiaries, unless such activities and investments are specifically exempted by law or consented to by the FDIC.

Before making a new investment or engaging in a new activity that is not permissible for a national bank or otherwise permissible under federal law or FDIC regulations, an insured bank must seek approval from the FDIC to make such investment or engage in such activity. The FDIC will not approve the activity unless the bank meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the FDIC insurance funds. Certain activities of subsidiaries that are engaged in activities permitted for national banks only through a “financial subsidiary” are subject to additional restrictions.

Federal law permits a state-chartered savings bank to engage, through financial subsidiaries, in any activity in which a national bank may engage through a financial subsidiary and on substantially the same terms and conditions. In general, the law permits a national bank that is well-capitalized and well-managed to conduct, through a financial subsidiary, any activity permitted for a financial holding company other than insurance underwriting, insurance investments, real estate investment or development or merchant banking. The total assets of all such financial subsidiaries may not exceed the lesser of 45% of the bank’s total assets or $50 billion. The bank must have policies and procedures to assess the financial subsidiary’s risk and protect the bank from such risk and potential liability, must not consolidate the financial subsidiary’s assets with the bank’s and must exclude from its own assets and equity all equity investments, including retained earnings, in the financial subsidiary. State chartered savings banks may retain subsidiaries in existence as of March 11, 2000 and may engage in activities that are not authorized under federal law. Although Oritani Savings Bank meets all conditions necessary to establish and engage in permitted activities through financial subsidiaries, it has not yet determined whether or the extent to which it will seek to engage in such activities.

Insurance of Deposit Accounts. Deposit accounts in Oritani Savings Bank are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor. Oritani Savings Bank’s deposits, therefore, are subject to Federal

Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%.

On February 15, 2006, federal legislation to reform federal deposit insurance was enacted. This new legislation requires, among other things, an increase in the amount of federal deposit insurance coverage from $100,000 to $130,000 (with a cost of living adjustment to become effective in five years). The Act also requires the reserve ratio to be modified to provide for a range between 1.15% and 1.50% of estimated insured deposits. The new legislation requires the Federal Deposit Insurance Corporation to issue regulations implementing the law. The changes required by the law will not become effective until final regulations have been issued, which must be no later than 270 days from the date of the enactment of the legislation.

Effective March 31, 2006, the Federal Deposit Insurance Corporation merged the Bank Insurance Fund (“BIF”) and the Savings Association Insurance Fund (“SAIF”) into a single fund called the Deposit Insurance Fund. As a result of the merger, the BIF and the SAIF were abolished. The merger of the BIF and the SAIF into the Deposit Insurance Fund does not affect the authority of the Financing Corporation (“FICO”) to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended June 30, 2006, the FICO assessment was equal to 1.28 basis points for each $100 in domestic deposits maintained at an institution.

Federal Home Loan Bank System. Oritani Savings Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of New York, Oritani Savings Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, 4.5% of its borrowings from the Federal Home Loan Bank, or 0.3% of assets, whichever is greater. As of June 30, 2006, Oritani Savings Bank was in compliance with this requirement.

Enforcement. The FDIC has extensive enforcement authority over insured savings banks, including Oritani Savings Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

Transactions with Affiliates of Oritani Savings Bank. Transactions between an insured bank, such as Oritani Savings Bank, and any of its affiliates are governed by Sections 23A and 23B of the Federal Reserve Act and implementing regulations. An affiliate of a insured bank is any company or entity that controls, is controlled by or is under common control with the bank. Generally, a subsidiary of a bank that is not also a depository institution or financial subsidiary is not treated as an affiliate of the bank for purposes of Sections 23A and 23B.

Section 23A:

•	limits the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such bank’s capital stock and retained earnings, and limits all such transactions with all affiliates to an amount equal to 20% of such capital stock and retained earnings; and

•	requires that all such transactions be on terms that are consistent with safe and sound banking practices.

The term “covered transaction” includes the making of loans, purchase of assets, issuance of guarantees and other similar types of transactions. Further, most loans by a bank to any of its affiliates must be secured by collateral in amounts ranging from 100% to 130% of the loan amounts. In addition, any covered transaction by a bank with an affiliate and any purchase of assets or services by a bank from an affiliate must be on terms that are substantially the same, or at least as favorable to the bank, as those that would be provided to a non-affiliate.

Prohibitions Against Tying Arrangements. Banks are subject to the prohibitions of 12 U.S.C. Section 1972 on certain tying arrangements. A depository institution is prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Privacy Standards. FDIC regulations require Oritani Savings Bank to disclose their privacy policy, including identifying with whom they share “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. Oritani Savings Bank does not share “non-public personal information” with third parties.

In addition, Oritani Savings Bank is required to provide its customers with the ability to “opt-out” of having Oritani Savings Bank share their non-public personal information with unaffiliated third parties before they can disclose such information, subject to certain exceptions.

The FDIC and other federal banking agencies adopted guidelines establishing standards for safeguarding customer information. The guidelines describe the agencies’ expectations for the creation, implementation and maintenance of an information security program, which would include administrative, technical and physical safeguards appropriate to the size and complexity of the institution and the nature and scope of its activities. The standards set forth in the guidelines are intended to insure the security and confidentiality of customer records and information, protect against any anticipated threats or hazards to the security or integrity of such records and protect against unauthorized access to or use of such records or information that could result in substantial harm or inconvenience to any customer.

Community Reinvestment Act and Fair Lending Laws. All FDIC insured institutions have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a state chartered savings bank, the FDIC is required to assess the institution’s record of compliance with the Community Reinvestment Act. Among other things, the current Community Reinvestment Act regulations replace the prior process-based assessment factors with a new evaluation system that rates an institution based on its actual performance in meeting community needs. In particular, the current evaluation system focuses on three tests:

•	a lending test, to evaluate the institution’s record of making loans in its service areas;

•	an investment test, to evaluate the institution’s record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses; and

•	a service test, to evaluate the institution’s delivery of services through its branches, ATMs and other offices.

An institution’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. Oritani Savings Bank received a “satisfactory” Community Reinvestment Act rating in our most recently completed federal examination, which was conducted by the FDIC in 2002.

In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the FDIC, as well as other federal regulatory agencies and the Department of Justice.

Loans to a Bank’s Insiders

Federal Regulation. A bank’s loans to its executive officers, directors, any owner of more than 10% or more of its stock (each, an insider) and any of certain entities affiliated with any such persons (an insider’s related interest) are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and its implementing regulations. Under these restrictions, the aggregate amount of the loans to any insider and the insider’s related interests may not exceed the loans-to-one-borrower limit applicable to national banks, which is comparable to the loans-to-one-borrower limit applicable to Oritani Savings Bank. See “—New Jersey Banking Regulation—Loans-to-One Borrower Limitations.” All loans by a bank to all insiders and insiders’ related interests in the aggregate generally may not exceed the bank’s unimpaired capital and unimpaired surplus. With certain exceptions, loans to an executive officer, other than loans for the education of the officer’s children and certain loans secured by the officer’s primary residence, may not exceed the lesser of (1) $100,000 or (2) the greater of $25,000 or 2.5% of the bank’s unimpaired capital and surplus. Federal regulation also requires that any proposed loan to an insider or a related interest of that insider be approved in advance by a majority of the board of directors of the bank, with any interested directors not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the insider’s related interests, would exceed either (1) $500,000 or (2) the greater of $25,000 or 5% of the bank’s unimpaired capital and surplus.

Generally, loans to insiders must be made on substantially the same terms as, and follow credit underwriting procedures that are not less stringent than, those that are prevailing at the time for comparable transactions with other persons. An exception is made for extensions of credit made pursuant to a benefit or compensation plan of a bank that is widely available to employees of the bank and that does not give any preference to insiders of the bank over other employees of the bank.

In addition, federal law prohibits extensions of credit to a bank’s insiders and their related interests by any other institution that has a correspondent banking relationship with the bank, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

New Jersey Regulation. Provisions of the New Jersey Banking Act impose conditions and limitations on the liabilities to a savings bank of its directors and executive officers and of corporations and partnerships controlled by such persons that are comparable in many respects to the conditions and limitations imposed on the loans and extensions of credit to insiders and their related interests under federal law, as discussed above. The New Jersey Banking Act also provides that a savings bank that is in compliance with federal law is deemed to be in compliance with such provisions of the New Jersey Banking Act.

Other Regulations

Interest and other charges collected or contracted for by Oritani Savings Bank are subject to state usury laws and federal laws concerning interest rates. Oritani Savings Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Oritani Savings Bank also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•	Title III of The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”), which significantly expanded the responsibilities of financial institutions, including savings banks, in preventing the use of the U.S. financial system to fund terrorist activities. Among other provisions, the USA PATRIOT Act and the related regulations of the Office of Thrift Supervision require savings associations operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations; and

•	The Gramm-Leach-Bliley Act, which placed limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Oritani Financial Corp., MHC and Oritani Financial Corp. are non-diversified savings and loan holding companies within the meaning of the Home Owners’ Loan Act. As such, Oritani Financial Corp., MHC and Oritani Financial Corp. are registered with the Office of Thrift Supervision and subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over Oritani Financial Corp. and Oritani Financial Corp., MHC, and their subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. As federal corporations, Oritani Financial Corp. and Oritani Financial Corp., MHC are generally not subject to state business organization laws.

Permitted Activities. Pursuant to Section 10(o) of the Home Owners’ Loan Act and Office of Thrift Supervision regulations and policy, a mutual holding company and a federally chartered mid-tier holding company such as Oritani Financial Corp. may engage in the following activities:

(i)	investing in the stock of a savings bank;

(ii)	acquiring a mutual association through the merger of such association into a savings bank subsidiary of such holding company or an interim savings bank subsidiary of such holding company;

(iii)	merging with or acquiring another holding company, one of whose subsidiaries is a savings bank;

(iv)	investing in a corporation, the capital stock of which is available for purchase by a savings bank under federal law or under the law of any state where the subsidiary savings bank or associations share their home offices;

(v)	furnishing or performing management services for a savings bank subsidiary of such company;

(vi)	holding, managing or liquidating assets owned or acquired from a savings subsidiary of such company;

(vii)	holding or managing properties used or occupied by a savings bank subsidiary of such company;

(viii)	acting as trustee under deeds of trust;

(ix)	any other activity:

A.        that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, unless the Director, by regulation, prohibits or limits any such activity for savings and loan holding companies; or

B.        in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987;

(x)	any activity permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act, including securities and insurance underwriting; and

(xi)	purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (i) through (x) above, and has a period of two years to cease any nonconforming activities and divest any nonconforming investments.

The Home Owners’ Loan Act prohibits a savings and loan holding company, including Oritani Financial Corp. and Oritani Financial Corp., MHC, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities other than those permitted by the Home Owners’ Loan Act, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

(i)	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

(ii)	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Waivers of Dividends by Oritani Financial Corp., MHC. Office of Thrift Supervision regulations require Oritani Financial Corp., MHC to notify the Office of Thrift Supervision of any proposed waiver of its receipt of dividends from Oritani Financial Corp. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if:

(i)	the waiver would not be detrimental to the safe and sound operation of the subsidiary savings association; and

(ii)	the mutual holding company’s Board of Directors determines that such waiver is consistent with such directors’ fiduciary duties to the mutual holding company’s members.

We anticipate that Oritani Financial Corp., MHC will waive any dividends paid by Oritani Financial Corp. Under Office of Thrift Supervision regulations, our public stockholders would not be diluted because of any dividends waived by Oritani Financial Corp., MHC (and waived dividends would not be considered in determining an appropriate exchange ratio) in the event Oritani Financial Corp., MHC converts to stock form.

Conversion of Oritani Financial Corp., MHC to Stock Form. Office of Thrift Supervision regulations permit Oritani Financial Corp., MHC to convert from the mutual form of organization to the capital stock form of organization. There can be no assurance when, if ever, a conversion transaction will occur, and the Board of Directors has no current intention or plan to undertake a conversion transaction. In a conversion transaction a new stock holding company would be formed as the successor to Oritani Financial Corp., Oritani Financial Corp., MHC’s corporate existence would end, and certain depositors and borrowers of Oritani Savings Bank would receive the right to subscribe for additional shares of the new holding company. In a conversion transaction, each share of common stock held by stockholders other than Oritani Financial Corp., MHC would be automatically converted into a number of shares of common stock of the new holding company determined pursuant an exchange ratio that ensures that stockholders other than Oritani Financial Corp., MHC own the same percentage of common stock in the new holding company as they owned in Oritani Financial Corp. immediately prior to the conversion transaction. The total number of shares held by minority stockholders after a conversion transaction also would be increased by any purchases by minority stockholders in the stock offering conducted as part of the conversion transaction.

Qualified Thrift Lender Test. In order for Oritani Financial Corp. and Oritani Financial Corp., MHC to continue to be regulated as a savings and loan holding companies by the Office of Thrift Supervision (rather than as a bank holding companies by the Board of Governors of the Federal Reserve System), Oritani Savings Bank must qualify as a “qualified thrift lender” under Office of Thrift Supervision regulations or satisfy the “domestic building and loan association” test under the Internal Revenue Code. Under the qualified thrift lender test, a savings institution is required to maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangible, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least nine out of each 12 month period. Oritani Savings Bank currently maintains the majority of its portfolio assets in qualified thrift investments and has met the qualified thrift lender test in each of the last 12 months.

Federal Securities Laws

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the stock offering. Upon completion of the stock offering, our common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act of 2002, our Chief Executive Officer and Chief Financial Officer each will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal controls; they have made certain disclosures to our auditors and the audit committee of the board of directors about our internal controls; and they have included information in our quarterly and annual reports about their evaluation and whether there have been significant changes in our internal controls or in other factors that could significantly affect internal controls. We will be subject to further reporting and audit requirements beginning with the year ending June 30, 2008 under the requirements of the Sarbanes-Oxley Act. We will prepare policies, procedures and systems designed to ensure compliance with these regulations.

MANAGEMENT

Shared Management Structure

The directors of Oritani Financial Corp. are those same persons who are the directors of Oritani Savings Bank. In addition, each executive officer of Oritani Financial Corp. is also an executive officer of Oritani Savings Bank. We expect that Oritani Financial Corp. and Oritani Savings Bank will continue to have common executive officers until there is a business reason to establish separate management structures. To date, executive officers have been compensated for their services by Oritani Savings Bank.

Directors of Oritani Financial Corp.

The Board of Directors of Oritani Financial Corp. currently consists of six members. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting of stockholders. The class of directors whose term of office expires at the first annual meeting of stockholders following completion of the stock offering are Directors Nicholas Antonaccio and Kevin J. Lynch. The class of directors whose term expires at the second annual meeting of stockholders following completion of the stock offering are Directors James J. Doyle, Jr. and John J. Skelly, Jr. The class of directors whose term of office expires at the third annual meeting of stockholders following the completion of the stock offering are Directors Michael A. DeBernardi and Robert S. Hekemian, Jr.

Executive Officers of Oritani Financial Corp. and Oritani Savings Bank

The following individuals are the executive officers of Oritani Financial Corp. and hold the offices set forth below opposite their names.

Name	Position
Kevin J. Lynch	Chairman, President and Chief Executive Officer
Philip Wyks	Senior Vice President and Secretary
John M. Fields, Jr.	Senior Vice President and Chief Financial Officer

The executive officers of Oritani Financial Corp. are elected annually and hold office until their respective successors are elected or until death, resignation, retirement or removal by the Board of Directors.

Directors of Oritani Savings Bank and Oritani Financial Corp.

Composition of our Board. Oritani Savings Bank has six directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of Oritani Savings Bank are elected by Oritani Financial Corp. as its sole stockholder. The Board of Directors has designated Michael DeBernardi as Lead Director and in such capacity he will, among other duties, coordinate the activities of the independent directors and preside over executive sessions of the independent directors.

The following table states our directors’ names, their ages as of June 30, 2006, and the years when they began serving as directors of Oritani Savings Bank and when their current term expires:

Directors	Age	Director Since	Term Expires
Nicholas Antonaccio	59	1994	2007
Michael A. DeBernardi, Lead Director	51	1993	2009
James J. Doyle, Jr.	57	1998	2008
Robert S. Hekemian, Jr.	46	1999	2009
Kevin J. Lynch, Chairman	59	1990	2007
John J. Skelly, Jr.	66	1999	2008

The Business Background of Our Directors and Executive Officers. The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors

Nicholas Antonaccio is President of CMA Enterprises LLC, a financial advisory firm founded by Mr. Antonaccio in 2000. Previously, Mr. Antonaccio was the chief financial officer at a variety of public and private companies, including serving for five years as senior vice president and chief financial officer of Copelco Capital, Inc., an international financial services institution headquartered in Mahwah, New Jersey. Prior to his tenure at Copelco Capital, Mr. Antonaccio served as chief financial officer of Concord Leasing, Inc. for seven years, as chief financial officer of Ingersoll Rand Financial Corp. from 1980 to 1987, as controller of DPF, Inc. from 1974 to 1980 and a senior auditor with the accounting firm of Ernst & Young for five years. Additionally, Mr. Antonaccio was prior president of a local chapter of the Financial Executives Institute, an association of senior finance executives.

Michael A. DeBernardi worked for several equipment leasing companies in various capacities and was appointed Chief Credit Officer of AT&T Capital Corporation at its inception in 1985 and continued in that role after its initial public offering in 1993 until it was sold to Newcourt Credit Group in 1997. Mr. DeBernardi was then appointed Chief Investment Officer of Newcourt Credit Group, a publicly traded Canadian Company based in Toronto with assets of approximately $25 billion, which was sold to The CIT Group in 1999. Subsequent to that sale, Mr. DeBernardi assumed the position of Chief Credit Officer - CIT Global Vendor Finance in which capacity he oversaw CIT’s equipment leasing business with certain global equipment vendors and also oversaw credit risk in 25 countries where CIT had offices. In early 2003 Mr. DeBernardi joined Aternus Partners, LLC, a consultancy specializing in customer sales financing and in early 2004 he co-founded US Express Leasing, an equipment leasing company based in Parsippany, New Jersey and backed by DLJ Merchant Banking Partners, a private equity unit of Credit Suisse First Boston. Mr. DeBernardi left US Express Leasing in early 2006 and is presently engaged in credit-related consulting in the equipment finance and leasing industry. Mr. DeBernardi graduated from Boston College with distinction in 1976 and received a Masters of Business Administration concentrating in Finance from Babson College in 1981. Mr. DeBernardi serves as Lead Director.

James J. Doyle, Jr. was President of Chilton Memorial Hospital Corporation and a consultant to The Chilton Memorial Hospital’s Foundation Board. He was President and Chief Executive Officer of Chilton Memorial Hospital from 1991 until his retirement in 2004. He also served as Executive Vice President of Atlantic Health System from 1994 until 1998. Atlantic Health System is one of the largest multi-hospital systems in New Jersey. He holds a Bachelor of Science degree in Management and Economics from Manhattan College where he was elected President of the School of Business and President of the National Honorary Business Fraternity. He holds a Master of Science degree in Administrative Medicine from Columbia University. A past member of Who’s Who, Mr. Doyle served on numerous local and regional healthcare boards and is a Fellow of the American College of Health Care Executives.

Robert S. Hekemian, Jr. is President of Hekemian & Co., Inc., which owns and manages commercial and residential properties throughout the Mid-Atlantic and Northeast regions. Mr. Hekemian is also an advisor to First Real Estate Investment Trust of New Jersey, a publicly-traded real estate investment trust. Mr. Hekemian holds a Master of Business Administration degree.

Kevin J. Lynch has been the President and Chief Executive Officer of Oritani Savings Bank since 1993. Mr. Lynch is a director of the Federal Home Loan Bank of New York and serves on its Executive, Compensation, and Housing Committees. He is also a director of Pentegra Retirement Services Financial Institutions Retirement Fund, a national provider of full-

service retirement programs. Mr. Lynch is a former Chairman of the New Jersey League of Community and Savings Bankers and served as a member of its Board of Governors for several years, and also served on the Board of Directors of Thrift Institutions Community Investment Corp. Mr. Lynch is a member of the Professional Development and Education Committee of America’s Community Bankers. He is a member of the American Bar Association and a former member of the Board of Directors of Bergen County Habitat for Humanity. Mr. Lynch is also a member of the Board of Directors of the Hackensack Main Street Business Alliance. Prior to appointment to his current position at Oritani Savings Bank in 1993, Mr. Lynch was vice president and general counsel of a leasing company and served as a director of Oritani Savings Bank. Mr. Lynch earned a Juris Doctor degree from Fordham University, an LLM degree from New York University, a Masters of Business Administration degree from Rutgers University and a Bachelor of Arts degree from St. Anselm’s College.

John J. Skelly, Jr., is the President and Chief Executive Officer of Westside Management, which owns and manages low-income housing developments throughout New Jersey, New York and Maryland. Mr. Skelly is also a past Deputy Commissioner of Housing for the City of New York in charge of the Office of Housing Rehabilitation. Mr. Skelly holds a degree in Electrical Engineering.

Executive Officers of the Bank Who Are Not Also Directors

Philip Wyks, age 52, has served as Senior Vice President, Secretary and Compliance and Privacy Officer since 1991. Mr. Wyks is also a director of Thrift Institutions Community Investment Corporation, a subsidiary of the New Jersey League of Community Bankers that assists League members in forming consortia to originate loans on low to moderate income housing loans and initiate economic development projects throughout the State of New Jersey.

Thomas Guinan, age 42, has served as Senior Vice President and Chief Commercial Loan Officer since 2003. Prior to that, Mr. Guinan served as a senior vice president of commercial lending at a local financial institution.

John M. Fields, Jr., age 43, has served as Senior Vice President and Chief Financial Officer since 1999. Prior to that, Mr. Fields was a chief accounting officer and controller at a local publicly-traded financial institution. Mr. Fields, Jr. is a certified public accountant.

Rosanne Jarrell, age 54, has served as Vice President-Retail Operations since 1992. Ms. Jarrell oversees our branch network, deposit operations, E-Banking departments and advertising/marketing department. Ms. Jarrell also serves as our Security Officer.

Paul M. Cordero, age 51, has served as Vice President and Chief Residential Loan Officer since 1989.

Anne Mooradian, age 45, has served as Vice President and Human Resources Officer since 2001. Prior to that, Ms. Mooradian held branch retail positions at Oritani Savings Bank.

Meetings and Committees of the Board of Directors of Oritani Financial Corp.

We conduct business through meetings of our Board of Directors and its committees. During the fiscal year ended June 30, 2006, the Board of Directors of Oritani Financial Corp. met 13 times and the Board of Directors of Oritani Savings Bank met 13 times. The Board of Directors of Oritani Financial Corp. has established the following standing committees: the Compensation and Corporate Governance Committee and the Audit Committee.

The Audit Committee, currently consisting of Messrs. Antonaccio (Chair), DeBernardi, Doyle, Hekemian and Skelly, is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Board of Directors believes that Mr. Antonaccio qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the Securities and Exchange Commission. The Audit Committee met 4 times in fiscal year 2006.

The Compensation and Corporate Governance Committee, currently consisting of Messrs. Antonaccio, DeBernardi, Doyle (Chair), Hekemian and Skelly, is responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning. The committee also is responsible for identifying individuals qualified to become board members and recommending a group of nominees for election as directors at each annual meeting of stockholders, ensuring that the board and its committees have the benefit of qualified and experienced independent directors, and developing a set of corporate governance policies and procedures. Each member of the Compensation and Corporate Governance Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

Each of these committees operates under a written charter, which governs its composition, responsibilities and operations.

In addition, Oritani Savings Bank maintains a Loan Committee (chaired by Director Hekemian) and the CRA and Compliance Committee (chaired by Director Skelly).

Corporate Governance Policies and Procedures

In addition to having established committees of the board of directors, Oritani Financial Corp. has adopted policies to govern the activities of both Oritani Financial Corp. and Oritani Savings Bank, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy sets forth:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the board of directors;

•	the establishment and operation of board committees, including audit, nominating and compensation committees;

•	succession planning;

•	convening executive sessions of independent directors;

•	the board of directors’ interaction with management and third parties; and

•	the evaluation of the performance of the board of directors and the chief executive officer.

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The code of ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Director Fees

Director Fees. Each of the individuals who serves as a director of Oritani Financial Corp also serves as a director of Oritani Savings Bank and earns director fees in each capacity. Each non-employee director is paid a fee of $1,000 for each Oritani Financial Corp. meeting attended and a fee of $1,000 for each Oritani Savings Bank meeting attended. There are no separate fees paid for committee meetings attended. Additionally, each director receives a monthly retainer of $1,500 from each of Oritani Financial Corp. and Oritani Savings Bank. Additional annual retainers are paid to the Lead Director ($18,000), the Chairman of the Audit Committee ($13,000) and the Chairmen of the other Board committees ($8,000).

Executive Officer Compensation

Summary Compensation Table. The following table sets forth for the fiscal year ended June 30, 2006, certain information as to the total remuneration paid by Oritani Savings Bank to its Chief Executive Officer as well as to the four most highly compensated executive officers of Oritani Savings Bank, other than the Chief Executive Officer, who received total annual salary and bonus in excess of $100,000. Each of the individuals listed in the table below are referred to as Named Executive Officers.

		Annual Compensation (1)
Name and Principal Position	Fiscal Year	Salary (2)	Bonus	Other Annual Compensation (3)	All Other Compensation (4)

Kevin J. Lynch, Chairman, President and Chief Executive Officer	2006	$448,000	$150,000	—	$ 18,600
Philip Wyks, Senior Vice President	2006	$189,000	$44,800	—	$ 7,300
John M. Fields, Senior Vice President and Chief Financial Officer	2006	$173,000	$40,500	—	$ 6,500
Thomas Guinan, Senior Vice President and Chief Commercial Loan Officer	2006	$155,000	$50,000	—	$ 6,100
Rosanne Jarrell, Vice President-Retail Operations	2006	$117,500	$27,500	—	$ 4,400

___________________________

(1)	Summary compensation information is excluded for the fiscal years ended June 30, 2005 and 2004, as Oritani Financial Corp. was not a public company during those periods.
(2)	Current base salaries for Messrs. Lynch, Wyks, Fields and Guinan and Ms. Jarrell are $475,000, $184,000, $180,000, $160,000 and $115,000, respectively. There were 27 bi-weekly payments in fiscal 2006.
(3)	Oritani Savings Bank provides certain of its executive officers with non-cash benefits and perquisites. Management believes that the aggregate value of these benefits for fiscal year 2006 did not, in the case of the named executive officers, exceed the greater of $50,000 or 10% of the aggregate salary and annual bonus reported for them in the Summary Compensation Table.
(4)	Represents employer contributions under Oritani Savings Bank’s 401(k) Plan for Named Executive Officer as well as employer contributions to the Benefit Equalization Plan for Messrs. Lynch, Wyks and Fields.

Benefit Plans

Directors Deferred Fee Plans. Oritani Savings Bank adopted the 2005 Directors Deferred Fee Plan, effective as of January 1, 2005, in order to include the provisions required by Section 409A of the Internal Revenue Code. Oritani Savings Bank’s prior Directors Deferred Fee Plan was frozen, effective as of December 31, 2004. Each month, Oritani Savings Bank will credit a director’s account under the 2005 Directors Deferred Fee Plan with the amount such director elects to defer. The director’s deferral election must generally be submitted to Oritani Savings Bank prior to January 1 of the plan year in which the fees to be deferred are otherwise payable to the director and is irrevocable with respect to the fees covered by such election. Each director’s account under the plans will be credited every month with interest at a rate equal to the greater of the Citibank Prime Rate or 9%. A committee appointed by the Oritani Savings Bank board of directors administers the plans. The committee may in its discretion permit a director to request that his deferred fee account(s) be invested in an alternative investment such as equity securities, fixed income securities, money market accounts and cash. The account of a director who has selected an alternative investment will be credited with earnings or losses based on the investment selected. A director will be 100% vested at all times in his deferred fee account(s). Upon retirement, the director will received the value of his benefit in a lump sum or in up to 10 annual installments, as elected by the director in his deferral election form. In the event the director becomes a “specified employee,” payments under the plan will commence no earlier than the first day of the 7th month following the month in which the director attains the later of retirement age or actual retirement. Following a director’s cessation of service prior to retirement or death, Oritani Savings Bank will pay the director’s benefit in a lump sum or in up to 10 annual installments, as elected by the director in his deferral election form. A director may timely elect to receive an in-service distribution, provided that such distribution will be no earlier than the January 1st of the calendar year that is at least two years following the year for which the deferral election is made. Payment will be made in a lump sum or in up to 10 annual installments, as elected by the director at the time the election to defer was made. A director may timely elect to receive amounts in his deferred account(s) upon his disability or upon a change in control of Oritani Savings Bank either in the form of a lump sum or in annual installments over a period of up to 10 years. A director may elect to delay payment of his benefits or to change the form of payment from a lump sum to installments within the limits of Code Section 409A requirements and Treasury Regulations issued thereunder. In the event of a director’s death prior to commencement of benefit payments, payments will be made to the director’s beneficiary, as elected by the director in his deferral election form. In the event of a director’s death after commencement of benefit payments, the remaining balance of benefit payments will be paid to the director’s beneficiary in the manner and at the time elected by the director in his deferral election form. In the event a director incurs a financial hardship, the director may request a financial hardship benefit. If approved, the financial hardship payment will be made in a lump sum.

Director’s Retirement Plan. Oritani Savings Bank maintains the 2005 Director’s Retirement Plan that was adopted as a restatement of the Directors Retirement Plan and is intended to comply with section 409A of the Internal Revenue Code. The 2005 Director Retirement Plan provides retirement, medical and death benefits to directors, including directors who are also employees, who have at least five years of service and retire after attaining age 65, or prior to age 65 as a result of death or disability. Upon retirement on or after attaining age 65 with at least ten years of cumulative service, an eligible director’s annual retirement benefit will be equal to 50% of the director’s aggregate annual compensation with respect to his final year of service, including fees paid to the director for attendance at regular monthly meetings and annual meetings of Oritani Savings Bank and Oritani Financial Corp., monthly retainers, and any additional annual retainers paid to the director for service as a committee chair, lead director or otherwise. If a director retires, dies or becomes disabled, and such director has more than five years of service but less than ten years of service, the director or his beneficiary will be entitled to the following percentage of benefit: 50% if the director has 5 to 6 years of service, 60% if the director has 6 to 7 years of service, 70% if the director has 7 to 8 years of service, 80% if the director has 8 to 9 years of service, and 90% if the director has 9 to 10 years of service. In the event of a change in control, each director will be deemed to have 10 years of service for the purpose of calculating his benefit under the plan. Each director may elect prior to December 31, 2006, to receive a lump sum payment upon a change in control in an amount equal to the present value of his plan benefits. Benefits under the plan will generally be payable in monthly installments for the director’s lifetime or as a joint and survivor form of benefit, as elected by the director. Notwithstanding the foregoing, a directory may elect prior to December 31, 2006, to receive his plan benefits in the form of a lump sum payment in the event of his disability prior to termination of service. In the event a director who has served on the board for at least five years dies while in service, the director’s spouse will be entitled to a benefit calculated as if the director had continued service until age 65. The benefit will be payable to the director’s spouse for the remainder of the spouse’s life, along with medical benefits. Medical benefits provided to directors and their spouses prior to the date of their retirement will continue to be provided to retired directors and their spouses, as long as the director lives, or, in the event the director has elected a joint and survivor benefit, or dies while in office, the medical benefits will continue to be provided to the director’s spouse for his or her lifetime. In the event the cost of medical benefits provided under the plan exceeds 200% of the cost of such benefits to Oritani Savings Bank immediately prior to the director’s retirement, the cost in excess of 200% will be paid by the retired director or his or her spouse.

Employment Agreement. Oritani Savings Bank entered into an employment agreement with Kevin J. Lynch effective as of January 1, 2003. The agreement had an initial term of three years. Unless notice of non-renewal is provided, the agreement renews annually. Under the agreement, the current base salary cannot be less than is $475,000. The base salary will be reviewed at least annually and may be increased, but not decreased. In addition to base salary, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees, use of an automobile and reimbursement of expenses associated with the use of such automobile. The executive is also entitled to reimbursement of business expenses, including fees for membership in a country club, a health club, and such other clubs and organizations as appropriate for business purposes. Upon retirement at age 70 (or at an earlier age in accordance with any retirement arrangement established with the executive’s consent) the executive and his spouse would be entitled to continuing health care insurance coverage until the death of the executive and his spouse. The executive’s employment may be terminated for just cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

The executive is entitled to severance payments and benefits in the event of his termination of employment under specified circumstances. In the event the executive’s employment is terminated for reasons other than just cause, disability, death, retirement or a change in control, or in the event the executive resigns during the term of the agreement following (1) the failure to elect or reelect or to appoint or reappoint executive to his executive position, (2) a material change in the executive’s functions, duties, or responsibilities, which change would cause executive’s position to become one of lesser responsibility, importance or scope, (3) a relocation of the executive’s principal place of employment by more than 30 miles from its location at the effective date of the employment agreement or a material reduction in the benefits and perquisites from those being provided to the executive as of the effective date of the employment agreement, (4) the liquidation or dissolution of Oritani Savings Bank, or (5) a breach of the employment agreement by Oritani Savings Bank, the executive (or, in the event of the executive’s death, his beneficiary) would be entitled to a severance payment equal to three times the sum of the executive’s highest base salary and highest rate of bonus, and the executive would be entitled to the continuation of life, medical, and dental coverage for 36 months or as provided in the Oritani Savings Bank nonqualified senior officers medical benefit plan. In the event of a termination following a change in control of Oritani Financial Corp., the executive (or, in the event of the executive’s death, his beneficiary) would be entitled to a severance payment equal to three times the sum of the executive’s highest base salary and highest rate of bonus paid to him during the term of the employment agreement, plus continuation of insurance coverage for 36 months. In the event the severance payment provisions of the employment agreement are triggered, the executive would be entitled to a cash severance benefit in the amount of approximately $1,875,000, which amount is subject to reduction in order to avoid an excess parachute payment under Section 280G of the Internal Revenue Code.

Upon termination of the executive’s employment other than in connection with a change in control, the executive agrees not to compete with Oritani Savings Bank for one year following termination of employment in any city, town or county in which Oritani Savings Bank has an office or has filed an application for regulatory approval to establish an office. Should the executive become disabled, Oritani Savings Bank would continue to pay the executive his base salary, bonuses and other cash compensation for the longer of the remaining term of the employment agreement or one year, provided that any amount paid to the executive pursuant to any disability insurance would reduce the compensation he would receive. In the event the executive dies while employed by Oritani Savings Bank, the executive’s beneficiary or estate will be paid the executive’s base salary for the remaining term of the employment agreement and the executive’s family will be entitled to continuation of medical and dental benefits.

Oritani Savings Bank has entered into employment agreements with Messrs. Wyks, Fields and Guinan and Ms. Jarrell that are substantially similar to the employment agreement of Mr. Lynch, except that each of these agreements has a term of two years and would be entitled to a severance payment equal to two times the sum of the executive’s highest base salary and highest rate of bonus and to the continuation of life, medical, and dental coverage for 24 months or as provided in the Oritani Savings Bank nonqualified senior officers medical benefit plan. In the event of a termination following a change in control of Oritani Financial Corp., the executive (or, in the event of the executive’s death, his beneficiary) would be entitled to a severance payment equal to two times the sum of the executive’s highest base salary and highest rate of bonus paid to him or her during the term of the employment agreement, plus continuation of insurance coverage for 24 months.

Benefit Equalization Plan. Oritani Savings Bank has adopted the 2005 Benefit Equalization Plan to provide certain executives with benefits to which they would otherwise be entitled under Oritani Savings Bank’s defined benefit plan, 401(k) plan and Employee Stock Ownership Plan, but for the limitations imposed by the Internal Revenue Code. The 2005 Benefit Equalization Plan was adopted to incorporate the required provisions of Section 409A. Oritani Savings Bank’s prior Benefit Equalization Plan was frozen effective as of December 31, 2004. The 2005 Benefit Equalization Plan is materially similar to the frozen Benefit Equalization Plan, except that a participant’s elections regarding distributions under the tax-qualified 401(k) Plan and defined benefit pension plan control the form and timing of distributions of a participant’s account in the frozen Benefit Equalization Plan. This provision is no longer permitted with respect to deferrals or accruals subject to Section 409A of the Internal Revenue Code and is not included in the 2005 Benefit Equalization Plan. Employees who are president, senior vice presidents and vice presidents of Oritani Savings Bank are eligible to participate in the plan. A committee appointed by the Oritani Savings Bank Board of Directors will administer the plans.

Under the 401(k) portion of the 2005 Benefit Equalization Plan, participants may make annual deferrals of compensation in an amount up to the difference between the maximum amount the participant would be permitted to contribute to Oritani Savings Bank’s 401(k) plan for the given year but for the limitations of the Internal Revenue Code and the deferrals actually made to the 401(k) plan by the participant for the plan year. Oritani Savings Bank will establish a supplemental 401(k) plan account for each participant and credit the account with such contributions. In addition, the participant’s account will be credited monthly with earnings at a rate equivalent to the greater of (i) the Citibank Prime Rate, or (ii) nine percent (9%), plus matching contributions. Upon termination of service due to any reason other than death, the supplemental 401(k) plan benefit will be payable either in a lump sum or in up to 5 annual installments, as elected by the participant pursuant to his initial deferral election. Upon termination of service due to death, the supplemental 401(k) plan benefit under the 2005 Benefit Equalization Plan will be payable to the participant’s beneficiary either in a lump sum or in annual installments, pursuant to the participant’s initial deferral election. A participant’s supplemental 401(k) plan benefit payable under the 2005 Benefit Equalization Plan will be reduced and offset by the corresponding supplemental 401(k) plan benefit payable to the participant under the frozen Benefit Equalization Plan.

Upon termination of service due to any reason other than death, a participant will also be entitled to a benefit equal to the difference between the actuarial present value of the participant’s normal retirement benefit under Oritani Savings Bank’s defined benefit plan and the actuarial present value of his normal retirement benefit calculated pursuant to the terms of the defined benefit plan, without the application of the limitations imposed by the Internal Revenue Code, which amount will be reduced and offset by the corresponding benefit amount payable to the participant under the frozen Benefit Equalization Plan. The supplemental defined benefit plan benefit under the 2005 Benefit Equalization Plan will be payable to the participant in monthly installments for the longer of 120 months or the remainder of the participant’s life. In the event of the participant’s death before 120 installments have been paid, the participant’s beneficiary will receive the present value of the remaining monthly installments in a lump sum. Alternatively, the participant may also make, prior to commencement of the supplemental defined benefit plan benefit, a one-time irrevocable election to receive his benefit under the plan in the form of a 100% joint and survivor annuity or a 50% joint and survivor annuity. Upon termination of service due to death, the supplemental defined benefit plan benefit under the 2005 Benefit Equalization Plan will be payable to the participant’s beneficiary either in a lump sum or in annual installments, pursuant to the participant’s initial deferral election.

The supplemental employee stock ownership plan benefit under the 2005 Benefit Equalization Plan will be denominated in shares of phantom stock equal to the difference between the number of shares of Oritani Financial Corp. common stock that would have been allocated to the participant under the Oritani Savings Bank Employee Stock Ownership Plan, but for the limitations imposed by the Internal Revenue Code, and the actual number of shares of Oritani Financial Corp. common stock allocated to the participant under the Oritani Savings Bank Employee Stock Ownership Plan for the relevant plan year, plus earnings on the phantom shares deemed allocated to the participant’s supplemental employee stock ownership plan account, based on the fair market value of Oritani Financial Corp. stock on such date. Upon termination of service due to any reason other than death, the supplemental employee stock ownership plan benefit will be payable either in a lump sum or in up to five annual installments, as elected by the participant pursuant to his initial deferral election. Upon termination of service due to death, the supplemental employee stock ownership plan benefit under the 2005 Benefit Equalization Plan will be payable to the participant’s beneficiary either in a lump sum or in annual installments, pursuant to the participant’s initial deferral election.

In the event of a change in control of Oritani Savings Bank or Oritani Financial Corp., the participant’s supplemental 401(k) plan benefit, supplemental employee stock ownership plan benefit, and supplemental defined benefit plan will be paid to the participants in a lump sum at the time of the change in control, unless a participant has selected an alternative form of distribution upon a change in control. Such an election, if made, must be made by a participant not later than December 31, 2006, or if later, within thirty days after the participant first becomes eligible to participate in the 2005 Benefit Equalization Plan.

Executive Supplemental Retirement Income Agreement. Oritani Savings Bank entered into an Executive Supplemental Retirement Income Agreement (the “Agreement”) for Kevin J. Lynch (the “Executive”) effective as of January 1, 2005. The Agreement provides for the payment of a supplemental retirement income benefit equal to 70% of the Executive’s highest average annual base salary and bonus (over a 36-consecutive month period within the last 120 consecutive months of employment), reduced by the sum of the Executive’s annuitized value of the benefits payable from Oritani Savings Bank’s defined benefit pension plan, the annuitized value of the benefits payable under the defined benefit portion of Oritani Savings Bank’s frozen Benefit Equalization Plan and 2005 Benefit Equalization Plan and the annuitized value of one-half of the Executive’s Social Security benefits attributable to Social Security taxes paid by Oritani Savings Bank on behalf of the Executive, reduced by the Social Security offset under the Oritani Savings Bank’s defined benefit pension plan. In the event the Executive dies prior to termination of employment or after termination of employment but prior to the payment of any portion of the supplemental retirement income benefit, the Executive’s beneficiary will be entitled to a survivor’s benefit, payable in 240 monthly installments, and equal to the greater of the annual amount of $327,446 reduced by the annuitized value of the benefit payable under the Benefit Equalization Plan, or the supplemental retirement income benefit determined as if the Executive retired on the day before his death and commenced receiving benefits at such time. In the event the Executive dies while receiving benefits under the Agreement, the unpaid balance of benefits will be paid to the Executive’s beneficiary for the remainder of the 240 installments. Upon the Executive’s retirement, the Executive will be entitled to a supplemental retirement income benefit payable in monthly installments over the longer of 240 months or the Executive’s lifetime. In the event the Executive is a “specified employee,” payments will commence the first day of the 7th month following the Executive’s retirement. Upon attainment of age 60, the Executive may elect to retire and receive an early retirement benefit equal to the supplemental retirement income benefit reduced by 5% per year for each year prior to the Executive’s 65th birthday, payable monthly for the longer of 240 months or the Executive’s lifetime. In the event the Executive is a “specified employee,” such payments will commence the first day of the 7th month following the Executive’s retirement. In the event the Executive becomes disabled, he will be entitled to a supplemental disability benefit equal to the supplemental retirement income benefit calculated as if the Executive retired on the date of his termination of employment due to disability, reduced by 5% per year for each year that such disability occurs prior to the Executive’s 65th birthday. In the event of the Executive’s termination of employment within 3 years following a change in control, other than due to termination for cause, the Executive will be entitled to a full supplemental retirement income benefit calculated as if the Executive had retired following his normal retirement date. Payments to the Executive in the event of a change in control generally will be made in 240 monthly installments. The Board of Directors of Oritani Savings Bank has approved an amendment to the Agreement, subject to any regulatory approvals as may be necessary, to permit the Executive to elect a lump sum distribution on a change in control, provided that such election is made prior to December 31, 2006. In the event the Executive is a “specified employee,” payments will commence the first day of the 7th month following the Executive’s termination of employment. Oritani Savings Bank may establish a rabbi trust to fund its obligations under the Agreement.

Senior Officers Post-Retirement Medical Coverage. Senior officers designated by the board of directors who have attained age 52 and have at least five years of service are eligible to participate in the senior officers post-retirement medical coverage program. If a senior officer dies after becoming eligible for coverage but prior to retirement, the senior officer will be deemed to have retired on the day before the employee died. Coverage will begin at the time of retirement and continue at the same level as before retirement. Retirees who are eligible for Medicare benefits will have benefits under the program coordinated with Medicare benefits. The spouse of a senior officer covered under the program will be entitled to medical coverage for life. Oritani Savings Bank’s contribution to the program will be limited to two times the medical insurance premium at the time of the senior officer’s retirement.

Group Life Insurance Retirement Plan. In conjunction with its investment in Bank Owned Life Insurance, Oritani Savings Bank implemented this plan which provides selected employees and directors with post-retirement life insurance. Coverage under this plan is only applicable to selected employees and directors who retire from Oritani under this plan (unless their termination is due to disability or change in control). The post-retirement coverage provided under this plan is equal to: two times annual base salary for vice presidents and above; one time annual base salary for assistant vice presidents and below; and $50,000 for directors.

401(k) Plan. Oritani Savings Bank participates in the Pentegra Defined Contribution Plan for Financial Institutions, a multiple-employer 401(k) plan, for the benefit of its employees. Employees who have completed 1,000 hours of service during a 12-consecutive-month period are eligible to participate in the plan. Participants may contribute up to 50% of their plan salary to the plan. Oritani Savings Bank will provide matching contributions at the rate of 50% of the participant’s contributions, up to 6% of each participant’s monthly plan salary. Employee and employer contributions are 100% vested at all times. In general, under federal tax law limits, the annual contributions made to the plan may not exceed the lesser of 100% of the participant’s total compensation or $44,000 for 2006. For this purpose, contributions include employer contributions, participant 401(k) contributions and participant after-tax contributions. Participants who have attained age 50 before the end of a calendar year will be eligible to make catch-up contributions in accordance with Section 414(v) of the Internal Revenue Code. The maximum catch-up contribution level for 2006 is $5,000. This amount is periodically adjusted for inflation. Contributions are invested at the participant’s direction in one or more of the investment funds provided under the plan. A loan program is available to plan participants. In general, participants may make only one withdrawal from their accounts per calendar year while they are employed, subject to certain limitations; upon termination of employment, they may make withdrawals from their accounts at any time. Participants who become disabled may withdraw from their vested account balance as if they had terminated employment. In the event of a participant’s death, the participant’s beneficiary will be entitled to the value of the participant’s account. In connection with Oritani Financial Corp.’s minority stock offering, Oritani Savings Bank will withdraw from the Pentegra plan and will establish an individually designed 401(k) plan with terms substantially similar to the Pentegra plan. In addition, an employer stock fund will be created within the 401(k) plan in order to permit participants in the 401(k) plan to purchase shares of employer stock for their accounts.

Defined Benefit Plan. Oritani Savings Bank participates in the Financial Institutions Retirement Fund, a multiple-employer defined benefit plan, for the benefit of its employees. Employees of Oritani Savings Bank who are age 21 or older and who have completed 12 months of employment are eligible to participate in the plan. Participants become vested in their retirement benefit upon completion of 5 years of employment, provided that participants who have reached age 65 automatically become 100% vested, regardless of the number of completed years of employment. Payments of benefits under the plan are made in the form of a life annuity with 120 payments guaranteed unless one of the optional forms of distribution has been selected. Upon termination of employment at or after age 65, a participant will be entitled to an annual normal retirement benefit equal to 1.25% multiplied by the number of years of benefit service, multiplied by the participant’s average annual salary, up to the covered compensation limits, for the 5 highest paid consecutive years of benefit service. In addition, the participant will be entitled to an annual retirement benefit equal to 1.75% multiplied by the number of years of benefit service, multiplied by the participant’s average annual salary in excess of the covered compensation limits, for the 5 highest paid consecutive years. The covered compensation limit is the average of the maximum wage subject to FICA taxes (i.e., the social security wage base) for the 35-year period preceding social security retirement age. In the event a participant has more than 35 years of service, the benefit attributable to benefit service completed in excess of 35 years will be calculated by using a 1.75% accrual rate for the portion of a participant’s high-5 year average salary below the covered compensation limit. Participants who terminate employment prior to age 65 will be entitled to a reduced retirement benefit calculated by applying an early retirement factor based on the participant’s age when payments begin. The earliest age at which a participant may receive retirement benefits is age 55. Normal and early retirement benefits are payable over the longer of the lifetime of the retiree or 120 monthly installments. In the event a retiree dies before 120 monthly installments have been paid, the retiree’s beneficiary will be entitled to the value of such unpaid installments paid in a lump sum. The participant or beneficiary may elect to have benefits paid in the form of installments. In the event a participant dies while in active service, his beneficiary will be entitled to a lump sum death benefit equal to 100% of the participant’s last 12 months’ salary, plus an additional 10% of such salary for each year of benefit service until a maximum of 300% of such salary is reached for 20 or more years, plus refund of the participant’s contributions, if any, with interest.

The following table indicates the annual retirement benefit that would be payable under the plan upon normal retirement at age 65 in calendar year 2006, expressed in the form of a single life annuity for the final average salary and benefit service classification specified below:

Final Average Annual Compensation	Years of Benefit Service and Benefit Payable at Retirement
	5	10	20	30	40
$ 10,000	$700	$1,300	$2,600	$3,900	$5,500
$ 30,000	$2,000	$3,900	$7,900	$11,800	$16,600
$ 60,000	$4,200	$8,400	$16,700	$25,100	$34,700
$ 90,000	$6,900	$13,900	$27,700	$41,600	$56,800
$ 120,000	$9,700	$19,400	$38,800	$58,200	$78,900
$ 150,000	$12,500	$24,900	$49,800	$74,800	$101,000
$ 160,000	$13,400	$26,800	$53,500	$80,300	$108,400
$ 170,000	$14,300	$28,600	$57,200	$85,800	$115,800
$ 200,000	$16,800	$33,600	$67,100	$100,700	$135,600
$ 220,000 and above (1)	$16,800	$33,600	$67,100	$100,700	$135,600

__________________

(1)	Reflects the maximum benefit payable under the Defined Benefit Pension Plan due to tax law limitations.

At June 30, 2006, Messrs. Lynch, Wyks, Fields, Jr., Guinan and Ms. Jarrell had 13, 30, 8, 19 and 28 years of credited service, respectively, under the plan.

Stock Benefit Plans

Employee Stock Ownership Plan and Trust. The Board of Directors of Oritani Savings Bank has adopted the employee stock ownership plan, and the Board of Directors of Oritani Financial Corp. will, at the completion of the stock offering, ratify the loan to the employee stock ownership plan. Employees who are at least 21 years old with at least one year of employment with Oritani Savings Bank are eligible to participate. As part of the stock offering, the employee stock ownership plan trust intends to borrow funds from Oritani Financial Corp. and use those funds to purchase a number of shares equal to 3.92% of the outstanding shares of common stock, including shares of common stock issued to Oritani Financial Corp., MHC and to the Oritani Charitable Foundation. Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from Oritani Savings Bank discretionary contributions to the employee stock ownership plan over a period of not more than 20 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. It is anticipated that the interest rate for the loan will be a floating rate equal to the prime rate. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan will become vested at the rate of 20% per year, starting upon completion of two years of credited service, and will be fully vested upon completion of six years of credited service, with credit given to participants for up to three years of credited service with Oritani Savings Bank mutual predecessor prior to the adoption of the plan. A participant’s interest in his account under the plan will also fully vest in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable generally in the form of common stock, or to the extent participants’ accounts contain cash, benefits will be paid in cash. Oritani Savings Bank’s contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate.

Stock-Based Incentive Plan. Following the stock offering, we intend to adopt a stock-based incentive plan that will provide for grants of stock options and awards of shares of common stock. The number of options granted or shares awarded under the plan may not exceed 4.90% and 1.96%, respectively, of our outstanding shares (including shares issued to Oritani Financial Corp., MHC and to Oritani Charitable Foundation). The number of options granted or shares awarded under the plan, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by any employee stock ownership plan), may not exceed 25% of the number of shares of common stock held by persons other than Oritani Financial Corp., MHC.

The stock-based incentive plan will comply with all applicable regulations of the Office of Thrift Supervision. The stock-based incentive plan cannot be established sooner than six months after the stock offering and would require the approval of our stockholders by a majority of the votes cast under Nasdaq rules, and by a majority of the total votes of Oritani Financial Corp. eligible to be cast (excluding votes eligible to be cast by Oritani Financial Corp., MHC), unless we obtain a waiver from the Office of Thrift Supervision that would allow the approval of the stock-based incentive plan by our stockholders by a majority of votes cast (excluding shares voted by Oritani Financial Corp., MHC). We currently intend to seek such a waiver from the Office of Thrift Supervision, and the Office of Thrift Supervision has generally granted such waivers in the past. Unless a waiver is obtained from the Office of Thrift Supervision, the following additional Office of Thrift Supervision restrictions would apply to our stock-based incentive plan:

•	non-employee directors in the aggregate may not receive more than 30% of the options and stock awards authorized under the plan;

•	any one non-employee director may not receive more than 5% of the options and stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and stock awards authorized under the plan;

•	the options and stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Oritani Savings Bank or Oritani Financial Corp.

The Office of Thrift Supervision has proposed changes to its regulations regarding stock-based incentive plans that would eliminate the above restrictions, including the need to obtain the separate vote of minority stockholders, for stock-based incentive plans that are implemented more than one year after the completion of a minority stock offering. Accordingly, in the event that the proposed Office of Thrift Supervision regulations are adopted in final form, Oritani Financial Corp. would not be subject to OTS regulations regarding award allocations, vesting and a separate vote of minority stockholders if it implements a stock-based incentive plan more than one year after the completion of the stock offering.

Oritani Financial Corp. may obtain the shares needed for this plan by issuing additional shares of common stock or through stock repurchases.

Transactions with Certain Related Persons

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Oritani Savings Bank to our executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk or repayment or present other unfavorable features. Oritani Savings Bank is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made under a benefit program generally available to all other employees and that does not give preference to any executive officer or director over any other employee.

In addition, loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the Board of Directors. The aggregate amount of our loans to our officers and directors was $29.0 million at June 30, 2006. These loans were performing according to their original terms at June 30, 2006.

Other Transactions. Oritani Financial Corp. utilizes the property management services of Hekemian & Co., Inc. to manage three properties owned by Ormon LLC and Oritani LLC. Director Hekemian has a partial ownership interest in Hekemian & Co., Inc. During the year ended June 30, 2006, Oritani Financial Corp. paid $116,000 to Hekemian & Co., Inc. for these management services. In addition, during the year ended June 30, 2006, Oritani Savings Bank made lease payments for its Cliffside Park branch (including rent and common area maintenance) totaling $111,000 to the landlord, Willet & Co. Director Hekemian has a partial ownership interest in Willet & Co. The Company believes the terms of this lease and the property management service agreements were determined in the ordinary course of business.

Participation By Directors and Executive Officers in the Stock Offering

The following table sets forth information regarding intended common stock purchases by each of the directors and executive officers of Oritani Savings Bank and their associates, and by all directors and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the stock offering. Any purchases made by any affiliate of Oritani Financial Corp. for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the stock offering shall be made for investment purposes only and not with a view toward distribution. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the stock offering. The directors and executive officers have indicated their intention to purchase in the stock offering an aggregate of $3,638,000 of common stock, equal to 4.0% of the number of shares of common stock to be sold in the stock offering, at the midpoint of the estimated valuation range.

Name and Title	Aggregate Purchase Price (1)	Number of Shares

Board of Directors:
Nicholas Antonaccio	$300,000	30,000
Michael A. DeBernardi	300,000	30,000
James J. Doyle, Jr.	500,000	50,000
Robert S. Hekemian, Jr.	500,000	50,000
Kevin J. Lynch	500,000	50,000
John J. Skelly, Jr.	500,000	50,000

Executive Officers:
Paul Cordero	13,000	1,300
John M. Fields	200,000	20,000
Thomas G. Guinan	150,000	15,000
Roseanne Jarrell	300,000	30,000
Anne Mooradian	75,000	7,500
Philip M. Wyks	300,000	30,000

All directors and executive officers as a group	$3,638,000	363,800

______________________

(1)	Includes purchases by the individual’s spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who, or entity that would be considered an associate of the named individuals under the Stock Issuance Plan.

THE STOCK OFFERING

The Board of Directors of Oritani Financial Corp. and the Office of Thrift Supervision have approved the stock issuance plan, subject to the satisfaction of certain conditions imposed by the Office of Thrift Supervision in its approval. Office of Thrift Supervision approval does not constitute a recommendation or endorsement of the stock issuance plan by the Office of Thrift Supervision.

General

On June 30, 2006, our Board of Directors unanimously adopted the plan pursuant to which Oritani Financial Corp. will sell shares of its common stock to depositors of Oritani Savings Bank and other persons, and issue shares of its common stock to Oritani Financial Corp., MHC. After the stock offering, purchasers in the stock offering will own 30.0% of Oritani Financial Corp.’s outstanding shares of common stock, and Oritani Financial Corp., MHC will own 68.0% of Oritani Financial Corp.’s outstanding shares of common stock. In addition, we intend to issue shares of common stock, equal to 2.0% of the shares to be outstanding following the stock offering (including the shares issued to Oritani Financial Corp., MHC), to a charitable foundation we will establish.

The aggregate price of the shares of common stock sold in the stock offering will be within the offering range. The offering range of between $78.2 million and $105.7 million (or $121.6 million at the adjusted maximum) has been established by the Board of Directors, based upon an independent appraisal of the estimated pro forma market value of the shares of common stock of Oritani Financial Corp. FinPro, Inc., a consulting firm experienced in the valuation and appraisal of savings institutions, prepared the appraisal. All shares of common stock to be sold in the stock offering will be sold at the same price per share. The independent appraisal will be affirmed or, if necessary, updated at the completion of the stock offering. See “-How We Determined Stock Pricing and the Number of Shares to be Issued” for additional information as to the determination of the estimated pro forma market value of the shares of common stock.

The following describes the material aspects of the stock offering. Prospective purchasers should also carefully review the terms of the stock issuance plan. A copy of the stock issuance plan is available from Oritani Savings Bank upon request and is available for inspection at the offices of Oritani Savings Bank and at the Office of Thrift Supervision. The plan is also filed as an exhibit to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission. See “Where You Can Find More Information” on page 162.

Reasons for the Stock Offering

The proceeds from the sale of shares of common stock of Oritani Financial Corp. will provide Oritani Savings Bank with additional capital, which may be used to support the development of our multifamily and commercial real estate loan portfolios as well as support future growth, internally or through acquisitions. The stock offering will also enable Oritani Financial Corp. and Oritani Savings Bank to support the expansion of our branch network. Although Oritani Savings Bank currently exceeds all regulatory capital requirements, the sale of shares of common stock will assist Oritani Savings Bank with the orderly preservation and expansion of its capital base and our regulatory lending limit and will provide flexibility to respond to sudden and unanticipated capital needs.

In addition, since Oritani Savings Bank competes with other entities for employees, we believe that the stock offering also will afford us the opportunity to attract and retain management and employees through various stock benefit plans, including incentive stock option plans, stock award plans and an employee stock ownership plan.

After completion of the stock offering, the unissued shares of common and preferred stock authorized by Oritani Financial Corp.’s Charter, as well as any treasury shares that may have been repurchased, will permit Oritani Financial Corp. to raise additional equity capital through further sales of securities and may permit Oritani Financial Corp. to issue securities in connection with possible acquisitions, subject to market conditions and any required regulatory approvals. Oritani Financial Corp. currently has no plans with respect to additional offerings of securities.

The stock offering proceeds will provide additional flexibility to grow through acquisitions of other financial institutions or other businesses. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities, we will be in a position after the stock offering to take advantage of any such favorable opportunities that may arise. See “How We Intend to Use the Proceeds from the Stock Offering” for a description of our intended use of proceeds.

After considering the advantages and disadvantages of the stock offering, as well as applicable fiduciary duties, our Board of Directors unanimously approved the stock offering as being in the best interests of Oritani Financial Corp., Oritani Savings Bank, and Oritani Savings Bank’s customers and the communities we serve.

Offering of Common Stock

Under the stock issuance plan, up to 10,574,906 shares of our common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.

Subscription Offering. The subscription offering will expire at 12:00 noon, New Jersey time, on [offering date], unless otherwise extended by Oritani Savings Bank and Oritani Financial Corp. Regulations of the Office of Thrift Supervision require that all shares to be offered in the stock offering be sold within a period ending not more than 90 days after Office of Thrift Supervision approval of the use of the prospectus or a longer period as may be approved by the Office of Thrift Supervision. This period expires on [extension date], unless extended with the approval of the Office of Thrift Supervision. If the stock offering is not completed by [extension date], all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify Oritani Savings Bank of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to Oritani Savings Bank’s notice, the funds submitted will be refunded to the subscriber with interest at Oritani Savings Bank’s current passbook savings rate, and/or the subscriber’s withdrawal authorizations will be terminated. In the event that the stock offering is not effected, all funds submitted and not previously refunded will be promptly refunded to subscribers with interest at Oritani Savings Bank’s current passbook savings rate, and all withdrawal authorizations will be terminated.

Subscription Rights. Under the stock issuance plan, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities entitled to purchase the shares of common stock in the subscription offering. The amount of shares of common stock which these parties may purchase will depend on the availability of the shares of common stock for purchase under the categories described in the stock issuance plan. Subscription priorities have been established for the allocation of common stock to the extent that the shares of common stock also available. These priorities are as follows:

Category 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit at Oritani Savings Bank, as of the close of business on April 30, 2005, will receive nontransferable subscription rights to subscribe for up to the greater of the following:

(i)	$300,000 of shares of common stock;

(ii)	one-tenth of one percent of the total offering of shares of common stock; or

(iii)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold in the stock offering by a fraction, the numerator of which is the amount of the qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person’s total allocation equal to the lesser of 100 shares or the number of shares for which such person has subscribed. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares will be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holder, the excess will be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in Oritani Savings Bank in the one-year period preceding April 30, 2005 are subordinated to the subscription rights of other eligible account holders.

Category 2: Tax-Qualified Employee Plans. Subject to the purchase limitations imposed on tax-qualified employee plans, the tax-qualified employee plans of Oritani Savings Bank, such as the employee stock ownership plan, have nontransferable subscription rights to purchase up to 10% of the shares of common stock to be outstanding immediately following the stock offering. The employee stock ownership plan intends to purchase 3.92% of the outstanding shares of common stock, including shares of common stock issued to Oritani Financial Corp., MHC and to the Oritani Charitable Foundation unless additional purchases are required to complete the stock offering at the minimum of the offering range. In the event the number of shares offered in the stock offering is increased above the maximum of the offering range, the tax-qualified employee plans will have a priority to purchase any shares exceeding the maximum of the valuation range up to 4.9% of the shares of common stock to be outstanding immediately following the stock offering. In addition to purchasing shares of common stock in the stock offering, the employee stock ownership plan may purchase shares of common stock in the open market or may purchase shares of common stock directly from the holding company subsequent to completion of the stock offering.

Category 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit as of the close of business on             , will receive nontransferable subscription rights to subscribe for up to the greater of:

(i)	$300,000 of shares of common stock;

(ii)	one-tenth of one percent of the total offering of shares of common stock; or

(iii)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold in the stock offering by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which such person has subscribed. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders.

Category 4: Other Depositors. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit, as of the close of business on             and who is neither an Eligible Account Holder nor Supplemental Eligible Account Holder (“Other Depositors”), will receive nontransferable subscription rights to subscribe for up to the greater of:

(i)	$300,000 shares of common stock;

(ii)	one-tenth of one percent of the total offering of shares of common stock; or

(iii)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued in the stock offering by a fraction, the numerator of which is the amount of qualifying deposits of the Other Depositors and the denominator is the total amount of qualifying deposits of all Other Depositors.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing Other Depositors so as to permit each Other Depositor, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing Other Depositors whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing Other Depositors.

Oritani Savings Bank and Oritani Financial Corp. will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares of common stock pursuant to the stock issuance plan reside. However, no shares of common stock will be offered or sold under the stock issuance plan to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the stock issuance plan reside or as to which Oritani Savings Bank and Oritani Financial Corp. determine that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that Oritani Savings Bank or Oritani Financial Corp. or any of their officers, directors or employees register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.

Community Offering. In the community offering, any shares of common stock which remain unsubscribed for in the subscription offering will be offered by Oritani Financial Corp. in a community offering to members of the general public to whom Oritani Financial Corp. delivers a copy of this prospectus and a stock order form, with preference given to natural persons residing in the State of New Jersey Counties of Bergen, Passaic and Hudson (the “Local Community”). These persons may purchase up to $300,000 shares of common stock, subject to the maximum purchase limitations. The community offering, if any, may begin concurrently with, during or promptly after the subscription offering, and may terminate at any time without notice, but may not terminate later than [extension date], unless extended by Oritani Financial Corp. and Oritani Savings Bank. Subject to any required regulatory approvals, Oritani Financial Corp. will determine, in its discretion, the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering. The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of Oritani Financial Corp. and Oritani

Savings Bank, in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

If there are not sufficient shares of common stock available to fill orders in the community offering, the shares of common stock will be allocated, if possible, first to each natural person residing in the Local Community whose order is accepted by Oritani Savings Bank, in an amount equal to the lesser of 1,000 shares of common stock or the number of shares of common stock subscribed for by each subscriber residing in the Local Community. Thereafter, unallocated shares of common stock will be allocated among the subscribers residing in the Local Community, whose orders remain unsatisfied, in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all subscribers residing in the Local Community whose subscription remains unsatisfied. If there are any shares of common stock remaining, shares will be allocated to other members of the general public who subscribe in the community offering applying the same allocation described above for subscribers residing in the Local Community.

Syndicated Community Offering. All shares of common stock not purchased in the subscription and community offerings, if any, may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed and managed by Sandler O’Neill & Partners, L.P. Oritani Financial Corp. and Oritani Savings Bank expect to market any shares of common stock which remain unsubscribed after the subscription and community offerings through a syndicated community offering. Oritani Financial Corp. and Oritani Savings Bank have the right to reject orders in whole or part in their sole discretion in the syndicated community offering. Neither Sandler O’Neill & Partners, L.P. nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, in the event Sandler O’Neill & Partners, L.P. agrees to participate in a syndicated community offering, it will use its best efforts in the sale of shares of common stock in the syndicated community offering.

The price at which shares of common stock are sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to the overall purchase limitations, no person by himself or herself may purchase more than $300,000 or 30,000 shares of common stock.

Sandler O’Neill & Partners, L.P. may enter into agreements with selected dealers to assist in the sale of the shares of common stock in the syndicated community offering. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription offering, Sandler O’Neill & Partners, L.P. will instruct selected dealers as to the number of shares of common stock to be allocated to each selected dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the subscription and community offerings, selected dealers may only solicit indications of interest from their customers to place orders with Oritani Financial Corp. as of a certain order date for the purchase of shares of common stock. When and if Oritani Financial Corp., in consultation with Sandler O’Neill & Partners, L.P., believes that enough indications of interest and orders have not been received in the subscription and community offerings to consummate the stock offering, it will instruct Sandler O’Neill & Partners, L.P. to request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected dealers will send confirmations of the orders to customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on the settlement date, which date will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, selected dealers will remit funds to the account established by Oritani Financial Corp. for each selected dealer. Each customer’s funds so forwarded to Oritani Financial Corp., along with all other accounts held in the same title, will be insured by the Federal Deposit Insurance Corporation up to $100,000 in accordance with applicable Federal Deposit Insurance Corporation regulations. After payment has been received by Oritani Financial Corp. from selected dealers, funds will earn interest at Oritani Savings Bank’s passbook rate until the completion or termination of the stock offering. Funds will be promptly returned, with interest, in the event the stock offering is not completed as described above.

The syndicated community offering will terminate no more than 45 days following the subscription expiration date, unless extended by Oritani Financial Corp. and Oritani Savings Bank with the approval of the Office of Thrift Supervision.

Limitations on Purchase of Shares. The plan provides for certain limitations on the purchase of shares of common stock in the stock offering. These limitations are as follows:

A.	The aggregate amount of outstanding common stock of Oritani Financial Corp. owned or controlled by persons other than Oritani Financial Corp., MHC at the close of the stock offering shall be less than 50% of Oritani Financial Corp.’s total outstanding common stock.

B.	The maximum purchase of shares of common stock in the subscription offering by a person or group of persons through a single deposit account is $300,000. No person by himself, or with an associate or group of persons acting in concert, may purchase more than $500,000 of the shares of common stock offered in the stock offering, except that: (i) Oritani Financial Corp. may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the number of shares offered in the stock offering; (ii) the tax-qualified employee plans may purchase up to 10% of the shares offered in the stock offering; and (iii) shares to be held by any tax-qualified employee plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

C.	The aggregate amount of common stock acquired in the stock offering, plus all prior issuances by Oritani Financial Corp., by any non-tax-qualified employee plan or any management person and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of

Oritani Financial Corp. at the conclusion of the stock offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Oritani Financial Corp. or Oritani Savings Bank that are attributable to such person shall not be counted.

D.	The aggregate amount of common stock acquired in the stock offering, plus all prior issuances by Oritani Financial Corp., by any non-tax-qualified employee plan or any management person and his or her associates, exclusive of any common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the Stockholder’s Equity of Oritani Financial Corp. at the conclusion of the stock offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Oritani Financial Corp. or Oritani Savings Bank that are attributable to such person shall not be counted.

E.	The aggregate amount of common stock acquired in the stock offering, plus all prior issuances by Oritani Financial Corp., by any one or more tax-qualified employee stock benefit plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of Oritani Financial Corp. at the conclusion of the stock offering.

F.	The aggregate amount of common stock acquired in the stock offering, plus all prior issuances by Oritani Financial Corp., by any one or more tax-qualified employee stock benefit plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders’ equity of Oritani Financial Corp. at the conclusion of the stock offering.

G.	The aggregate amount of common stock acquired in the stock offering, plus all prior issuances by Oritani Financial Corp., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 25% of the outstanding shares of common stock held by persons other than Oritani Financial Corp., MHC at the conclusion of the stock offering. In calculating the number of shares held by management persons and their associates under this paragraph or the next paragraph shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

H.	The aggregate amount of common stock acquired in the stock offering, plus all prior issuances by Oritani Financial Corp., by all non-tax-qualified employee stock benefit plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 25% of the stockholders’ equity of Oritani Financial Corp. held by persons other than Oritani Financial Corp., MHC at the conclusion of the stock offering. In calculating the number of shares held by management persons and their associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

I.	The aggregate amount of common stock acquired in the stock offering, plus all prior issuances by Oritani Financial Corp., by all stock benefit plans of Oritani Financial Corp. or Oritani Savings Bank, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock of Oritani Financial Corp. held by persons other than the Oritani Financial Corp., MHC.

J.	Notwithstanding any other provision of the stock issuance plan, no person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. Oritani Financial Corp. and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

K.	The Board of Directors of Oritani Financial Corp. has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the stock issuance plan.

L.	A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the stock offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of common stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board of Directors.

For purposes of the plan, the members of the Board of Directors are not deemed to be acting in concert solely by reason of their board membership. The term “associate” is used above to indicate any of the following relationships with a person:

•	any corporation or organization, other than Oritani Financial Corp., MHC, Oritani Financial Corp. or Oritani Savings Bank or a majority-owned subsidiary of Oritani Financial Corp. or Oritani Savings Bank, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

•	any trust or other estate if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate. For purposes of Office of Thrift Supervision Regulations Sections 563b.370, 563b.380, 563b.385, 563b.390 and 563b.505, a person who has a substantial beneficial interest in a tax-qualified or non-tax-qualified employee plan, or who is a trustee or fiduciary of the plan is not an associate of the plan. For purposes of Section 563b.370 of the Office of Thrift Supervision Regulations, a tax-qualified employee plan is not an associate of a person;

•	any person who is related by blood or marriage to such person and (i) who lives in the same house as the person; or (ii) who is a director or senior officer of Oritani Financial Corp., MHC, Oritani Financial Corp. or Oritani Savings Bank or a subsidiary thereof; and

•	any person acting in concert with the persons or entities specified above.

As used above, the term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement;

•	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or

•	a person or company which acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Persons or companies who file jointly a Schedule 13-D or Schedule 13-G with any regulatory agency will be deemed to be acting in concert.

The Boards of Directors of Oritani Financial Corp. and Oritani Savings Bank may, in their sole discretion, increase the maximum purchase limitation up to 9.99% of the shares being offered in the stock offering. However, orders for shares exceeding 5.0% of the shares sold may not exceed, in the aggregate, 10% of the shares sold. Requests to purchase shares of Oritani Financial Corp. common stock under this provision will be allocated by the boards of directors in accordance with the priority rights and allocation procedures set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the boards of directors of Oritani Financial Corp. and Oritani Savings Bank, with the approval of the Office of Thrift Supervision, and without further approval of the members, may increase or decrease any of the above purchase limitations at any time. In computing the number of shares of common stock to be allocated, all numbers will be rounded down to the next whole number.

Shares of common stock purchased in the stock offering will be freely transferable except for shares of common stock purchased by executive officers and directors of Oritani Savings Bank or Oritani Financial Corp. and except as described below. In addition, under National Association of Securities Dealers, Inc. (“NASD”) guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.

Tax Effects of the Stock Offering

We have received an opinion from our special counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., as to the material federal income tax consequences of the stock offering on Oritani Financial Corp. and as to the generally applicable material federal income tax consequences of the stock offering on our account holders and persons who purchase common stock in the stock offering. This opinion is based, among other things, on factual representations made by us, on certain assumptions stated in the opinion, on the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings, practices and judicial authority, all of which are subject to change (which change may be made with retroactive effect). This opinion has been included as an exhibit to our registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part. The opinion provides, among other things, that:

1.	we will not recognize gain or loss upon the exchange by Oritani Financial Corp., MHC of the shares of our common stock that it presently holds for the shares of our common stock that will be issued to it in connection with the stock offering;

2.	no gain or loss or taxable income will be recognized by eligible account holders, supplemental eligible account holders or other depositors upon the distribution to them or their exercise of nontransferable subscription rights to purchase our common stock;

3.	it is more likely than not that the tax “basis” of our common stock to persons who purchase shares in the stock offering will be the purchase price thereof, and that their holding period for the shares will commence upon the consummation of the stock offering; and

4.	no gain or loss will be recognized by us on our receipt of cash in exchange for our common stock sold in the stock offering.

The tax opinions as to items 2 and 3 above are based on the position that subscription rights to be received by eligible account holders, supplemental eligible account holders and other depositors do not have any economic value at the time of distribution or at the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. However, as stated in the opinion, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights granted to eligible subscribers are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we could recognize gain on the distribution of the nontransferable subscription rights.

The opinion of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

We also have received a letter from FinPro, Inc. stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

If the subscription rights granted to eligible account holders, supplemental eligible account holders and other depositors are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those eligible account holders, supplemental eligible account holders and other depositors who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible account holders, supplemental eligible account holders and other depositors are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The federal tax opinion referred to in this prospectus is filed as an exhibit to the registration statement. See “Where You Can Find More Information” on page 162.

Restrictions on Transferability of Subscription Rights

Subscription rights are nontransferable. Oritani Savings Bank may reasonably investigate to determine compliance with this restriction. Persons selling or otherwise transferring their rights to subscribe for shares of common stock in the subscription offering or subscribing for shares of common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the United States Government. Oritani Savings Bank and Oritani Financial Corp. will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of these rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares of common stock. In addition, joint stock registration will be allowed only if the qualifying account is so registered. Once tendered, subscription orders cannot be revoked without the consent of Oritani Savings Bank and Oritani Financial Corp.

Plan of Distribution and Marketing Arrangements

Offering materials for the stock offering initially have been distributed to certain persons by mail, with additional copies made available through our Stock Information Center and Sandler O’Neill & Partners, L.P. All prospective purchasers are to send payment directly to Oritani Savings Bank, where such funds will be held in a segregated savings account at Oritani Savings Bank or, at our discretion, another federally insured depository institution, and not released until the stock offering is completed or terminated.

To assist in the marketing of the common stock, we have retained Sandler O’Neill & Partners, L.P., which is a broker-dealer registered with the NASD. Sandler O’Neill & Partners, L.P. will assist us in the stock offering as follows: (i) in training and educating our employees regarding the mechanics of the stock offering; (ii) in conducting informational meetings for employees, customers and the general public; (iii) in coordinating the selling efforts in our local communities; and (iv) in soliciting orders for shares of common stock in the subscription and community offering. For these services, Sandler O’Neill & Partners, L.P. will receive a success fee equal to 1.0% of the dollar amount of the shares of common stock sold in the subscription and community offerings. No fee will be payable to Sandler O’Neill & Partners, L.P. with respect to shares purchased by officers, directors and employees or their immediate families, or entities controlled by them, shares purchased by our tax-qualified and non-qualified employee benefit plans and shares issued to the charitable foundation currently estimated to total 1,906,158 shares, 2,450,520 shares, and 2,763,528 shares at the minimum, maximum and adjusted maximum of the offering range, respectively. If there is a syndicated offering, Sandler O’Neill & Partners, L.P. will receive a fee in an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of common stock sold at a comparable price per share in a similar market environment. However, the total fees payable to Sandler O’Neill & Partners, L.P. and other NASD member firms in the syndicated offering shall not exceed 6.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. We have made no advance payment to Sandler O’Neill & Partners, L.P. for these services.

We will indemnify Sandler O’Neill & Partners, L.P. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

Our directors and executive officers may participate in the solicitation of offers to purchase shares of common stock. Other trained employees may participate in the stock offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Exchange Act to permit officers, directors, and employees to participate in the sale of common stock. No officer, director or employee will be compensated for his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock. Sandler O’Neill & Partners, L.P. will solicit orders and conduct sales of the common stock of Oritani Financial Corp. in states in which our directors and executive officers are not permitted to offer and sell our common stock.

How We Determined Stock Pricing and the Number of Shares to be Issued

The stock issuance plan and federal regulations require that the aggregate purchase price of the common stock sold in the stock offering be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We retained FinPro, Inc. to make the independent valuation. FinPro, Inc. will receive a fee of $40,000. We have agreed to indemnify FinPro, Inc. and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where FinPro, Inc.’s liability results from its negligence or bad faith.

FinPro, Inc. prepared the independent valuation in reliance upon the information contained in the prospectus, including the financial statements. FinPro, Inc. also considered the following factors, among others:

•	the present and projected operating results and financial condition of Oritani Savings Bank and the economic and demographic conditions in our existing market area;

•	historical, financial and other information relating to Oritani Savings Bank;

•	a comparative evaluation of the operating and financial statistics of Oritani Savings Bank with those of other publicly traded subsidiaries of holding companies;

•	the impact of the stock offering on our stockholders’ equity and earnings potential;

•	the proposed dividend policy of Oritani Financial Corp.;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities; and

•	the issuance of shares to the charitable foundation.

On the basis of the foregoing, FinPro, Inc. advised us that as of August 30, 2006, the estimated pro forma market value of the common stock on a fully converted basis ranged from a minimum of $260.5 million to a maximum of $352.5 million, with a midpoint of $306.5 million (the estimated valuation range). The board determined to offer the shares of common stock in the stock offering at the purchase price of $10.00 per share and that 30.0% of the shares issued should be held by purchasers in the stock offering and 68.0% should be held by Oritani Financial Corp., MHC after giving effect to the issuance of shares to Oritani Charitable Foundation. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that Oritani Financial Corp. will issue will range from 26,053,350 shares to 35,248,650 shares, with a midpoint of 30,651,000 shares, and the number of shares sold in the stock offering will range from 7,816,235 shares to 10,574,906 shares, with a midpoint of 9,195,570 shares.

The board reviewed the independent valuation and, in particular, considered (i) our financial condition and results of operations for the fiscal year ended June 30, 2006, (ii) financial comparisons to other financial institutions, and (iii) stock market conditions generally and, in particular, for financial institutions, all of which are set forth in the independent valuation. The board also reviewed the methodology and the assumptions used by FinPro, Inc. in preparing the independent valuation, and concluded that the methodology and assumptions were reasonable. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if necessitated by subsequent developments in our financial condition or market conditions generally.

Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to $405,359,480 and the maximum number of shares that will be outstanding immediately following the stock offering may be increased by up to 15%, to 40,535,948 shares. Under such circumstances, the number of shares sold in the stock offering will be increased to 12,161,142 shares and the number of shares held by Oritani Financial Corp., MHC will be increased to 27,564,087 shares. The increase in the valuation range may occur to reflect changes in market and financial conditions, demand for the shares, or regulatory considerations, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See “—Limitations On Purchase of Shares” as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. FinPro, Inc. did not independently verify the financial statements and other information provided by Oritani Financial Corp., nor did FinPro, Inc. value independently the assets or liabilities of Oritani Savings Bank. The independent valuation considers Oritani Financial Corp. as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the stock offering will thereafter be able to sell such shares at prices at or above the purchase price.

The independent valuation will be updated at the time of the completion of the stock offering. If the update to the independent valuation at the conclusion of the stock offering results in a $405,359,480 increase in the pro forma market value of the shares of common stock to more than $40,535,948 or a decrease in the pro forma market value to less than $260,533,500, then Oritani Financial Corp., after consulting with the Office of Thrift Supervision, may terminate the stock issuance plan and return all funds promptly, with interest on payments made by check, certified or teller’s check, bank draft or money order, extend or hold a new subscription offering, community offering, or both, establish a new offering range, commence a resolicitation of subscribers or take such other actions as may be permitted by the Office of Thrift Supervision, in order to complete the stock offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision, for periods of up to 90 days, not to extend beyond 24 months following date of the approval by the Office of Thrift Supervision of the stock issuance plan, or [final date].

An increase in the independent valuation and the number of shares to be issued in the stock offering would decrease both a subscriber’s ownership interest and Oritani Financial Corp.’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the stock offering would increase both a subscriber’s ownership interest and Oritani Financial Corp.’s pro forma earnings and stockholders’ equity on a per share basis while decreasing pro forma net income and stockholders’ equity on an aggregate basis. For a presentation of the effects of such changes, see “Pro Forma Data.”

Copies of the appraisal report of FinPro, Inc. and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Oritani Savings Bank and the other locations specified under “Where You Can Find More Information.”

No sale of shares of common stock may occur unless, prior to such sale, FinPro, Inc. confirms to Oritani Savings Bank and the Office of Thrift Supervision that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause FinPro, Inc. to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the shares of common stock of Oritani Financial Corp. at the conclusion of the stock offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to approval of the Office of Thrift Supervision. If such confirmation is not received, we may extend the stock offering, reopen the stock offering or commence a new stock offering, establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of the Office of Thrift Supervision, or take such other actions as permitted by the Office of Thrift Supervision, in order to complete the stock offering.

Prospectus Delivery and Procedure for Purchasing Shares

Prospectus Delivery. To ensure that each purchaser receives a prospectus at least 48 hours prior to the end of the stock offering, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no prospectus will be mailed later than five days or hand delivered any later than two days prior to the end of the stock offering. Execution of the order form will confirm receipt or delivery of a prospectus in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Neither we nor Sandler O’Neill & Partners, L.P. is obligated to deliver a prospectus and an order form by any means other than the U.S. Postal Service.

Expiration Date. The stock offering will expire at 12:00 noon, New Jersey time, on [offering date], unless extended by us for up to 90 days following the date of Office of Thrift Supervision approval of the use of this prospectus, which is                 , 2007, or, if approved by the Office of Thrift Supervision, for an additional period after [extension date] (as so extended, the “expiration date”). We are not required to give purchasers notice of any extension unless the expiration date is later than [extension date], in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders.

Use of Order Forms. In order to purchase shares of common stock, each purchaser must complete an order form, except for certain persons purchasing in the syndicated community offering as more fully described below. Any person receiving an order form who desires to purchase shares of common stock may do so by delivering to a full service office of Oritani Savings Bank, a properly executed and completed order form, together with full payment for the shares of common stock purchased. The order form must be received, not post-marked, by Oritani Savings Bank prior to 12:00 noon, New Jersey time, on [offering date]. Each person ordering shares of common stock is required to represent that he or she is purchasing such shares for his or her own account. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final. We are not required to accept copies of order forms.

To ensure that eligible account holders, supplemental eligible account holders and other depositors are properly identified as to their stock purchase priorities, such parties must list all deposit accounts on the order form giving all names on each deposit account and the account numbers at the applicable eligibility date. Failure to list all of your account relationships, which will all be reviewed when taking into consideration relevant account relationships in the event of an allocation of stock, could result in a loss of all or part of your share allocation in the event of an oversubscription. Should an oversubscription result in an allocation of shares, the allocation of shares will be completed in accordance with the stock issuance plan. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order form will be final. If a partial payment for your shares is required, we will first take the funds from the cash or check you paid with and secondly from any account you wanted funds withdrawn from.

We are not obligated to accept an order submitted on photocopied or telecopied order forms. Orders cannot and will not be accepted without the execution of the certification appearing on the order form. We are not required to notify subscribers of incomplete or improperly executed order forms and we have the right to waive or permit the correction of incomplete or improperly executed order forms as long as it is performed before the expiration of the stock offering. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects.

Payment for Shares. Payment for all shares will be required to accompany a completed order form for the purchase to be valid. Payment for shares may be made by check, money order, or authorization of withdrawal from a deposit account maintained with Oritani Savings Bank. Third party checks will not be accepted as payment for a subscriber’s order. Appropriate means by which such withdrawals may be authorized are provided in the order forms.

Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the stock offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the stock offering is completed or terminated.

Interest penalties for early withdrawal applicable to certificate of deposit accounts at Oritani Savings Bank will not apply to withdrawals authorized for the purchase of shares of common stock. However, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at our passbook rate subsequent to the withdrawal.

Payments received by Oritani Financial Corp. will be placed in a segregated savings account at Oritani Savings Bank or, at our discretion, another federally insured depository institution, and will be paid interest at our passbook rate from the date payment is received until the stock offering is completed or terminated. Such interest will be paid by check on all funds held, including funds accepted as payment for shares of common stock, promptly following completion or termination of the stock offering.

The employee stock ownership plan will not be required to pay for the shares of common stock it intends to purchase until consummation of the stock offering, provided that there is a loan commitment to lend to the employee stock ownership plan the amount of funds necessary to purchase the number of shares ordered.

Owners of self-directed individual retirement accounts may use the assets of such individual retirement accounts to purchase shares of common stock in the stock offering, provided that the individual retirement account accounts are not maintained at Oritani Savings Bank. Persons with individual retirement accounts maintained with us must have their accounts transferred to a self-directed individual retirement account with an unaffiliated trustee in order to purchase shares of common stock in the stock offering. In addition, the provisions of ERISA and IRS regulations require that executive officers, trustees, and 10% stockholders who use self-directed individual retirement account funds and/or Keogh plan accounts to purchase shares of common stock in the stock offering, make such purchase for the exclusive benefit of the individual retirement account and/or Keogh plan participant. Assistance on how to transfer individual retirement accounts maintained at Oritani Savings Bank can be obtained from the

Stock Information Center. Depositors interested in using funds in an individual retirement account maintained at Oritani Savings Bank should contact the Stock Information Center as soon as possible.

Once submitted, an order cannot be modified or revoked unless the stock offering is terminated or extended beyond [extension date].

Depending on market conditions, the shares of common stock may be offered for sale to the general public on a best efforts basis in a syndicated community offering by a selling group of broker-dealers to be managed by Sandler O’Neill & Partners, L.P. Sandler O’Neill & Partners, L.P., in their discretion, will instruct selected broker-dealers as to the number of shares of common stock to be allocated to each selected broker-dealer. Only upon allocation of shares of common stock to selected broker-dealers may they take orders from their customers. Investors who desire to purchase shares of common stock in the community offering directly through a selected broker-dealer, which may include Sandler O’Neill & Partners, L.P., will be advised that the members of the selling group are required either: (a) upon receipt of an executed order form or direction to execute an order form on behalf of an investor, to forward the appropriate purchase price to us for deposit in a segregated account on or before 12:00 p.m., New Jersey time, of the business day next following such receipt or execution; or (b) upon receipt of confirmation by such member of the selling group of an investor’s interest in purchasing shares of common stock, and following a mailing of an acknowledgment by such member to such investor on the business day next following receipt of confirmation, to debit the account of such investor on the third business day next following receipt of confirmation and to forward the appropriate purchase price to us for deposit in the segregated account on or before twelve noon, prevailing time, of the business day next following such debiting. Payment for any shares purchased pursuant to alternative (a) above must be made by check in full payment therefore. Payment for shares of common stock purchased pursuant to alternative (b) above may be made by wire transfer to Oritani Savings Bank.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the stock offering will be mailed to the persons entitled thereto at the registration address noted on the order form, as soon as practicable following consummation of the stock offering. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered.

Restrictions on Purchase or Transfer of Stock by Directors and Officers

All shares of the common stock purchased by our directors and officers in the stock offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or (ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the common stock by Oritani Financial Corp.’s directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See “Supervision and Regulation—Federal Securities Laws.”

Purchases of outstanding shares of common stock of Oritani Financial Corp. by directors, executive officers, or any person who was an executive officer or director of Oritani Savings Bank after adoption of the stock issuance plan and their associates during the three-year period following the stock offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of Oritani Financial Corp.’s outstanding shares of common stock or to the purchase of shares of common stock under the stock-based incentive plan expected to be implemented subsequent to completion of the stock offering.

Oritani Financial Corp. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued in the stock offering. The registration under the Securities Act of shares of the common stock to be issued in the stock offering does not cover the resale of the shares of common stock. Shares of common stock purchased by persons who are not affiliates of Oritani Financial Corp. may be resold without registration. Shares purchased by an affiliate of Oritani Financial Corp. will have resale restrictions under Rule 144 of the Securities Act of 1933. If Oritani Financial Corp. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Oritani Financial Corp. who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Oritani Financial Corp. common stock or the average weekly volume of trading in the shares of common stock during the preceding four calendar weeks. Provision may be made in the future by Oritani Financial Corp. to permit affiliates to have their shares of common stock registered for sale under the Securities Act of 1933 under certain circumstances.

Under guidelines of the NASD, members of the NASD and their associates face certain reporting requirements upon purchase of the securities.

Interpretation, Amendment and Termination

All interpretations of the stock issuance plan by the Board of Directors will be final, subject to the authority of the Office of Thrift Supervision. The stock issuance plan provides that, if deemed necessary or desirable by the Board of Directors of Oritani Financial Corp., the plan may be substantially amended by a majority vote of the Board of Directors as a result of comments from regulatory authorities or otherwise, at any time prior to the approval of the plan by the Office of Thrift Supervision at any time thereafter, with the concurrence of the Office of Thrift Supervision. The stock issuance plan may be terminated by a majority vote of the Board of Directors at any time prior to approval of the plan by the Office of Thrift Supervision and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision.

Stock Information Center

If you have any questions regarding the stock offering, please call the Stock Information Center at (        )             , from 8:30 a.m. to 4:00 p.m., New Jersey time, Monday through Friday. The Stock Information Center is located at             , New Jersey             .

ORITANI CHARITABLE FOUNDATION

General

In furtherance of our commitment to our local community, the plan of stock issuance provides that we will establish Oritani Charitable Foundation as a non-stock, nonprofit Delaware corporation in connection with the stock offering. The charitable foundation will be funded with cash and shares of Oritani Financial Corp. common stock, as further described below. By further enhancing our visibility and reputation in our local community, we believe that the charitable foundation will enhance the long-term value of Oritani Savings Bank’s community banking franchise. The stock offering presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits.

Purpose of the Charitable Foundation

In connection with the closing of the stock offering, Oritani Financial Corp. intends to contribute $1.0 million cash and issue a number of shares equal to 2.0% of the shares of common stock issued in the stock offering (including shares issued to Oritani Financial Corp., MHC) to Oritani Charitable Foundation. The purpose of the charitable foundation is to provide financial support to charitable organizations in the communities in which we operate and to enable our communities to share in our long-term growth. Oritani Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. Oritani Charitable Foundation will also support our ongoing obligations to the community under the Community Reinvestment Act. Oritani Savings Bank received a “satisfactory” rating in its most recent Community Reinvestment Act examination by the FDIC.

Funding Oritani Charitable Foundation with shares of Oritani Financial Corp. common stock is also intended to allow our community to share in the potential growth and success of Oritani Savings Bank after the stock offering is completed because Oritani Charitable Foundation will benefit directly from any increases in the value of Oritani Financial Corp. common stock. In addition, Oritani Charitable Foundation will maintain close ties with Oritani Savings Bank, thereby forming a partnership within the communities in which Oritani Savings Bank operates.

Structure of the Charitable Foundation

Oritani Charitable Foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of Oritani Charitable Foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. Oritani Charitable Foundation’s certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its directors or officers.

We have selected Messrs. Doyle, Lynch, Skelly and Hekemian of our current directors to serve on the initial board of directors of the charitable foundation. As required by Office of Thrift Supervision regulations, we also will select one additional person to serve on the initial board of directors who will not be one of our officers or directors and who will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial board of directors during the year following the completion of the stock offering, following the first anniversary of the stock offering, the charitable foundation may alter the size and composition of its board of directors. For five years after the stock offering, one seat on the charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and one seat on the charitable foundation’s board of directors will be reserved for one of Oritani Savings Bank’s directors.

The business experience of our current directors is described in “Management.”

The board of directors of Oritani Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of Oritani Charitable Foundation will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors of Oritani Charitable Foundation also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of common stock of Oritani Financial Corp. held by the charitable foundation. However, as required by Office of Thrift Supervision regulations, all shares of common stock held by Oritani Charitable Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by stockholders of Oritani Financial Corp.

Oritani Charitable Foundation’s place of business will be located at our administrative offices. The board of directors of Oritani Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between Oritani Savings Bank and the charitable foundation.

Oritani Charitable Foundation will receive working capital from its initial cash contribution of $1.0 million and:

(1)	any dividends that may be paid on Oritani Financial Corp.’s shares of common stock in the future;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, Oritani Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock is that the amount of shares of common stock that may be sold by Oritani Charitable Foundation in any one year shall not exceed 5% of the average market value of the assets held by Oritani Charitable Foundation, except where the board of directors of the charitable foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

Our independent tax advisor, Luse Gorman Pomerenk & Schick, P.C., has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. Oritani Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as Oritani Charitable Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether Oritani Charitable Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of common stock of Oritani Financial Corp. held by Oritani Charitable Foundation must be voted in the same ratio as all other outstanding shares of common stock of Oritani Financial Corp. on all proposals considered by stockholders of Oritani Financial Corp.

Oritani Financial Corp. and Oritani Savings Bank are authorized by federal law to make charitable contributions. We believe that the stock offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to Oritani Charitable Foundation. We believe that the contribution to Oritani Charitable Foundation in excess of the 10% annual limitation on charitable deductions described below is justified given Oritani Savings Bank’s capital position and its earnings, the substantial additional capital being raised in the stock offering and the potential benefits of Oritani Charitable Foundation to our community. See “Capitalization,” “Regulatory Capital Compliance”, and “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.” The amount of the contribution will not adversely affect our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position, and it does not raise safety and soundness concerns.

We have received an opinion from our independent tax advisor that Oritani Financial Corp.’s contribution of its shares of stock to Oritani Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that Oritani Charitable Foundation is required to pay Oritani Financial Corp. for such stock. We are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to Oritani Charitable Foundation. We estimate that substantially all of the contribution should be deductible over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to Oritani Charitable Foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize Oritani Charitable Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to Oritani Charitable Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. Oritani Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. Oritani Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

Office of Thrift Supervision regulations impose the following requirements on the establishment of the charitable foundation:

•	the Office of Thrift Supervision may examine the charitable foundation at the foundation’s expense;

•	the charitable foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

•	the charitable foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the foundation submits to the Internal Revenue Service;

•	the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the charitable foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by the stockholders of Oritani Financial Corp.

Within six months of completing the stock offering, the Oritani Charitable Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

RESTRICTIONS ON THE ACQUISITION OF

ORITANI FINANCIAL CORP. AND ORITANI SAVINGS BANK

General

The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire Oritani Financial Corp. or Oritani Savings Bank or their respective capital stock are described below. Also discussed are certain provisions in Oritani Financial Corp.’s charter and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire Oritani Financial Corp.

Federal Law

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners’ Loan Act provides that no company may acquire “control” of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated “control factors” are also present in the acquisition.

The Office of Thrift Supervision may prohibit an acquisition of control if:

•	it would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interests of the depositors or of the public to permit the acquisition of control by such person.

These restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

For a period of three years following completion of the stock issuance, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Oritani Financial Corp. or Oritani Savings Bank without the prior approval of Office of Thrift Supervision.

Corporate Governance Provisions in the Charter and Bylaws of Oritani Financial Corp.

The following discussion is a summary of certain provisions of the charter and bylaws of Oritani Financial Corp. that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws.

Classified Board of Directors. The Board of Directors of Oritani Financial Corp. is required by the bylaws to be divided into three staggered classes, which are as equal in size as is possible. Each year one class will be elected by stockholders of Oritani Financial Corp. for a three-year term. A classified board promotes continuity and stability of management of Oritani Financial Corp., but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

Authorized but Unissued Shares of Capital Stock. Following the stock offering, Oritani Financial Corp. will have authorized but unissued shares of preferred stock and common stock. See “Description of Capital Stock of Oritani Financial Corp.” Although these shares could be used by the Board of Directors of Oritani Financial Corp. to make it more difficult or to discourage an attempt to obtain control of Oritani Financial Corp. through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since Oritani Financial Corp., MHC owns a majority of the common stock.

How Shares are Voted. Oritani Financial Corp.’s charter provides that there will not be cumulative voting by stockholders for the election of Oritani Financial Corp.’s directors. No cumulative voting rights means that Oritani Financial Corp., MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of Oritani Financial Corp. to be elected at that meeting. This could prevent minority stockholder representation on Oritani Financial Corp.’s Board of Directors.

Procedures for Stockholder Nominations. Oritani Financial Corp.’s bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of Oritani Financial Corp. at least five days before the date of the annual meeting. The bylaws further provide that if a stockholder wanting to make a nomination or a proposal for new business does not follow the prescribed procedures, the proposal will not be considered until an adjourned, special, or annual meeting of the shareholders taking place 30 days or more thereafter. Management believes that it is in the best interests of Oritani Financial Corp. and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

Oritani Financial Corp.’s Charter Limits Beneficial Ownership in Excess of 10%. Oritani Financial Corp.’s charter includes a provision that, for a period of five years from the date of any initial public sale of common stock by Oritani Financial Corp., no person can directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of any equity security of Oritani Financial Corp. unless such offer to acquire or acquisition is approved by a majority of the Board of Directors. This limitation does not apply to the purchase of shares by Oritani Financial Corp., MHC or by a tax-qualified employee stock benefit plan of Oritani Savings Bank.

Limitations on Special Meeting of Stockholers. Oritani Financial Corp.’s charter provides that for a period of five years from the date of any initial public sale of common stock, special meetings of stockholders of Oritani Financial Corp. may be called only upon direction of the Board of Directors.

Benefit Plans

In addition to the provisions of Oritani Financial Corp.’s charter and bylaws described above, certain benefit plans of Oritani Financial Corp. and Oritani Savings Bank adopted in connection with the stock offering, or expected to be adopted following completion of the stock offering, contain, or may contain, provisions which also may discourage hostile takeover attempts which the Board of Directors of Oritani Savings Bank might conclude are not in the best interests of Oritani Financial Corp. and Oritani Savings Bank or Oritani Financial Corp.’s stockholders.

DESCRIPTION OF CAPITAL STOCK OF ORITANI FINANCIAL CORP.

General

Oritani Financial Corp. is authorized to issue 80,000,000 shares of common stock having a par value of $0.01 per share and 10,000,000 shares of serial preferred stock having a par value of $0.01 per share. Each share of Oritani Financial Corp.’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the stock issuance plan, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of Oritani Financial Corp.’s capital stock which is deemed material to an investment decision with respect to the stock offering. The common stock of Oritani Financial Corp. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.

Oritani Financial Corp. currently expects that it will have a maximum of up to 40,535,948 shares of common stock outstanding after the stock offering, of which 12,971,861 shares will be held by persons other than Oritani Financial Corp., MHC including 810,719 shares issued to Oritani Charitable Foundation. The Board of Directors can, without stockholder approval, issue additional shares of common stock, although Oritani Financial Corp., MHC, so long as it is in existence, must own a majority of Oritani Financial Corp.’s outstanding shares of common stock. Oritani Financial Corp.’s issuance of additional shares of common stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Oritani Financial Corp. has no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.

Common Stock

Distributions. Oritani Financial Corp. can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. The holders of common stock of Oritani Financial Corp. will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of Oritani Financial Corp. out of funds legally available therefor. Dividends from Oritani Financial Corp. will depend, in large part, upon receipt of dividends from Oritani Savings Bank, because Oritani Financial Corp. initially will have no source of income other than dividends from Oritani Savings Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments received in connection with its loan to the employee stock ownership plan. Office of Thrift Supervision and the New Jersey Department of Banking and Insurance each impose limitations on “capital distributions” by savings institutions. See “Supervision and Regulation-New Jersey Banking Regulation Dividends. Pursuant to our charter, Oritani Financial Corp. is authorized to issue preferred stock. If Oritani Financial Corp. does issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon the effective date of the stock offering, the holders of common stock of Oritani Financial Corp. will possess exclusive voting rights in Oritani Financial Corp. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of common stock may be considered “excess shares” and, accordingly, will not be entitled to vote. See “Restrictions on the Acquisition of Oritani Financial Corp. and Oritani Savings Bank.” If Oritani Financial Corp. issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of Oritani Savings Bank, Oritani Financial Corp., as holder of Oritani Savings Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Oritani Savings Bank, including all deposit accounts and accrued interest thereon, all assets of Oritani Savings Bank available for distribution. In the event of liquidation, dissolution or winding up of Oritani Financial Corp., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Oritani

Financial Corp. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Rights to Buy Additional Shares. Holders of the common stock of Oritani Financial Corp. will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if Oritani Financial Corp. issues more shares in the future. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Oritani Financial Corp.’s authorized preferred stock will be issued in the stock issuance. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Oritani Financial Corp. has no present plans to issue preferred stock.

TRANSFER AGENT AND REGISTRAR

                                                                                              , [city], [state] will act as the transfer agent and registrar for the common stock.

LEGAL AND TAX MATTERS

The legality of the common stock and the federal income tax consequences of the stock offering and the establishment of the charitable foundation have been passed upon for Oritani Savings Bank and Oritani Financial Corp. by the firm of Luse Gorman Pomerenk & Schick, P.C., Washington, D.C. Luse Gorman Pomerenk & Schick, P.C. has consented to the references in this prospectus to its opinion. Certain legal matters regarding the stock offering will be passed upon for Sandler O’Neill & Partners, L.P. by Muldoon Murphy & Aguggia LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of Oritani Financial Corp. at June 30, 2006 and 2005 and for each of the years in the three-year period ended June 30, 2006, appearing in this prospectus and registration statement have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FinPro, Inc. has consented to the publication in this prospectus of the summary of its report to Oritani Savings Bank and Oritani Financial Corp. setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the stock offering and its letter with respect to subscription rights.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, NE, Washington, D.C. 20549, and copies of the material can be obtained from the Securities and Exchange Commission at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on its public reference rooms. The registration statement also is available through the Securities and Exchange Commission’s world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete, but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

Oritani Savings Bank has filed an Application MHC-2 with the Office of Thrift Supervision with respect to the stock offering. Pursuant to the rules and regulations of the Office of Thrift Supervision, this prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the Office of Thrift Supervision located at Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

We will provide, free of charge, a copy of our charter and bylaws.

REGISTRATION REQUIREMENTS

In connection with the stock offering, we will register the common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934. Upon this registration, Oritani Financial Corp. and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the stock issuance plan, we have undertaken that we will not terminate this registration for a period of at least three years following the stock offering.

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

All schedules are omitted as the required information either is not applicable or is included in the consolidated financial statements or related notes.

Report of Independent Registered Public Accounting Firm

The Board of Directors

Oritani Financial Corp.

Township of Washington, New Jersey:

We have audited the accompanying consolidated balance sheets of Oritani Financial Corp. and subsidiaries (the Company) as of June 30, 2006 and 2005, and the related consolidated statements of income, stockholder’s equity, and cash flows for each of the years in the three-year period ended June 30, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oritani Financial Corp. and subsidiaries as of June 30, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2006 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Short Hills, New Jersey

September 6, 2006

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Consolidated Balance Sheets

June 30, 2006 and 2005

	2006	2005
Assets
Cash on hand and in banks	$7,273,503	$8,308,814
Federal funds sold	—	9,875,000

Cash and cash equivalents (note 2)	7,273,503	18,183,814
Loans, net (notes 3 and 4)	643,064,312	493,554,064
Securities held to maturity, estimated market value of $13,186,446 and $25,127,310 at June 30, 2006 and 2005, respectively (notes 5 and 11)	13,415,000	25,500,000
Securities available for sale, at market value (notes 6 and 11)	10,498,934	60,924,408
Mortgage-backed securities held to maturity, estimated market value of $262,323,316 and $367,760,877 at June 30, 2006 and 2005, respectively (notes 5 and 11)	274,695,147	372,104,164
Mortgage-backed securities available for sale, at market value (notes 6 and 11)	17,425,667	25,658,798
Bank Owned Life Insurance (at cash surrender value)	24,380,694	18,987,965
Federal Home Loan Bank of New York stock, at cost	9,367,000	9,087,800
Accrued interest receivable (note 7)	3,910,461	3,404,987
Investments in real estate joint ventures, net	6,232,819	5,438,246
Real estate held for investment	2,222,552	1,424,627
Office properties and equipment, net (note 8)	10,170,629	9,988,292
Other assets (note 10)	8,763,981	7,444,575

Total assets	$1,031,420,699	$1,051,701,740

Liabilities
Deposits (note 9)	$688,646,207	$702,980,277
Borrowings (note 11)	169,779,861	182,128,959
Advance payments by borrowers for taxes and insurance	5,106,945	4,214,962
Accrued taxes payable	439,052	3,425,889
Official checks outstanding	4,248,387	5,188,351
Other liabilities (note 12)	13,064,963	11,967,196

Total liabilities	881,285,415	909,905,634

Stockholder’s Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized - none issued or outstanding	—	—
Common stock, $0.01 par value; 40,000,000 shares authorized - 1,000 issued and outstanding	10	10
Retained income (notes 10 and 14)	150,265,545	141,803,185
Accumulated other comprehensive (loss) income, net of tax	(130,271)	(7,089)

Total equity	150,135,284	141,796,106
Commitments and contingencies (notes 3 and 13)

Total liabilities and stockholder’s equity	$1,031,420,699	$1,051,701,740

See accompanying notes to consolidated financial statements.

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Consolidated Statements of Income

Years ended June 30, 2006, 2005 and 2004

	2006	2005	2004
Interest income:
Interest on mortgage loans	$36,195,845	26,338,367	22,876,311
Interest on securities held to maturity	1,026,106	946,356	629,096
Interest on securities available for sale	1,087,219	1,834,388	1,450,596
Interest on mortgage-backed securities held to maturity	11,926,570	15,783,022	15,659,729
Interest on mortgage-backed securities available for sale	958,730	1,417,893	2,986,876
Interest on federal funds sold	81,661	118,835	111,576

Total interest income	51,276,131	46,438,861	43,714,184

Interest expense:
Deposits (note 9)	16,482,202	12,028,441	11,960,818
Borrowings (note 11)	7,040,138	6,320,688	5,305,458

Total interest expense	23,522,340	18,349,129	17,266,276

Net interest income before provision for losses on loans	27,753,791	28,089,732	26,447,908
Provision for loan losses (note 4)	1,500,000	800,000	737,000

Net interest income	26,253,791	27,289,732	25,710,908

Other income:
Service charges	1,043,197	866,942	964,636
Real estate operations, net	1,010,522	965,438	1,101,356
Income from investments in real estate joint ventures	1,007,490	662,901	713,313
BOLI income	869,956	261,529	—
Net (loss)/gain on sale and write down of securities	(355,473)	(1,213,816)	4,253
Gain on sale of fixed assets	799,420	—	—
Other income	185,208	120,294	130,328

Total other income	4,560,320	1,663,288	2,913,886

Operating expenses:
Compensation, payroll taxes and fringe benefits (note 12)	12,233,317	9,575,354	8,118,300
Advertising	394,155	374,121	360,043
Office occupancy and equipment expense (notes 8 and 13)	2,020,107	2,069,236	1,744,518
Data processing service fees	1,084,655	1,060,818	1,061,547
Federal insurance premiums	92,757	106,765	112,259
Telephone, Stationary, Postage and Supplies	391,045	416,855	459,361
Insurance, Legal, Audit and Accounting	550,369	521,568	510,111
Other expenses	758,342	674,905	507,594

Total operating expenses	17,524,747	14,799,622	12,873,733

Income before income tax expense	13,289,364	14,153,398	15,751,061
Income tax expense (note 10)	4,827,004	5,193,475	5,644,279

Net income	$8,462,360	8,959,923	10,106,782

See accompanying notes to consolidated financial statements.

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Consolidated Statements of Stockholder’s Equity

Years ended June 30, 2006, 2005 and 2004

	Common stock	Retained income	Accumulated other comprehensive (loss) income, net of tax	Total equity
Balance at June 30, 2003	$10	122,736,480	1,754,326	124,490,816
Comprehensive income:
Net income	—	10,106,782	—	10,106,782
Unrealized holding loss on securities available for sale arising during year (net of tax benefit of $1,159,957)	—	—	(2,154,201)	(2,154,201)
Change in minimum pension liability (net of tax benefit of $47,614)	—	—	(88,425)	(88,425)

Total comprehensive income				7,864,156

Balance at June 30, 2004	$10	132,843,262	(488,300)	132,354,972
Comprehensive income:
Net income	—	8,959,923	—	8,959,923
Unrealized holding loss on securities available for sale arising during year (net of tax of $360,588)	—	—	669,663	669,663
Change in minimum pension liability (net of tax benefit of $101,474)	—	—	(188,452)	(188,452)

Total comprehensive income				9,441,134

Balance at June 30, 2005	$10	141,803,185	(7,089)	141,796,106
Comprehensive income:
Net income	—	8,462,360	—	8,462,360
Unrealized holding loss on securities ; available for sale arising during year (net of tax of $151,862)	—	—	(285,944)	(285,944)
Change in minimum pension liability (net of tax of $87,642)	—	—	162,762	162,762

Total comprehensive income				8,339,178

Balance at June 30, 2006	$10	150,265,545	(130,271)	150,135,284

See accompanying notes to consolidated financial statements.

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Consolidated Statements of Cash Flows

Years ended June 30, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from operating activities:
Net income	$8,462,360	8,959,923	10,106,782
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	762,873	668,932	587,271
Amortization and accretion (premiums and discounts), net	729,637	1,094,741	2,122,189
Provision for losses on loans	1,500,000	800,000	737,000
Amortization and accretion (deferred loan fees), net	(684,990)	(419,709)	(406,979)
Deferred taxes	(754,775)	(936,685)	54,798
Net gain/(loss) on sale and write down of securities	355,473	1,213,816	(4,254)
Gain on sale of fixed assets	(799,420)	—	—
Increase in cash surrender value of bank owned life insurance	(869,956)	(261,529)	—
Income from real estate held for investments	(605,452)	(585,819)	(674,327)
Income from real estate joint ventures	(1,007,490)	(662,901)	(713,313)
(Increase) decrease in accrued interest receivable	(505,474)	(215,995)	218,263
(Increase) decrease in other assets	(969,701)	216,495	(1,113,405)
(Decrease) increase in other liabilities	(2,083,962)	1,343,609	1,065,583

Net cash provided by operating activities	3,529,123	11,214,878	11,979,608

Cash flows from investing activities:
Net increase in loans receivable	(144,828,698)	(103,386,303)	(41,115,652)
Purchase of mortgage loans	(5,496,560)	(6,749,050)	(2,046,165)
Purchase of securities held to maturity	—	—	(25,850,000)
Purchase of mortgage-backed securities held to maturity	—	(25,958,905)	(242,952,077)
Purchase of Federal Home Loan Bank of New York stock	(279,200)	(1,134,700)	(1,703,100)
Principal payments on mortgage-backed securities held to maturity	96,712,612	127,179,912	157,810,048
Principal payments on mortgage-backed securities available for sale	7,832,093	15,196,991	85,820,630
Proceeds from calls and maturities of securities held to maturity	12,085,000	6,000,000	18,850,000
Proceeds from calls and maturities of securities available for sale	50,000,000	—	—
Proceeds from sales of mortgage-backed securities held to maturity	—	3,346,007	3,563,454
Proceeds from sales of mortgage-backed securities available for sale	—	4,197,900	5,239,811
Purchase of Bank Owned Life Insurance	(4,522,773)	(18,726,436)	—
Additional investment in real estate held for investment	(875,243)	—	—
Distributions received from real estate held for investments	639,500	814,931	843,378
Additional investment in real estate joint ventures	(1,100,000)	(60,000)	(1,734,074)
Distributions received from real estate joint ventures	1,330,575	1,206,242	960,617
Purchase of fixed assets	(987,874)	(3,976,894)	(1,703,746)
Proceeds from sale of fixed assets	842,319	—	—

Net cash provided by (used in) investing activities	11,351,751	(2,050,305)	(44,016,876)

Cash flows from financing activities:
Net decrease in deposits	(14,334,070)	(25,131,151)	(5,127,829)
Increase in advance payments by borrowers for taxes and insurance	891,983	442,900	141,675
Proceeds from borrowed funds	101,632,616	40,000,000	35,000,000
Repayment of borrowed funds	(113,981,714)	(13,203,511)	(5,040,560)

Net cash (used in) provided by financing activities	(25,791,185)	2,108,238	24,973,286

Net (decrease) increase in cash and cash equivalents	(10,910,311)	11,272,811	(7,063,982)
Cash and cash equivalents at beginning of year	18,183,814	6,911,004	13,974,985

Cash and cash equivalents at end of year	$7,273,503	18,183,815	6,911,003

Supplemental cash flow information:
Cash paid during the year for:
Interest	$23,591,137	18,173,351	17,194,199
Income taxes	9,250,361	6,060,681	7,185,883

See accompanying notes to consolidated financial statements.

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

(1)	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements are comprised of the accounts of Oritani Financial Corp. (the Company), and its wholly owned subsidiaries, Oritani Savings Bank (the Bank); Hampshire Financial, LLC, and Oritani, LLC, and the wholly owned subsidiaries of Oritani Savings Bank, Oritani Financial Services, Inc. (inactive), Ormon LLC (Ormon), Ormon Inc. (inactive), and Oritani Holding Company, as well as its wholly owned subsidiary, Oritani Asset Corporation, collectively, the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

Business

The Company provides a wide range of banking services to individual and some corporate customers in New Jersey. The Company is subject to competition from other financial institutions and to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

The following are the significant accounting policies which were followed in preparing and presenting these consolidated financial statements.

Basis of Financial Statement Presentation

The consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses, management generally obtains independent appraisals for significant properties.

A substantial portion of the Company’s loans are secured by real estate in the New Jersey market. In addition, a substantial portion of real estate joint ventures and real estate owned are located in that same market. Accordingly, as with most financial institutions in the market area, the ultimate collectibility of a substantial portion of the Company’s loan portfolio and the recovery of the carrying amount of real estate joint ventures and real estate owned are susceptible to changes in market conditions.

Securities

Securities include debt, mortgage-backed and marketable equity securities. Management determines the appropriate classification of securities as either available for sale or held to maturity at the purchase date. Securities that may be sold in response to changing market and interest rate conditions or as part of an overall asset/liability strategy are classified as available for sale. Gains or losses on sales of securities available for sale are based upon the specific-identification method. Securities classified as available for sale are carried at fair value with unrealized gains and losses net of applicable taxes, included in accumulated other comprehensive income (loss), a component of equity. If management has the intent and

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

the ability at the time of purchase to hold securities until maturity, they are classified as held to maturity. Securities held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts using the level-yield method over the term of the securities. Any portion of unrealized loss on an individual security deemed to be other than temporary is recognized as a loss in operations in the period in which such determination is made. In the ordinary course of business, securities are occasionally pledged as collateral in conjunction with the Company’s borrowings and lines of credit.

Loans

Mortgages on real estate and other loans are stated at the outstanding principal amount of the loans, net of deferred loan fees/costs and the allowance for loan losses. Loan origination and commitment fees, net of related costs, are deferred and amortized as an adjustment to the loan’s yield, utilizing the level yield method, over the estimated lives of the related loans. Interest income on loans is accrued and credited to interest income as earned. Loans are generally placed on nonaccrual status when they become delinquent 90 days or more as to principal or interest, or when it appears that principal or interest is uncollectible. Interest accrued prior to a loan being placed on nonaccrual status is subsequently reversed. Interest income on nonaccrual loans is recognized only in the period it is ultimately collected. Loans are returned to an accrual status when factors indicating doubtful collectibility no longer exist. Loans are generally charged off after an analysis is completed which indicates collectibility of principal and interest is in doubt.

The Company has defined the population of impaired loans to be all multifamily and commercial mortgage loans which are delinquent 90 days or more. Impaired loans are individually assessed to determine that each loan’s carrying value is not in excess of the fair value of the related collateral or the present value of the expected future cash flows. Residential mortgage and consumer loans are deemed smaller balance homogeneous loans which are evaluated collectively for impairment and are therefore excluded from the population of impaired loans.

Consumer loans and any portion of residential real estate mortgage loans not adequately secured are generally charged off when deemed to be uncollectible unless it can be clearly demonstrated that repayment will occur regardless of the delinquency status. Examples that would demonstrate repayment include; a loan that is secured by collateral and is in the process of collection; a loan supported by a valid guarantee or insurance; or a loan supported by a valid claim against a solvent estate. Charge-offs of commercial real estate mortgage loans are made on the basis of management’s ongoing evaluation of nonperforming loans.

Allowance for Loan Losses

An allowance for loan losses is charged to operations based on management’s evaluation of the probable losses inherent in its portfolio. Such evaluation includes a review of all loans for which full collectibility may not be reasonably assured and considers, among other matters, the estimated net realizable value of the underlying collateral, economic conditions and other matters which warrant consideration. Subsequent recoveries, if any, are credited to the allowance.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions in the Company’s market area. In addition, various regulatory agencies, as

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Real Estate Owned

Real estate owned acquired through foreclosure is carried at fair value, less estimated selling costs at the time of acquisition. Fair value is derived from independent appraisals. When a property is acquired, the excess of the loan balance over fair value is charged to the allowance for loan losses. During the holding period, the property is periodically reviewed and the recorded value is adjusted through operations, if necessary, if the carrying value of the property exceeds the fair value, less estimated costs to sell.

Bank Owned Life Insurance

Bank-owned life insurance is accounted for using the cash surrender value method and is recorded at its realizable value. The change in the cash surrender value is included in other noninterest income.

Federal Home Loan Bank of New York Stock

The Bank, as a member of the Federal Home Loan Bank of New York (FHLB), is required to hold shares of capital stock in the FHLB in an amount based on the Bank’s total investment in mortgage related assets and advances. The requirement pertaining to mortgage related assets is a range from 0.10% to 0.25% of mortgage related assets, and is currently equal to 0.20%. The requirement pertaining to advances is a range from 4.0% to 5.0% of total advances, and is currently equal to 4.5%. The stock is carried at cost.

Investments in Real Estate Joint Ventures, Net

The Company accounts for investments in joint ventures under the equity method. The balance reflects the cost basis of investments, plus the Company’s share of income earned on the joint venture operations, less cash distributions, including excess cash distributions, and the Company’s share of losses on joint venture operations. Cash received in excess of the Company’s recorded investment in a joint venture is recorded as unearned revenue in other liabilities.

Real Estate Held for Investment

Real Estate Held for Investment includes the Company’s undivided interest in real estate properties accounted for under the equity method and properties held for investment purposes. Cash received in excess of the Company’s recorded investment for an undivided interest in real estate property is recorded as unearned revenue in other liabilities. The operations of the properties held for investment purposes are reflected in the financial results of the Company and included in the Other Income caption in the Income Statement. Properties held for investment purposes are carried at cost less accumulated depreciation.

Office Properties and Equipment

Office properties and equipment are carried at cost, less accumulated depreciation. Depreciation of office properties and equipment is computed on a straight-line basis over the estimated useful lives of the related assets. Amortization of leasehold improvements is accumulated on a straight-line basis over the terms of the respective leases or the useful life of the improvement, whichever is shorter.

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

Employee Benefit Plans

The Bank has a defined benefit pension plan which covers all employees who satisfy the eligibility requirements. The Bank participates in a multi-employer plan. Costs of the pension plan are based on the contribution required to be made to the program. The Bank’s policy is to fund at least the minimum contribution required by the Employee Retirement Income Security Act of 1974, as amended.

The Bank has a savings incentive plan covering substantially all employees of the Bank. The Bank may match a percentage of the first 6% of employee contributions. The contribution percentage is determined annually by the Board of Directors.

The Bank has a Supplemental Retirement Income Agreement (SERP). The SERP is a nonqualified, defined benefit plan which provides benefits to an executive officer of the Bank. The Bank also has a nonqualified, defined benefit plan which provides benefits to its directors. The SERP and the directors’ plan are unfunded and the costs of the plans are recognized over the period that services are provided.

The Bank provides post-retirement healthcare benefits to directors and certain retired employees. Accordingly, the Bank accrues the cost of retiree healthcare during the employee’s period of active service.

In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Act) became law in the United States. The Act introduces a prescriptions drug benefit under Medicare as well as a federal subsidy to sponsors of retiree healthcare benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. The Bank has determined that the valuation of its benefit plans with post-retirement healthcare benefits has not been affected by the Act.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Comprehensive Income

Comprehensive income is divided into net income and other comprehensive income (loss). Other comprehensive income (loss) includes items recorded directly to equity, such as unrealized gains and losses on securities available for sale. Comprehensive income is presented in the consolidated statements of changes in equity.

Reclassifications

Certain amounts in the prior years’ consolidated financial statements have been reclassified in order to conform with the 2006 presentation.

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

(2)	Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand and in banks and federal funds sold which are generally sold for one-day periods.

(3)	Loans

A comparative summary of loans at June 30, 2006 and 2005 is as follows:

	2006	2005
First mortgage loans:
Partially guaranteed by V.A. or insured by F.H.A.	$55,797	119,306
Conventional one to four family	165,014,552	147,164,616
Multifamily and commercial real estate	379,207,720	271,424,264

Total first mortgage loans	544,278,069	418,708,186
Second mortgage and equity loans	66,198,165	55,671,908
Construction loans	38,722,562	24,628,332
Other loans	3,290,808	2,321,831

	652,489,604	501,330,257
Less:
Deferred fees, net	1,752,947	1,603,848
Allowance for loan losses	7,672,345	6,172,345

	$643,064,312	493,554,064

At June 30, 2006 and 2005, the Company had fixed-rate mortgage commitments of $9,340,500 and $16,082,450, respectively, and variable-rate mortgage commitments of $46,168,702 and $61,498,010, respectively, which are not included in the accompanying consolidated financial statements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. There is no exposure to credit loss in the event the other party does not exercise its right to borrow under the commitment.

The Company grants residential real estate loans on single- and multifamily dwellings principally throughout the state of New Jersey and has previously purchased out-of-state residential mortgage pools. Its borrowers’ abilities to repay their obligations are dependent upon various factors, including the borrowers’ income and net worth, cash flows generated by the underlying collateral, value of the underlying collateral and priority of the Company’s lien on the property. Such factors are dependent upon various economic conditions and individual circumstances beyond the Company’s control; the Company is therefore subject to risk of loss. The Company believes that its lending policies and procedures adequately minimize the potential exposure to such risks and that adequate provisions for losses are provided for all known and inherent risks. Collateral and/or guarantees are required for all loans.

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

(4)	Allowance for Loan Losses

Activity in the allowance for loan losses is summarized as follows:

	2006	2005	2004
Balance at beginning of year	$6,172,345	5,372,345	4,635,345
Provisions charged to operation	1,500,000	800,000	737,000
Recoveries	—	—	—
Loans charged off	—	—	—

Balance at end of year	$7,672,345	6,172,345_	5,372,345

Included in loans are loans for which the accrual of interest income has been discontinued due to deterioration in the financial condition of the borrowers. The principal amount of these nonaccrual loans is $457,640, $190,927 and $879,986 at June 30, 2006, 2005 and 2004, respectively. If the nonaccrual loans had performed in accordance with their original terms, interest income would have increased by $25,191, $11,719 and $33,582 for the years ended June 30, 2006, 2005 and 2004, respectively.

The Company has defined its population of loans considered to be impaired to be all multifamily and commercial mortgage loans that have been placed on nonaccrual status. There was one loan that met such definition as of June 30, 2006. This loan had a balance of $341,000, was collateral dependent and had an allocation in the allowance for loan losses of $34,000. Interest income recognized on this loan for the year ended June 30, 2006 was $4,000. There were no impaired loans at June 30, 2005.

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

(5)	Securities and Mortgage-backed Securities Held to Maturity

The following is a comparative summary of securities and mortgage-backed securities held to maturity as of June 30, 2006 and 2005:

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated market value
2006:
Securities held to maturity – U.S. Government and federal agency obligations	$13,415,000	—	228,554	13,186,446

Mortgage-backed securities:
FHLMC	$38,549,364	8,309	1,842,190	36,715,483
FNMA	75,427,550	331	2,441,919	72,985,962
GNMA	13,902,117	48	204,949	13,697,216
CMO	146,816,116	—	7,891,461	138,924,655

	$274,695,147	8,688	12,380,519	262,323,316

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated market value
2005:
Securities held to maturity – U.S. Government and federal agency obligations	$25,500,000	—	372,690	25,127,310

Mortgage-backed securities:
FHLMC	$49,368,868	225,317	474,646	49,119,539
FNMA	100,677,061	300,502	882,828	100,094,735
GNMA	21,054,446	61,645	80,408	21,035,683
CMO	201,003,789	70,391	3,563,260	197,510,920

	$372,104,164	657,855	5,001,142	367,760,877

The Company did not sell any mortgage-backed securities held to maturity during 2006. Proceeds from the sale of securities held to maturity during 2005 were $3,346,007, resulting in gross gains and gross losses of $6,503 and $11,232, respectively. These securities had an amortized cost of $3,350,736. The held to maturity securities sold during 2005 were mortgage backed securities with 15% or less of their original purchased balances remaining.

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

At June 30, 2006, one security with a total par value and amortized cost of $3,000,000, was pledged as collateral for the Company’s line of credit with the Federal Reserve Bank of New York (FRB). Mortgage-backed securities are pledged to Federal Home Loan Bank of New York (FHLBNY) as collateral for advances (see note 11).

The amortized cost and estimated market value of securities held to maturity other than mortgage-backed securities at June 30, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

	Amortized cost	Estimated market value
U.S. Government and federal agency obligations:
Due in one year or less	$8,000,000	7,941,106
Due after one year through five years	5,415,000	5,245,340

	$13,415,000	13,186,446

Mortgage-backed securities	$274,695,147	262,323,316

Gross unrealized losses on securities and mortgage-backed securities held to maturity and the estimated market value of the related securities, aggregated by security category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2006 are as follows:

	Less than 12 months		Greater than 12 months		Total
	Estimated market value	Gross unrealized losses	Estimated market value	Gross unrealized losses	Estimated market value	Gross unrealized losses
Securities held to maturity – U.S. Government and federal agency obligations	$—	—	13,186,446	228,554	13,186,446	228,554

Mortgage-backed securities:
FHLMC	$8,218,556	180,905	28,086,149	1,661,285	36,304,705	1,842,190
FNMA	14,747,517	286,001	57,696,529	2,155,918	72,444,046	2,441,919
GNMA	7,885,173	44,087	5,545,549	160,862	13,430,722	204,949
CMO	5,209,631	140,654	133,715,023	7,750,807	138,924,654	7,891,461

	$36,060,877	651,647	225,043,250	11,728,872	261,104,127	12,380,519

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

Gross unrealized losses on securities and mortgage-backed securities held to maturity and the estimated market value of the related securities, aggregated by security category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2005 are as follows:

	Less than 12 months		Greater than 12 months		Total
	Estimated market value	Gross unrealized losses	Estimated market value	Gross unrealized losses	Estimated market value	Gross unrealized losses
Securities held to maturity – U.S. Government and federal agency obligations	$2,977,699	22,301	22,149,611	350,389	25,127,310	372,690

Mortgage-backed securities:
FHLMC	$12,451,312	36,040	21,248,314	438,606	33,699,626	474,646
FNMA	21,867,221	223,824	49 931,125	659,004	71,798,346	882,828
GNMA	—	—	6,231,037	80,408	6,231,037	80,408
CMO	77,170,343	607,402	110,012,295	2,955,858	187,182,638	3,563,260

	$111,488,876	867,266	187,422,771	4,133,876	298,911,647	5,001,142

The unrealized losses on debt securities were caused by interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the declines in market value are attributable to changes in interest rates and not credit quality, and because the Company has the ability to hold these investments until a market price recovery or maturity, these investments are not considered other than temporarily impaired.

The unrealized losses on investments in mortgage-backed securities were caused by interest rate increases. The contractual cash flows of these securities are guaranteed by Fannie Mae, Ginnie Mae and Freddie Mac. The majority of the contractual cash flows of the CMO’s are guaranteed by these agencies as well. It is expected that the securities would not be settled at a price less than the amortized cost of the investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other than temporarily impaired.

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

(6)	Securities and Mortgage-Backed Securities Available for Sale

The following is a comparative summary of securities and mortgage-backed securities available for sale as of June 30, 2006 and 2005:

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated market value
2006:
Corporate bonds	$2,000,000	70,000	—	2,070,000
Mutual funds	8,428,934	—	—	8,428,934

	$10,428,934	70,000	—	10,498,934

Mortgage-backed securities:
FHLMC	$2,030,952	1,592	7,405	2,025,139
FNMA	8,450,352	22,367	34,075	8,438,644
GNMA	6,990,956	1,580	30,652	6,961,884

	$17,472,260	25,539	72,132	17,425,667

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated market value
2005:
Corporate bonds	$2,000,000	140,000	—	2,140,000
Mutual funds	58,784,408	—	—	58,784,408

	$60,784,408	140,000	—	60,924,408

Mortgage-backed securities:
FHLMC	$2,950,280	30,404	—	2,980,684
FNMA	12,163,585	238,832	—	12,402,417
GNMA	10,223,721	62,601	10,625	10,275,697

	$25,337,586	331,837	10,625	25,658,798

The Company did not sell any mortgage-backed securities available for sale during 2006. Proceeds from the sale of securities available for sale during 2005 were $4,197,900, resulting in gross gains and gross losses of $19,072 and $12,567, respectively. These securities had an amortized cost of $4,191,395.

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

The amortized cost and estimated market value of securities available for sale other than mutual funds and mortgage-backed securities at June 30, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

	Amortized cost	Estimated market value
Mutual fund	$8,428,934	8,428,934
U.S. Government and federal agency obligations and corporate bonds:	2,000,000	2,070,000

Due after five years through ten years	$10,428,934	10,498,934

Mortgage-backed securities	$17,472,260	17,425,667

Gross unrealized losses on securities and mortgage-backed securities available for sale and the estimated market value of the related securities, aggregated by security category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2006 are as follows:

	Less than 12 months		Greater than 12 months		Total
	Estimated market value	Gross unrealized losses	Estimated market value	Gross unrealized losses	Estimated market value	Gross unrealized losses
Mortgage-backed securities:
FHLMC	$1,527,585	7,405	—	—	1,527,585	7,405
FNMA	3,964,600	26,435	641,319	7,640	4,605,919	34,075
GNMA	4,341,435	15,335	904,015	15,317	5,245,450	30,652

	$9,833,620	49,175	1,545,334	22,957	11,378,954	72,132

Gross unrealized losses on securities and mortgage-backed securities available for sale and the estimated market value of the related securities, aggregated by security category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2005 are as follows:

	Less than 12 months		Greater than 12 months		Total
	Estimated market value	Gross unrealized losses	Estimated market value	Gross unrealized losses	Estimated market value	Gross unrealized losses
Mortgage-backed securities:
GNMA	$—	—	1,189,949	10,625	1,189,949	10,625

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

The Mutual Fund caption relates to holdings of shares in an Asset Management Fund with underlying investments in adjustable rate mortgages. During 2006, the Company sold a majority of its investment in this mutual fund. Proceeds from the sale of the mutual fund during 2006 were $50,000,000. This security had a carrying amount of $50,355,474 (amortized cost of $51,571,066 offset by an impairment charge of $1,215,592 related to an other-than-temporary decline in market value recognized in fiscal 2005). Upon sale, the Company recognized the remaining loss of $355,474 during fiscal 2006.

The unrealized losses on investments in mortgage-backed securities were caused by interest rate increases. It is expected that the securities would not be settled at a price less than the amortized cost of the investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other than temporarily impaired.

(7)	Accrued Interest Receivable

A summary of accrued interest receivable at June 30, 2006 and 2005 is as follows:

	2006	2005
Mortgage loans	$2,607,242	1,736,539
Mortgage-backed securities	1,077,314	1,436,454
Securities	225,905	231,994

	$3,910,461	3,404,987

(8)	Office Properties and Equipment

At June 30, 2006 and 2005, office properties and equipment, less accumulated depreciation and amortization, consist of the following:

	2006	2005
Cost:
Land	$3,357,563	3,380,146
Buildings	6,503,598	6,631,093
Land and building improvements	3,297,313	3,054,165
Leasehold improvements	627,432	627,432
Furniture and equipment	5,605,509	5,247,036
Construction in progress	346,604	121,605

	19,738,019	19,061,477
Less accumulated depreciation and amortization	9,567,390	9,073,185

	$10,170,629	9,988,292

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

Depreciation and amortization expense for the years ended June 30, 2006, 2005 and 2004 amounted to $762,873, $668,932 and $587,271, respectively.

During fiscal year 2006, the Company sold its branch location and former Corporate Headquarters in Hackensack, NJ to a private investor. The Company leased back the branch portion of the building and provided non-recourse financing in conjunction with the purchase by the private investor. The financing terms were as follows: loan amount equal to 80% of the purchase price, interest rate equal to 6.375%; loan amortization term equal to 30 years with a balloon maturity due in 10 years. The personal guarantee of the purchaser was not required. The net gain on the sale of the building was $791,000. Due to the Company’s continuing involvement with the property, as a result of the non-recourse financing, the sale has not been recognized for financial reporting purposes and the property remains on the Company’s books (within office property and equipment) and depreciation of the asset has continued. The transaction is being accounted for utilizing the financing method in accordance with SFAS 66, “Accounting for Sales of Real Estate”. The Company has recorded the finance obligation as part of other borrowings which amounted to $467,616 at June 30, 2006.

In addition, during fiscal year 2006, the Company sold a former branch location resulting in a net gain before taxes of $799,420.

(9)	Deposits

Deposit balances at June 30, 2006 and 2005 are summarized as follows:

	2006		2005
	Amount	Weighted average cost	Amount	Weighted average cost
NOW accounts	$77,265,830	1.06%	$80,746,045	0.89%
Money market deposit accounts	22,022,872	3.85	23,224,688	2.20
Savings accounts	181,907,252	1.18	215,951,744	1.10
Time deposits	407,450,253	3.94	383,057,800	2.69

	$688,646,207	2.88%	$702,980,277	1.98%

Interest expense on deposits for the years ended June 30, 2006, 2005 and 2004 is summarized as follows:

	2006	2005	2004
NOW accounts	$686,693	342,412	302,289
Money market deposit accounts	710,475	541,675	355,912
Savings accounts	2,382,404	2,536,394	2,530,967
Time deposits	12,702,630	8,607,960	8,771,650

	$16,482,202	12,028,441	11,960,818

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

Time deposits at June 30, 2006 mature as follows:

Year ending June 30:
2007	$343,020,109
2008	50,381,621
2009	7,956,570
2010	4,623,607
2011	1,468,346

$407,450,253

Included in time deposits at June 30, 2006 and 2005 is $79,243,069 and $64,599,579, respectively, of deposits of $100,000 and over.

(10)	Income Taxes

Income tax expense (benefit) for the years ended June 30, 2006, 2005 and 2004 consists of the following:

	2006	2005	2004
Current:
Federal	$5,103,523	5,914,002	5,619,799
State	478,256	216,158	(30,318)

Total current	5,581,779	6,130,160	5,589,481

Deferred:
Federal	(754,793)	(936,703)	54,869
State	18	18	(71)

Total deferred	(754,775)	(936,685)	54,798

Total income tax expense	$4,827,004	5,193,475	5,644,279

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

A reconciliation between the provision for income taxes and the expected amount (computed by multiplying income before provision for income taxes times the applicable statutory federal income tax rate) for the years ended June 30, 2006, 2005 and 2004 is as follows:

	2006	2005	2004
Income before provision for income taxes	$13,289,364	14,153,398	15,751,061
Applicable statutory federal income tax rate	35%	35%	35%
Computed “expected” federal income tax expense	4,651,277	4,953,689	5,512,871
Increase in federal income tax expense resulting from:
State income taxes, net of federal benefit	310,878	140,514	(19,753)
Bank owned life insurance	(304,485)	(91,535)	—
Other items, net	169,334	190,807	151,161

	$4,827,004	5,193,475	5,644,279

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2006, 2005 and 2004 are as follows:

	2006	2005	2004
Deferred tax assets:
Allowance for loan and real estate owned losses per books	$2,748,321	2,148,756	2,349,293
Reserve for uncollected interest	16,262	22,143	39,150
Premises and equipment - differences in depreciation	881,013	890,143	837,509
Pension	2,281,455	1,557,371	1,471,519
Accrued/deferred compensation	1,064,067	870,359	458,048
Unrealized loss on securities available for sale	—	—	199,164
Capital Loss Carryforward	40,024	534,860	—
Net operating loss carry forwards	3,174,941	1,224,198	150,068
Prepaid AMA	206,622	149,767	48,500
Other	271,313	275,774	462,438

Total gross deferred tax assets	10,684,018	7,673,371	6,015,689
Less valuation reserve	4,361,491	2,227,560	1,336,890

Total deferred tax asset	6,322,527	5,445,811	4,678,799

Deferred tax liabilities:
Unrealized gain on securities available for sale	9,562	161,424	—
Deferred loan fees	84,677	40,328	42,111
Accrued dividends receivable	52,941	44,750	13,474

Total deferred tax liabilities	147,180	246,502	55,585

Net deferred tax asset	$6,175,347	5,199,309	4,623,214

Sources of deferred taxes for the years ended June 30, 2006, 2005 and 2004 were due primarily to the difference in recognizing income and expenses for book purposes and tax purposes for various deferred loan fees, uncollected interest on mortgage loans, and book and tax depreciation and nonallowable reserves. Management believes, based upon current facts, that more likely than not there will be sufficient taxable income in future years to realize the net deferred tax asset.

Retained earnings at June 30, 2006 includes approximately $15.1 million for which no provision for income tax has been made. This amount represents an allocation of income to bad debt deductions for tax purposes only. Under Statement of Financial Accounting Standards No. 109, this amount is treated as a permanent difference and deferred taxes are not recognized unless it appears that it will be reduced and result in taxable income in the foreseeable future. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes, distributions in complete or partial liquidation, stock redemptions and excess distributions to shareholders. At June 30, 2006, the Company had an unrecognized tax liability of $6.3 million with respect to this reserve.

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

(11)	Borrowings

At June 30, 2006 and 2005, the Company’s indebtedness and weighted average interest rate is as follows:

	Interest rate	Amount
2006
Federal Home Loan Bank Of NY	4.05%	$168,936,251
Other	5.14%	843,610
2005
Federal Home Loan Bank Of NY	3.41%	$181,754,652
Other	3.00%	374,307

Borrowings represent advances and repurchase agreements and mature as follows:

Year ending June 30:
2007	$15,250,994
2008	5,000,000
2009	5,000,000
2011	24,061,251
2012	30,000,000
2013	30,000,000
2014	10,000,000
2015	30,000,000
2016	20,467,616

$169,779,861

The majority of the borrowings listed above have various put options held by the issuer, FHLB. These put options can be exercised by the FHLB after either a certain passage of time or certain levels of the 3 month Libor interest rate. The Company expects that some of these advances will be put by the FHLB prior to their maturity date.

Borrowings are secured by mortgage-backed securities with a book value of $224,752,474 at June 30, 2006 and $230,930,410 at June 30, 2005.

The Company has a line of credit of $100.0 million with the FHLB at June 30, 2006, and also has access to a companion line of credit for an additional $100.0 million. The Company has further borrowing potential with the FHLB that can be obtained by pledging additional mortgage-backed securities and/or investment securities. As of June 30, 2006, the book value of such securities available for pledging totaled $80.7 million.

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

(12)	Employee Benefit Plans

The Company is a participant in the Financial Institutions Retirement Fund, a multi-employer defined benefit plan. All employees who attain age 21 and complete one year of service are eligible to participate in this plan. Retirement benefits are based upon a formula utilizing years of service and average compensation, as defined. Participants are vested 100% upon the completion of five years of service. Pension administrative expenses of $1,400, $1,430 and $1,430 were incurred for the years ended June 30, 2006, 2005 and 2004, respectively. The Company records as pension expense the annual contributions made to the plan. Contributions totaling $2.7 million, $806,432 and $430,232 were recorded for the years ended June 30, 2006, 2005 and 2004, respectively.

The Financial Institutions Retirement Fund does not segregate its assets, liabilities or costs by participating employer. Therefore, disclosure of the accumulated benefit obligations, plan assets and the components of annual pension expense attributable to the Company cannot be ascertained.

The Company has a savings incentive plan covering substantially all employees of the Company. Contributions are currently made by the Company in an amount equal to 50% of the first 6% of employee contributions. The contribution percentage is determined annually by the Board of Directors. Company contributions for the years ended June 30, 2006, 2005 and 2004 were $111,701, $104,937, and $90,387, respectively.

The Company has a nonqualified savings incentive plan covering employees whose salary deferrals to the savings incentive plan are limited. Salary deferrals to the savings incentive plan must be maximized by an employee before deferrals are allowed in the nonqualified savings incentive plan. Contributions to the nonqualified savings incentive plan are currently made by the Company in an amount equal to 50% of the first 6% of employee contributions to this plan. The contribution percentage is determined annually by the Board of Directors. The deferrals and contributions are payable, with interest, at a future date. Until these payments are made, the obligations to the employees are a general liability of the Company. Company contributions for the years ended June 30, 2006, 2005 and 2004 were $20,826, $16,625 and $37,167, respectively.

The Company has a nonqualified Benefit Equalization Plan (BEP Plan) which provides benefits to employees who are disallowed certain benefits under the Company’s qualified benefit plans. The Company recorded expenses associated with the BEP Plan of $186,866, $174,151 and $75,954 for the years ended June 30, 2006, 2005 and 2004, respectively.

The Company has a nonqualified Directors’ Retirement Plan (the Retirement Plan). The Retirement Plan provides eligible directors an annual retirement benefit based on the monthly meeting fee at the time of the director’s retirement. The Company recorded expenses of $304,524, $239,346 and $85,834 for the years ended June 30, 2006, 2005 and 2004, respectively, related to the Retirement Plan.

During 1999, the Company adopted a Post Retirement Medical Plan (the Medical Plan) for certain eligible employees. The Medical Plan provides a medical retirement benefit at a cost to the Company limited to two times the premium at the time of the employee’s retirement. Employees are required to contribute to the plan for excess premiums above the limitation. The Company recorded expenses of $338,460,

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

$268,588 and $216,748 for the years ended June 30, 2006, 2005 and 2004, respectively, related to the Medical Plan.

During 2000, the Company adopted a Deferred Director’s Fee Plan (the Deferred Fee Plan) for outside directors of the Company. Under the Deferred Fee Plan, directors may elect to defer the receipt of their monthly and board committee fees. The fees are payable, with interest, at a predetermined future date. Interest is calculated at the greater of 9.00% or the Wall Street prime rate of interest. For the years ended June 30, 2006 and 2005, interest was calculated at 9.00%. Until these payments are made, the obligations to the directors are a general liability of the Company. The total obligation under the Deferred Fee Plan that existed as of June 30, 2006 and 2005 was $1.2 million and $816,513, respectively.

During 2005, the Company adopted an Executive Supplemental Retirement Income Agreement (the SERP) for the President/CEO of the Company. The SERP provides a retirement benefit to the executive with a minimum payment period of 20 years. The SERP benefit is equal to 70% of the executive’s average annual pre-retirement income, reduced by the benefits due to the executive through certain other benefit plans. The Company recorded expenses of $497,614 and $192,302 for the years ended June 30, 2006 and 2005, respectively, related to the SERP.

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

As required by FAS 87, the following table shows the change in benefit obligation, the funded status and the accumulated benefit obligation for the BEP Plan and the Retirement Plan at June 30, 2006 and 2005 (in thousands). As detailed above, similar disclosures for the multi-employer defined benefit plan cannot be ascertained.

	2006	2005
Change in benefit obligation:
Projected benefit obligation at beginning of the year	$2,863	2,225
Service cost	217	173
Interest cost	147	137
Actuarial (gain) loss	(383)	379
Benefits paid	(70)	(52)

Projected benefit obligation at end of the year	2,774	2,862

Funded status	(2,774)	(2,862)
Unrecognized prior service cost	2	4
Unrecognized net actuarial loss	875	1,401

Net amount recognized in the consolidated balance sheets	$(1,897)	(1,457)

Amounts recognized in the consolidated balance sheets:
Accrued pension cost	(2,104)	(1,933)
Intangible asset for prior service cost	1	4
Pre-tax charge to accumulated other comprehensive loss for additional minimum pension liability	206	472

Net amount recognized	$(1,897)	(1,457)

The accumulated benefit obligation for the BEP and the Retirement Plan was $2,104,360 and $1,933,447 and June 30, 2006 and 2005, respectively.

Net periodic benefit costs for the BEP Plan and the Retirement Plan for the years ended June 30, 2006, 2005 and 2004 included the following components (in thousands):

	2006	2005	2004
Service cost	$217	173	66
Interest cost	147	137	82
Amortization of unrecognized:
Prior service cost	3	3	3
Net loss	127	100	11

Total	$494	413	162

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

The weighted average actuarial assumptions used in the plan determination for the BEP Plan and the Retirement Plan at June 30, 2006, 2005 and 2004 were as follows:

	2006	2005	2004
Discount rate	6.25%	5.25%	6.25%
Rate of compensation increase	5.50	5.50	2.25

Estimated future benefit payments for the BEP Plan and the Retirement Plan, which reflect expected future service, as appropriate for the next five years, are as follows (in thousands):

2007	$83
2008	89
2009	97
2010	139
2011	148
2012-2016	1,308

As required by FAS 106, the following table shows the change in benefit obligation, the funded status and the accumulated benefit obligation for the Medical Plan at June 30, 2006 and 2005 (in thousands).

	2006	2005
Change in benefit obligation:
Projected benefit obligation at beginning of the year	$2,552	2,029
Service cost	100	72
Interest cost	136	125
Actuarial (gain) loss	(340)	374
Benefits paid	(54)	(48)

Projected benefit obligation at end of the year	2,394	2,552

Funded status	(2,394)	(2,552)
Unrecognized prior service cost	68	133
Unrecognized net actuarial loss	679	1,111

Accrued benefit cost	$(1,647)	(1,308)

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

Net periodic benefit costs for the Medical Plan for the years ended June 30, 2006, 2005 and 2004 included the following components (in thousands):

	2006	2005	2004
Service cost	$100	72	54
Interest cost	136	125	107
Amortization of prior service cost	64	64	64
Amortization of net losses	91	55	29

Total	$391	316	254

The weighted average actuarial assumptions used in the plan determination for the Medical Plan at June 30, 2006, 2005 and 2004 were as follows:

	2006	2005	2004
Discount rate	6.25%	5.25%	6.25%
Medical benefits cost of rate increase	9.00%	10.00%	8.50%

Estimated future benefit payments for the Medical Plan, which reflect expected future service, as appropriate for the next five years, are as follows (in thousands):

2007	$65
2008	78
2009	93
2010	110
2011	125
2012-2016	733

Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A 1% change in the assumed health care cost trend rate would have the following effects on post-retirement benefits (in thousands):

	1% increase	1% decrease
Effect on total service cost and interest cost	48	(37)
Effect on postretirement benefits obligation	420	(337)

(13)	Commitments and Contingencies

Certain facilities are occupied under long-term operating leases which expire on various dates. Certain leases also provide for renewal options. Total rent expense was $272,235, $294,754 and $370,495 for the

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

years ended June 30, 2006, 2005 and 2004, respectively. Aggregate minimum lease payments for the remainder of the leases are as follows:

Year ending June 30:
2007	$107,360
2008	85,360
2009	90,402
2010	90,860
2011	90,860
Thereafter	204,472

$669,314

In the normal course of business, the Company may be a party to various outstanding legal proceedings and claims. In the opinion of management, the financial position of the Company will not be materially affected by the outcome of such legal proceedings and claims.

(14)	Regulatory Capital Requirements

Deposits at the Bank are insured up to standard limits of coverage provided by the Company Insurance Fund (BIF) of the Federated Deposit Insurance Corporation (FDIC). The Bank is a New Jersey state chartered savings bank and is subject to comprehensive regulation, supervision and periodic examinations by the FDIC and by the New Jersey State Department of Banking. The Company is regulated by the Office of Thrift Supervision (OTS).

FDIC regulations require banks to maintain minimum levels of regulatory capital. Under the regulations in effect at June 30, 2006, the Bank and the Company are required to maintain (a) a minimum leverage ratio of Tier 1 capital to total adjusted assets of 4.0%, and (b) minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.0% and 8.0%, respectively.

Under its prompt corrective action regulations, the FDIC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution’s financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage (Tier 1) capital ratio of at least 5%; a Tier 1 risk-based capital ratio of at least 6%; and a total risk-based capital ratio of at least 10%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the FDIC about capital components, risk weightings and other factors.

Management believes that, as of June 30, 2006, the Bank meets all capital adequacy requirements to which it is subject. Further, the most recent FDIC notification categorized the Bank as a well-capitalized

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank’s capital classification.

The following is a summary of the Company’s and the Bank’s actual capital amounts and ratios as of June 30, 2006 and 2005, compared to the FDIC minimum capital adequacy requirements and the FDIC requirements for classification as a well-capitalized institution.

			FDIC – for Capital adequacy purposes		FDIC – to be well capitalized under prompt corrective action
	Actual
	Amount	Rate	Amount	Rate	Amount	Rate
Company:
As of June 30, 2006:
Total capital (to risk-weighted assets)	$157,197,000	26.98%	$46,613,000	8.00%	58,266,000	10.00%
Tier 1 capital (to risk-weighted assets)	149,909,000	25.73	23,306,000	4.00	34,959,000	6.00
Tier 1 capital (to average assets)	149,909,000	14.39	41,681,000	4.00	52,101,000	5.00
As of June 30, 2005:
Total capital (to risk-weighted assets)	$147,049,000	30.80%	38,195,000	8.00%	47,744,000	10.00%
Tier 1 capital (to risk-weighted assets)	141,078,000	29.55	19,098,000	4.00	28,646,000	6.00
Tier 1 capital (to average assets)	141,078,000	13.62	41,442,000	4.00	51,802,000	5.00

			FDIC – for Capital adequacy purposes		FDIC – to be well capitalized under prompt corrective action
	Actual
	Amount	Rate	Amount	Rate	Amount	Rate
Bank:
As of June 30, 2006:
Total capital (to risk-weighted assets)	$129,703,000	23.25%	$44,632,000	8.00%	55,790,000	10.00%
Tier 1 capital (to risk-weighted assets)	122,721,000	22.00	22,316,000	4.00	33,474,000	6.00
Tier 1 capital (to average assets)	122,721,000	12.13	40,479,000	4.00	50,599,000	5.00
As of June 30, 2005:
Total capital (to risk-weighted assets)	$124,883,000	26.79%	37,294,000	8.00%	46,617,000	10.00%
Tier 1 capital (to risk-weighted assets)	119,052,000	25.54	18,647,000	4.00	27,970,000	6.00
Tier 1 capital (to average assets)	119,052,000	11.63	40,947,000	4.00	51,184,000	5.00

(15)	Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions are set forth below for the Company’s financial instruments.

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

Cash and Cash Equivalents

For cash on hand and due from banks and federal funds sold, the carrying amount approximates fair value.

Securities

The fair value of securities is estimated based on bid quotations received from securities dealers, if available. If a quoted market price is not available, fair value is estimated using quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Federal Home Loan Bank of New York Stock

The fair value for FHLB stock is its carrying value, since this is the amount for which it could be redeemed. There is no active market for this stock and the Bank is required to maintain a minimum balance based upon the unpaid principal of home mortgage loans.

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as residential mortgage, construction, land and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

Fair value of performing loans is estimated by discounting cash flows using estimated market discount rates at which similar loans would be made to borrowers and reflect similar credit ratings and interest rate risk for the same remaining maturities.

Fair value for significant nonperforming loans is based on recent external appraisals of collateral securing such loans, adjusted for the timing of anticipated cash flows.

Deposit Liabilities

The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, and NOW and money market accounts, is equal to the amount payable on demand as of June 30, 2006 and 2005. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowings

The fair value of borrowings due in six months or less is equal to the amount payable. The fair value of all other borrowings is calculated based on the discounted cash flow of contractual amounts due, using market rates currently available for borrowings of similar amount and remaining maturity.

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

Commitments to Extend Credit and to Purchase or Sell Securities

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of commitments to purchase or sell securities is estimated based on bid quotations received from securities dealers.

The estimated fair values of the Company’s financial instruments are presented in the following table. Since the fair value of off-balance-sheet commitments approximates book value, these disclosures are not included.

	2006		2005
	Carrying value	Fair value	Carrying value	Fair value
Financial assets:
Cash and cash equivalents	$7,273,503	7,273,503	18,183,814	18,183,814
Securities held to maturity	13,415,000	13,186,446	25,500,000	25,127,310
Mortgage-backed securities held to maturity	274,695,147	262,323,316	372,104,164	367,760,877
Securities available for sale	10,498,934	10,498,934	60,924,408	60,924,408
Mortgage-backed securities available for sale	17,425,667	17,425,667	25,658,798	25,658,798
Federal Home Loan Bank of New York stock	9,367,000	9,367,000	9,087,800	9,087,800
Loans	643,064,312	643,471,454	493,554,064	498,682,426
Financial liabilities – deposits	688,646,207	683,630,272	702,980,277	698,677,539
Financial liabilities – borrowings	169,779,861	162,804,124	182,128,959	183,525,329

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, deferred tax assets, and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(16)	Parent Company Only Financial Statements

The following condensed financial information for Oritani Financial Corp. (parent company only) reflect the investment in its wholly-owned subsidiaries, Oritani Savings Bank, Oritani, LLC and Hampshire Financial, LLC, using the equity method of accounting.

Balance Sheets

	June 30,
	2006	2005
Assets:
Cash in Bank	$5,343,279	9,128,007
Loans, net	19,264,675	11,225,823
Accrued Interest Receivable	69,373	52,827
Investment in Subsidiaries	125,357,957	121,289,449
Due from Oritani Financial Corp., MHC	100,000	100,000

Total Assets	$150,135,284	141,796,106

Liabilities and Equity
Total Liabilities	$—	—
Total Equity	150,135,284	141,796,106

Total Liabilities and Equity	$150,135,284	141,796,106

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

Statements of Income

	Year Ended June 30,
	2006	2005	2004
Interest income on loans	$968,918	648,181	537,772
Interest income on fed funds	292,053	99,045	72,827
Other income	—	3,436	616
Equity in earnings of subsidiary	7,914,347	8,356,700	9,878,816

Total income	9,175,318	9,107,362	10,490,031

Other expenses	6,708	23,834	17,554
Income tax expense	127,044	123,605	112,674

Total expenses	133,752	147,439	130,228

Net income	$9,041,566	8,959,923	10,359,803

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

Statements of Cash Flows

	Year Ended June 30,
	2006	2005	2004
Cash flows from operating activities:
Net income	$9,041,566	8,959,923	10,359,803
Adjustments to reconcile net income to net cash provided by operating activities:
Dividends/distributions from subsidiaries	5,193,643	5,180,000	150,000
Equity in undistributed earnings of subsidiary	(7,914,347)	(8,356,700)	(9,878,816)
Increase in accrued interest receivable	(16,546)	(31)	(11,452)

Net cash provided (used) by operating activities	6,304,316	5,783,192	619,535

Cash flows from investing activities
Additional investments in subsidiaries	(2,050,192)	(60,000)	(900,000)
(Increase) decrease in loans, net	(8,038,852)	73,909	(3,735,145)

Net cash (used) provided by investing activities	(10,089,044)	13,909	(4,635,145)

Cash flows from financing activities	—	—	—

Net change in cash in bank	(3,784,728)	5,797,101	(4,015,610)
Cash in bank at beginning of period	9,128,007	3,330,906	7,346,516

Cash in bank at end of period	$5,343,279	9,128,007	3,330,906

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

(17)	Recent Accounting Pronouncements

In December 2004, Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payments, was issued. SFAS No. 123R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. This Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans. This statement is effective, (i) for public entities that do not file as small business issuers—as of the beginning of the first interim or annual reporting period that begins after June 15, 2005, (ii) for public entities that file as small business issuers—as of the beginning of the first interim or annual reporting period that begins after December 15, 2005, (iii) for nonpublic entities—as of the beginning of the first annual reporting period that begins after December 15, 2005. Oritani Financial Corp. has not adopted a stock-based incentive plan. Management will evaluate the impact on the results of operations or financial condition of this standard if such plan is adopted.

Financial Accounting Standards Board (“FASB”) Staff Position No. FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (the “FSP”), was issued on November 3, 2005 and address the determination of when an investment is considered impaired; whether the impairment is other than temporary; and how to measure an impairment loss. The FSP also addresses accounting considerations subsequent to the recognition of an other-than-temporary impairment on a debt security, and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The FSP replaces the impairment guidance in EITF Issue No. 03-1 with references to existing authoritative literature concerning other-than-temporary determinations (principally SFAS No. 115 and SEC Staff Accounting Bulletin 59). Under the FSP, impairment losses must be recognized in earnings equal to the entire difference between the security’s cost and its fair value at the financial statement date, without considering partial recoveries subsequent to that date. The FSP also requires that an investor recognize an other-than-temporary impairment loss when a decision to sell a security has been made and the investor does not expect the fair value of the security to fully recover prior to the expected time of sale. The FSP is effective for reporting periods beginning after December 15, 2005. The application of the FSP is not expected to have a material impact on our financial condition or results of operations.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB statements No. 133 and 140.” This statement permits fair value remeasurement of certain hybrid financial instruments, clarifies the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” regarding interest-only and principal-only strips, and provides further guidance on certain issues regarding beneficial interests in securitized financial assets, concentrations of credit risk and qualifying special purpose entities. SFAS No. 155 is effective as of the beginning of the fiscal year that begins after September 15, 2006. The application of SFAS No. 155 is not expected to have an impact on our financial condition or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140.” This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset, and that the servicing

ORITANI FINANCIAL CORP. AND SUBSIDIARIES

Township of Washington, New Jersey

Notes to Consolidated Financial Statements

June 30, 2006 and 2005

assets and servicing liabilities be initially measured at fair value. The statement also permits an entity to choose a subsequent measurement method for each class of separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective as of the beginning of the fiscal year that begins after September 15, 2006. The application of SFAS No. 156 is not expected to have a material impact on our financial condition or results of operations.

In February 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”). FIN 48 establishes a recognition threshold and measurement for income tax positions recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes . FIN 48 also prescribes a two-step evaluation process for tax positions. The first step is recognition and the second is measurement. For recognition, an enterprise judgmentally determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of related appeals or litigation processes, based on the technical merits of the position. If the tax position meets the more-likely-than-not recognition threshold it is measured and recognized in the financial statements as the largest amount of tax benefit that is greater than 50% likely of being realized. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements.

Tax positions that meet the more-likely-than-not recognition threshold at the effective date of FIN 48 may be recognized or, continue to be recognized, upon adoption of this Interpretation. The cumulative effect of applying the provisions of FIN 48 shall be reported as an adjustment to the opening balance of retained earnings for that fiscal year. FIN 48 is effective for fiscal years beginning after December 15, 2006. Accordingly, the Company plans to adopt FIN 48 on July 1, 2007. The Company is evaluating the impact of adoption of FIN 48 and is unable, at this time, to quantify the impact, if any, to retained earnings at the time of adoption.

(18)	Stock Offering

On June 30, 2006, the Boards of Directors of the Company and the Bank adopted a plan of stock issuance (“the Plan”) pursuant to which the Company will sell common stock, representing a minority ownership of the estimated pro forma market value of the Company which will be determined by an independent appraisal, to eligible depositors of the Bank and the Company’s qualified employee benefit plans in a stock subscription offering and, if necessary, to the general public in a community and/or syndicated community offering. The majority of the common stock will be owned by Oritani Financial Corp. Inc, MHC (a mutual holding company). The Plan is subject to the approval of the appropriate regulatory agencies and, if approved, it is anticipated the transaction will be completed in January, 2007.

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Oritani Savings Bank or Oritani Financial Corp. may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

Oritani Financial Corp.

Holding Company for Oritani Savings Bank

10,574,906 Shares of Common Stock

(Subject to Increase to up to 12,161,142 Shares)

PROSPECTUS

Sandler O’Neill + Partners, L.P.

            , 2006

Until the later of [offering date] or 30 days after the commencement of the offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

		Amount (1)
*	Registrant’s Legal Fees and Expenses	$285,000
*	Registrant’s Accounting Fees and Expenses	125,000
*	Marketing Agent Fees and Expenses	1,100,000
*	Appraisal and Business Plan Fees and Expenses	60,000
*	Printing, Postage and Mailing	125,000
*	Filing Fees (NASD, Nasdaq and SEC)	135,000
*	Transfer Agent and registrar fees and expenses	10,000
*	Certificate Printing	5,000
*	Other	20,000

*	Total	$1,865,000

*	Estimated
(1)	Fees are estimated at the midpoint of the offering range. Oritani Financial Corp. has retained Sandler O’Neill & Partners, L.P. to assist in the sale of common stock on a best efforts basis in the offerings.

Item 14. Indemnification of Directors and Officers

Article VI of the Bylaws of Oritani Financial Corp. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

The Company shall indemnify its directors, officer, and employees in accordance with the following requirements:

(a) Definitions and rules of construction.

(1) Definitions for purposes of this Article.

(i) Action. The term “action” means any judicial or administrative proceedings, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review:

(ii) Court. The term “court” includes, without limitation, any court to which or in which any appeal or proceeding for review is brought.

(iii) Final judgment. The term “final judgment” means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken.

(iv) Settlement. The term “settlement” includes entry of a judgment by consent or confession or a plea of guilty or nolo contendere.

(2) References in this Article to any individual or other person, including any savings bank, shall include legal representatives, successors, and assigns thereof.

(b) General. Subject to paragraphs (c) and (f) of this Article, the Company shall indemnify any person against whom an action is brought or threatened because that person is or was a director, officer, or employee of the Company, for:

(1) Any amount for which that person becomes liable under a judgment in such action; and

(2) Reasonable costs and expenses, including reasonable attorney’s fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this Article if he or she attains a favorable judgment in such enforcement action.

(c) Requirements. Indemnification shall be made to person under paragraph (b) of this Article only if:

(1) Final judgment on the merits is in his or her favor:

(2) In case of:

(i) Settlement

(ii) Final judgment against him or her, or

(iii) Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the Company determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for purpose he or she could reasonably have believed under the circumstances was in the best interests of the Company or its members.

However, no indemnification shall be made unless the Company gives the Office at least 60 days’ notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the District Director, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the Director of the Office advises the Company in writing, within such notice period, of his or her objection thereto.

(d) Insurance. The Company shall obtain insurance to protect it and its directors, officers, and employees from potential losses arising from claims against any of them for alleged wrongful acts, or wrongful acts, committed in their capacity as directors, officers, or employees. The Company may not obtain insurance which provides for payment of losses of any person incurred as a consequence of his or her willful or criminal misconduct.

(e) Payment of expenses. If a majority of the directors of the Company conclude that, in connection with an action, any person ultimately may become entitled to indemnification under this Article, the directors may authorize payment of reasonable costs and expenses, including reasonable attorneys’ fees, arising from the defense or settlement of such action. Nothing in this paragraph (e) shall prevent the directors of the Company from imposing such conditions on a payment of expenses as they deem warranted and in the interests of the Company. Before making advance payment of expenses under this paragraph (e), the Company shall obtain an agreement that the Company will be repaid if the person on whose behalf payment is made is later determined not to be entitled to such indemnification.

(f) Exclusiveness of provisions. The indemnification of any person referred to in paragraph 9b) shall be governed solely by these bylaws as provided for in 12 C.F.R. §545.121(b) and the obtaining of insurance as referred to in paragraph (d) shall be governed by paragraph (d) of 12. C.F.R. §545.121

Item 15. Recent Sales of Unregistered Securities

Not Applicable.

Item 16. Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a) List of Exhibits

1.1	Engagement Letter between Oritani Financial Corp., MHC, Oritani Financial Corp., Oritani Savings Bank and Sandler O’Neill & Partners, L.P.

1.2	Form of Agency Agreement between Oritani Financial Corp., MHC, Oritani Financial Corp., Oritani Savings Bank and Sandler O’Neill & Partners, L.P. *

2	Oritani Financial Corp. Stock Issuance Plan

3.1	Charter of Oritani Financial Corp.

3.2	Bylaws of Oritani Financial Corp.

4	Form of Common Stock Certificate of Oritani Financial Corp.

5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered

8	Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick

10.1	Employment Agreement between Oritani Financial Corp. and Kevin J. Lynch

10.2	Form of Employment Agreement between Oritani Financial Corp. and executive officers

10.3	Oritani Savings Bank Director Retirement Plan*

10.4	Oritani Savings Bank Benefit Equalization Plan*

10.5	Oritani Bancorp, Inc. Executive Supplemental Retirement Income Agreement*

21	Subsidiaries of Registrant

23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of KPMG LLP

23.3	Consent of FinPro, Inc.

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Oritani Financial Corp. and FinPro, Inc.

99.2	Business Plan Agreement between Oritani Financial Corp. and Feldman Financial Advisors

99.3	Letter of FinPro, Inc. with respect to Subscription Rights

99.4	Appraisal Report of FinPro, Inc.**

99.5	Marketing Materials, including Order and Acknowledgement Form.

*	To be filed supplementally or by amendment.
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection, during business hours, at the principal offices of the SEC in Washington, D.C.

(b) Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Washington, State of New Jersey on September 14, 2006.

ORITANI FINANCIAL CORP.

By:	/s/ Kevin J. Lynch
Kevin J. Lynch
Chief Executive Officer and President
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Oritani Financial Corp. (the “Company”) hereby severally constitute and appoint Kevin J. Lynch as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Kevin J. Lynch may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Kevin J. Lynch shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Kevin J. Lynch Kevin J. Lynch	Chief Executive Officer and President (Principal Executive Officer)	September 14, 2006

/s/ John M. Fields, Jr. John M. Fields, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 14, 2006

/s/ Nicholas Antonaccio Nicholas Antonaccio	Director	September 14, 2006

/s/ Michael A. DeBernardi Michael A. DeBernardi	Director	September 14, 2006

/s/ James J. Doyle, Jr. James J. Doyle, Jr.	Director	September 14, 2006

Signatures	Title	Date
/s/ Robert S. Hekemian, Jr. Robert S. Hekemian, Jr.	Director	September 14, 2006

/s/ John J. Skelly, Jr. John J. Skelly, Jr.	Director	September 14, 2006